   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999

                                                      REGISTRATION NO. 333-87665
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             METRON TECHNOLOGY N.V.
             (Exact name of registrant as specified in its charter)
                           --------------------------

          THE NETHERLANDS                            3559                              98-0180010
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                            ------------------------

                           1350 OLD BAYSHORE HIGHWAY
                                   SUITE 360
                          BURLINGAME, CALIFORNIA 94010
                                 (650) 373-1133

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                                EDWARD D. SEGAL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             METRON TECHNOLOGY N.V.
                           1350 OLD BAYSHORE HIGHWAY
                                   SUITE 360
                          BURLINGAME, CALIFORNIA 94010
                                 (650) 373-1133

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

         ALAN C. MENDELSON, ESQ.                         CHRISTOPHER L. KAUFMAN, ESQ.
      SUZANNE SAWOCHKA HOOPER, ESQ.                         WILLIAM DAVISSON, ESQ.
            COOLEY GODWARD LLP                                 LATHAM & WATKINS
          FIVE PALO ALTO SQUARE                             135 COMMONWEALTH DRIVE
           3000 EL CAMINO REAL                               MENLO PARK, CA 94025
         PALO ALTO, CA 94306-2155                               (650) 328-4600
              (650) 843-5000

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                3,750,000 SHARES

                        [METRON TECHNOLOGY LOGO]

                                 COMMON SHARES
                                ----------------

    Metron Technology N.V. is offering 2,300,000 common shares, and the selling shareholders are offering 1,450,000 common shares in a firmly underwritten offering. Metron will not receive any of the proceeds from the sale of shares by the selling shareholders. This is Metron's initial public offering, and no public market currently exists for Metron's common shares. Metron anticipates that the initial public offering price for its shares will be between $11.00 and $13.00 per share. After the offering, the market price for Metron's shares may be outside of this range.

                            ------------------------

    The common shares have been approved for quotation on the Nasdaq National Market under the symbol "MTCH," subject to official notice of issuance.

                            ------------------------

    INVESTING IN THE COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ---------------------

                                                    Per Share               Total
                                                    ---------               -----
Offering Price                                       $                   $
Discounts and Commissions to Underwriters            $                   $
Offering Proceeds to Metron                          $                   $
Offering Proceeds to the Selling Shareholders        $                   $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Metron Technology N.V. has granted the underwriters the right to purchase up to an additional 562,500 common shares to cover over-allotments. The underwriters can exercise this right at any time within thirty days after the offering. Banc of America Securities LLC expects to deliver the common shares to
investors on              , 1999.

BANC OF AMERICA SECURITIES LLC
                                      SG COWEN
                                                      U.S. BANCORP PIPER JAFFRAY
                                ----------------

               The date of this Prospectus is             , 1999.

Graphic depicting certain of Metron's principals' names with arrows pointing toward the Metron logo in the center of the page, below which arrows point toward the names of certain of Metron's customers.

Graphic depicting a map of the world indicating the locations of Metron's offices and facilities.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR EQUITY SHARES.

                               TABLE OF CONTENTS

                                                                PAGE
Prospectus Summary..........................................      3

Risk Factors................................................      6

Use of Proceeds.............................................     18

Dividend Policy.............................................     18

Capitalization..............................................     19

Dilution....................................................     20

Selected Consolidated Financial Data........................     21

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     22

Business....................................................     33

Management..................................................     42

Certain Transactions........................................     54

Principal and Selling Shareholders..........................     57

Description of Capital Shares...............................     59

Shares Eligible for Future Sale.............................     64

Underwriting................................................     66

Legal Matters...............................................     68

Experts.....................................................     68

Where You Can Find Additional Information...................     68

Index to Financial Statements...............................    F-1

    "METRON" AND THE METRON LOGO ARE REGISTERED TRADEMARKS OF METRON TECHNOLOGY N.V. IN THE UNITED STATES AND OTHER JURISDICTIONS. ALL OTHER TRADEMARKS OR SERVICE MARKS APPEARING IN THIS PROSPECTUS ARE TRADEMARKS OR SERVICE MARKS OF THE RESPECTIVE COMPANIES THAT USE THEM.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON SHARES. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, THE EFFECTIVENESS OF AN AMENDMENT TO OUR ARTICLES OF ASSOCIATION UPON COMPLETION OF THIS OFFERING AND THE CONVERSION OF METRON TECHNOLOGY FROM A "B.V." INTO AN "N.V." UNDER NETHERLANDS LAW. REFERENCES TO "GUILDERS" AND "NLG" ARE TO DUTCH GUILDERS, AND REFERENCES TO "DOLLARS," "U.S.$" AND "$" ARE TO UNITED STATES DOLLARS.

                               METRON TECHNOLOGY

    We are a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. On behalf of semiconductor materials and equipment suppliers, which we refer to as our principals, we provide a broad range of materials and equipment to leading semiconductor manufacturers such as Advanced Micro Devices, IBM, Intel, Lucent, Motorola, NEC Electronics, Philips, Infineon (Siemens) and STMicroelectronics. This enables our customers to purchase a broad range of products from a single supplier. We also provide semiconductor manufacturers with the ability to outsource a wide variety of silicon wafer fabrication facility, or fab, and equipment support services, such as materials management, cleanroom services and facility maintenance. These services enable our customers to increase fab productivity in a cost-effective manner, simplify and standardize their materials and equipment purchases and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with us, our principals can focus on product development and other core competencies, reduce their time to market and use our global network to better compete with larger companies that often have established sales, service and support infrastructures. Our principals are both independent companies that have developed emerging technologies and divisions of larger companies that have other primary products and markets and include Cabot, Entegris, FSI, Komatsu, Pall, Schumacher, SDI, Seiko Instruments and Zeiss.

    Demand by semiconductor manufacturers for global solutions is being driven by profitability pressures. As semiconductors have become increasingly complex, the manufacturing process requires a wide range of complex and expensive fabrication equipment and materials, and modern fabs can cost over $2.0 billion to build. At the same time, semiconductor average selling prices have consistently declined. Therefore, it is imperative that fabs quickly reach and maintain optimal productivity levels in order to maximize their return on investment. This necessitates around-the-clock manufacturing, which in turn requires effective materials management and support services to minimize equipment downtime.


    We work closely with our principals to support semiconductor manufacturers in numerous ways, from supplying materials to installing and servicing complex equipment. Our materials offerings include an extensive array of over 15,000 items, including wafer carriers and shippers, fluid and gas handling components, high purity chemicals and cleanroom products. Our equipment offerings include cleaning, microlithography, which refers to the part of the fabrication process during which an image is projected on to a wafer by passing light through a photomask, which is a high-purity quartz or glass plate used as the stencil in semiconductor device fabrication to create an integrated circuit design pattern on a semiconductor wafer, metrology, which refers to the measurement and inspection of the wafer during the fabrication process, photomask inspection and repair, which refers to the inspection and repair, if necessary, of the glass or quartz photomasks used during the microlithography process, and inspection and defect characterization, which refers to the process by which silicon wafers are inspected during and after fabrication, equipment. Our global infrastructure, developed over our 25-year history in the semiconductor industry, provides our principals with access to our extensive customer base, a technically sophisticated sales force and the ability to effectively provide global product service and support in all major semiconductor manufacturing markets in the world, except Japan.

    Our goal is to be the leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. The key elements of our strategy include:

    - leveraging our global infrastructure and expanding our leadership position;

    - continuing to broaden product and service offerings;

    - expanding our materials business;

    - fostering long-term relationships with our principals;

    - acquiring complementary businesses; and

    - expanding into Japan.

    We were incorporated under the laws of The Netherlands in October 1975. Our principal executive offices are located at 1350 Old Bayshore Highway, Suite 360, Burlingame, California 94010, and our telephone number is
(650) 373-1133. The address of our web site is "www.metrontech.com." Information contained on our web site is not a part of this prospectus.

                                  THE OFFERING

Common shares offered by Metron......................  2,300,000 shares

Common shares offered by the selling shareholders....  1,450,000 shares

Common shares to be outstanding after this             12,404,261 shares
  offering...........................................

Use of proceeds......................................  For working capital and general corporate purposes. We may also use a portion of the
                                                       proceeds to acquire complementary businesses.
                                                       See "Use of Proceeds."

Proposed Nasdaq National Market symbol...............  MTCH

    The number of common shares to be outstanding after this offering is based on the number of shares outstanding as of August 31, 1999 and does not include the following:

    - 1,986,348 shares subject to options outstanding as of August 31, 1999 at a weighted average exercise price of $5.50 per share;

    - 828,952 shares that we could issue under employee stock plans; and

    - 562,500 shares that may be purchased by the underwriters to cover over-allotments, if any.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    THREE MONTHS
                                                  FISCAL YEAR ENDED MAY 31,       ENDED AUGUST 31,
                                                ------------------------------   -------------------
                                                  1997       1998       1999       1998       1999
                                                --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net revenue.................................  $298,576   $275,024   $228,618   $56,922    $69,473
  Cost of revenue.............................   241,675    222,028    189,295    46,596     57,332
                                                --------   --------   --------   -------    -------
  Gross profit................................    56,901     52,996     39,323    10,326     12,141
  Selling, general, administrative and other
    expenses..................................    49,417     48,997     43,391    11,321     10,489
  Restructuring and merger costs..............       258        881      2,550       806         --
                                                --------   --------   --------   -------    -------
  Operating income (loss).....................     7,226      3,118     (6,618)   (1,801)     1,652
  Equity in net income (loss) of joint
    ventures..................................       273       (497)       267        44        (85)
  Other expense, net..........................      (602)       (71)      (397)     (212)      (198)
                                                --------   --------   --------   -------    -------
  Income (loss) before income taxes...........     6,897      2,550     (6,748)   (1,969)     1,369
  Provision (benefit) for income taxes........     2,699      1,448     (2,214)     (703)       466
                                                --------   --------   --------   -------    -------
  Net income (loss)...........................  $  4,198   $  1,102   $ (4,534)  $(1,266)   $   903
                                                ========   ========   ========   =======    =======

  Basic net income (loss) per share...........  $   0.40   $   0.11   $  (0.44)  $ (0.12)   $  0.09
  Diluted net income (loss) per share.........  $   0.37   $   0.10   $  (0.44)  $ (0.12)   $  0.08
  Shares used to compute basic net income
    (loss) per share(1).......................    10,386     10,369     10,325    10,341     10,104
  Shares used to compute diluted net income
    (loss) per share(1).......................    11,195     11,112     10,325    10,341     11,179

                                                                       AUGUST 31, 1999
                                                           ----------------------------------------
                                                                                       PRO FORMA
                                                            ACTUAL    PRO FORMA(2)   AS ADJUSTED(3)
                                                           --------   ------------   --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents..............................  $ 17,128     $ 17,128        $ 42,146
  Working capital........................................    23,993       23,993          49,011
  Total assets...........................................   112,431      112,431         137,449
  Total shareholders' equity.............................    30,831       32,804          57,822

------------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

(2) Pro forma to give effect to the termination of certain put rights as a result of the termination of a buy and sell agreement upon completion of this offering.

(3) Adjusted to reflect the sale by Metron of 2,300,000 common shares, assuming no exercise of the underwriters' over-allotment option, at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds after deducting the underwriting discounts and commissions and our estimated offering expenses.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON SHARES. INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE EVENTS DESCRIBED IN THE FOLLOWING RISKS OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED. IN ADDITION, THE TRADING PRICE OF OUR COMMON SHARES COULD DECLINE DUE TO ANY OF THE EVENTS DESCRIBED IN THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO METRON.

WE ARE DEPENDENT ON A FEW KEY PRINCIPALS FOR A MAJORITY OF OUR REVENUE; THEREFORE, THE LOSS OF ONE OR MORE OF OUR KEY PRINCIPALS COULD SERIOUSLY HARM OUR BUSINESS.


    If, for any reason, any of our key principals were to materially reduce their business or terminate their relationship with us, the loss of the key principal would have a material adverse effect on our business. In particular, if our commercial relationship with FSI or Entegris were to materially change or were terminated, our business would be significantly adversely affected due to the large percentage of our revenue generated by sales of these companies' products. For the fiscal year ended May 31, 1999, 24% of our total revenue was generated from the sale of products manufactured by FSI and 21% from the sale of products manufactured by Entegris. For more information about our relationships with FSI and Entegris, see also the risk titled "We are significantly controlled by FSI and Entegris, which may limit your ability to influence the outcome of director elections and other shareholder matters" and "Certain Transactions." In each of our last three fiscal years, a majority of our revenue came from the sale of products from five or fewer of the semiconductor materials and equipment companies we represent, who we refer to as our principals. Although the principals that comprise our largest sources of revenue may change from period to period, we expect that revenue from the sale of products of a relatively small number of principals will continue to account for a substantial portion of our revenue for at least the next five years.


    All of the semiconductor materials, equipment and products we market, sell, service and support are sold pursuant to agreements with our principals. These agreements are generally cancelable at will, subject to notification periods which range from 30 days to two years. We generally do not sell competing products in the same market, and therefore the number of principals we can represent at any one time is limited. It is likely that in the future some of our principals will terminate their relationships with us upon relatively short notice. If we lose a key principal, we may not be able to find a replacement quickly, or at all. The loss of a key principal may cause us to lose customers and incur expenses associated with ending our agreement with that principal. We may lose principals for various reasons, including:

    - mergers and acquisitions involving our principals and other semiconductor materials and equipment manufacturers that we do not represent;

    - a principal's decision to attempt to build a direct sales organization;

    - the expansion of a principal's product offerings to compete with the products of another principal, because we generally do not offer competing product lines;

    - a principal's dissatisfaction with our level or quality of service; and

    - the failure of a principal's business.

    We have lost principals in the past. For example, after Ontrak was acquired by Lam Research in August 1997, we ceased marketing and selling Ontrak products in Europe in September 1998 and in

South Korea in June 1998. In March 1999, A.G. Associates was acquired by Steag. As a result of this acquisition, we will cease marketing and selling A.G. Associates' products in September 1999. In July 1999, FSI sold its chemical management division to BOC Edwards. As a result of this divestiture, we are phasing out our marketing and sale of products of this division. In
October 1999, Applied Materials acquired Obsidian. As a result of the acquisition, we expect that Obsidian will terminate its agreement with us.

THE SEMICONDUCTOR INDUSTRY IS HIGHLY CYCLICAL, AND THEREFORE, A DOWNTURN MAY RESULT IN POOR OPERATING RESULTS.

    The recent downturn in the semiconductor industry has had a material adverse effect on our recent operating results. Our business depends in large part on the procurement expenditures of semiconductor manufacturers, which, in turn, depend on the current and anticipated demand for semiconductors and products utilizing semiconductors. The semiconductor industry is highly cyclical and historically has experienced periodic downturns, which often have resulted in decreased expenditures by semiconductor manufacturers. These downturns generally have adversely affected the sales, gross profits and operating results of semiconductor materials and equipment suppliers. From 1996 through 1998, the semiconductor industry experienced a downturn, which led semiconductor manufacturers to delay or cancel capital expenditures. During this downturn, some of our customers delayed or canceled purchases of semiconductor materials and equipment, which had a negative impact on our sales, gross profits and operating results. We cannot predict when downturns will occur and how we will be affected by future downturns.

IF WE ARE UNABLE TO SUCCESSFULLY IDENTIFY NEW PRODUCTS AND ENTER INTO AND IMPLEMENT ARRANGEMENTS WITH THE SUPPLIERS OF THESE PRODUCTS, OUR BUSINESS WILL BE SERIOUSLY HARMED.

    Any failure by us to enter into relationships with principals that anticipate or respond adequately to technological developments or customer requirements, or any significant delays in product development or introductions by these principals, could result in a loss of competitiveness and could materially adversely effect our business. The semiconductor materials and equipment market is subject to rapid technological change, changing customer requirements and frequent new product introductions. Because of this, the life cycle of products that we market and sell is difficult to determine. Our future success will depend to a significant extent on our principals' ability to keep pace with changes in the market and on our ability to identify and carry successful new product lines, particularly because we generally do not carry competing product lines.

WE FACE INTENSE COMPETITION FROM COMPANIES WITH SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL AND MARKETING RESOURCES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAINTAIN OR INCREASE SALES.

    We face intense competition on two distinct fronts: competition for product lines and competition for customers.


  IF WE ARE UNABLE TO COMPETE SUCCESSFULLY FOR PRODUCT LINES AGAINST INDEPENDENT SALES AND DISTRIBUTION COMPANIES THAT HAVE GREATER FINANCIAL RESOURCES, ARE MORE ESTABLISHED OR HAVE LONG-STANDING RELATIONSHIPS WITH SEMICONDUCTOR MATERIALS AND EQUIPMENT MANUFACTURERS, WE WILL BE UNABLE TO OFFER COMPETITIVE PRODUCTS, WHICH WILL NEGATIVELY IMPACT OUR SALES.


    We compete with independent sales and distribution companies for the right to sell specific product lines in specific territories. We believe that our most formidable competition comes from regionally established semiconductor materials and equipment distribution companies. Some of these independent sales and distribution companies have substantially greater financial resources to devote to a particular region than we do, are better established in particular regions than we are, have greater name recognition in their chosen markets than we have and have long-standing collaborative business relationships with semiconductor materials and equipment manufacturers which are difficult to overcome. If we are unable to effectively compete with sales and distribution companies to attract and retain principals, our business will be adversely effected.


  IF WE ARE UNABLE TO COMPETE FOR CUSTOMERS DUE TO OUR INABILITY TO PROVIDE
    SALES, MARKETING AND SUPPORT SERVICES OR PARTICULAR PRODUCT OFFERINGS, IT WILL ADVERSELY AFFECT OUR ABILITY TO MAINTAIN OR INCREASE SALES.


    We compete for orders from semiconductor manufacturers with established semiconductor materials and equipment manufacturers who sell directly to customers and with independent sales and distribution companies and sales representatives. We believe that to compete effectively for customers we must maintain a high level of investment in marketing, customer service and support in all of the markets in which we operate, and we may not have sufficient financial resources, technical expertise or marketing, services and support capabilities to continue to compete successfully in the future. Some of our competitors have greater name recognition in the territories they serve and have long-standing relationships with semiconductor manufacturers that may give them an advantage in attracting and retaining customers. Furthermore, we believe that once a semiconductor manufacturer has selected a particular product for a specific use from a vendor that is not one of our principals, it may be difficult to achieve significant sales of a competing product to that customer unless there are compelling reasons for the customer to switch products, such as significant performance or cost advantages.

    We anticipate that as we continue to diversify our product portfolio and expand into new markets for our principals' products, we will encounter additional competition for customers. If we cannot continue to compete successfully for customers in the future, it will have a significant negative impact on our business.

THE MANAGEMENT INFORMATION SYSTEMS THAT WE CURRENTLY USE IN OUR DAY-TO-DAY OPERATIONS ARE NOT INTEGRATED ACROSS COUNTRY BORDERS AND NEED TO BE UPGRADED. UPGRADING THEM WILL BE COSTLY, AND IF THE NEW SYSTEM IS NOT SUCCESSFULLY IMPLEMENTED, OUR BUSINESS MAY SUFFER MATERIAL ADVERSE CONSEQUENCES.

    While our financial reporting management information system is integrated and operational, our current management information systems that we use to control our day-to-day operations are not integrated across country borders. To accommodate growth in the past, we have had to hire additional people to compensate for the lack of a fully-functional, integrated operations management information system. We anticipate that we will need to invest in a new operations management information system in order to maintain our current level of business and accommodate any future growth. We anticipate that the total costs associated with the implementation of the new system will be approximately $3.0 to $4.0 million and that the system will be implemented over the next
18 months. Any failure to successfully choose and implement a new operations management information system may result in delayed growth, increased inefficiency due to a lack of centralized data, higher inventories, increased expenses associated with employing additional employees, a loss of our investment in the new operations management information system and may have additional material adverse effects on our business.

WE NEED TO SUCCESSFULLY MANAGE THE ANTICIPATED EXPANSION IN OUR OPERATIONS OR OUR BUSINESS MAY SUFFER MATERIAL ADVERSE CONSEQUENCES.

    Any failure by us to effectively manage future expansion and the system and procedural transitions required by expansion could seriously harm our business and our operating results. We have expanded our operations in the past and anticipate future expansion of our operations through acquisitions and otherwise. Our growth has placed and will continue to place significant demands on our management, operational, financial and technical resources, as well as our accounting and control systems, as we work to integrate geographically dispersed offices and administrative personnel, diverse service and maintenance operations and different accounting and financial systems. Our future operating results will depend on the ability of our management and other employees to:

    - continue to implement and improve our operational, customer support and financial control systems;

    - recruit, train, manage and motivate our employees;

    - identify companies that are strategic acquisition candidates and successfully acquire and integrate them with our existing business;

    - communicate information efficiently throughout our organization; and

    - work effectively with principals and customers.

    We cannot predict whether these efforts will be successful or will occur in a timely or efficient manner. We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned operational systems, procedures and controls may not be adequate to support our future operations. The difficulties associated with installing and implementing new systems, procedures and controls may place a significant burden on our management and our internal resources. Delays in the implementation of new systems or operational disruptions when we transition to new systems would impair our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information on a timely and accurate basis.

WE MAY NOT BE SUCCESSFUL IN ANY EFFORT TO PENETRATE JAPAN, WHICH COULD LIMIT OUR FUTURE GROWTH.

    We do not market and sell products to semiconductor manufacturers in Japan. However, approximately 21% of the world's production of semiconductors takes place in Japan. Accordingly, to reach all of the world's major semiconductor markets, we will need to establish or acquire sales and marketing capabilities in Japan. Historically, it has been difficult for non-Japanese companies to succeed in establishing themselves in Japan, and we believe that expanding our operations to Japan would be both expensive and time-consuming and would place additional demands on our management. In addition, FSI and Entegris have existing arrangements for the sale, service and support of their products in Japan and have not indicated that they would modify such arrangements in the event that Metron establishes or acquires sales and marketing capabilities in Japan. We cannot predict whether any of our efforts to penetrate the Japanese market will be successful. If we are not successful in our efforts to penetrate the Japanese market, our future growth may be limited.

WE EXPECT CONTINUED DOWNWARD PRESSURE ON THE GROSS MARGINS OF THE PRODUCTS WE SELL, AND AS A RESULT, IF WE ARE UNABLE TO CONTINUE TO DECREASE OUR EXPENSES AS A PERCENTAGE OF SALES, WE WILL BE UNABLE TO INCREASE OR MAINTAIN OUR OPERATING MARGINS.

    Particularly during industry down cycles, pressure on the gross margins of the products we sell is intense and can adversely impact our financial performance. We have experienced significant downward pressure on our gross margins mainly as a result of sales discounts offered by our competitors and pressure from our customers to reduce prices and from our principals to reduce the discounts they provide to us. This, in turn, has put significant downward pressure on our operating margins. To maintain or increase our gross margins, we must develop and maintain relationships with principals who introduce new products and product enhancements on a timely basis. As a result of continued pressure on gross margins, we must find ways to decrease our selling, general, administrative and other expenses as a percentage of sales to increase or maintain our operating margins. If our principals cannot continue to innovate, if we cannot maintain our relationships with the innovating principals, or if we cannot successfully manage our selling, general, administrative and other expenses, our operating margins may decrease. If our operating margins decline as a result of these factors, our business would be harmed.

OUR EMPLOYMENT COSTS IN THE SHORT-TERM ARE TO A LARGE EXTENT FIXED, AND THEREFORE ANY UNEXPECTED REVENUE SHORTFALL COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    Our operating expense levels are based in significant part on our head count, which is generally driven by longer-term revenue goals. For a variety of reasons, particularly the high cost and disruption of lay-offs and the costs of recruiting and training, our head count in the short-term is, to a large extent, fixed. In particular, approximately half of our employees are in Europe, and the costs associated with the reduction of our labor force in Europe are high. Accordingly, we may be unable to reduce employment costs in a timely manner to compensate for any unexpected revenue or gross margin shortfall, which could have a material adverse effect on our operating results.

WE MAY BEAR INVENTORY RISK DUE TO AN INABILITY TO RETURN PRODUCTS, AND IF WE ARE UNABLE TO MANAGE OUR INVENTORY EFFECTIVELY, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

    We bear inventory risk because we generally take title to our products when we receive them from our principals, and we cannot always return products to the principal in the event the products are not sold. Our customers do not always purchase at the time or in the quantities we originally anticipated. For example, as a result of the industry downturn in 1997 and 1998, we had excess inventory for which we booked reserves in both the United States and Asia. Typically, products cannot be returned to principals after they have been in our inventory for a certain period of time; this time period varies depending on the product and the principal. In addition, although it is typical when a relationship with a principal terminates for that principal to repurchase most of the inventory we have of that principal's products, it is possible under certain circumstances that a principal may be unable or unwilling to repurchase our inventory. If we fail to manage our inventory and accumulate substantial product that cannot be returned, our operating results could be adversely affected. Furthermore, if a principal cannot provide refunds in cash for the inventory we desire to return, we may be forced to dispose of inventory below cost, and this may have a material adverse effect on our financial condition.

OUR REVENUE AND OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS, WHICH COULD ADVERSELY AFFECT OUR SHARE PRICE.

    In the past, we have experienced fluctuations in our quarterly and annual operating results and anticipate that these fluctuations will continue in the future due to a variety of factors, many of which are out of our control. Fluctuations in our results could cause our share price to decline substantially. We believe that period-to-period comparisons of our results of operations may not be meaningful, and you should not rely upon them as indicators of our future performance. Our sales in, and the operating results for, a particular quarter can vary significantly due to a variety of factors, including those described elsewhere in this prospectus and the following:

    - THE TIMING OF SIGNIFICANT CUSTOMER ORDERS AND CUSTOMER SPENDING PATTERNS. During industry downturns, our customers may ask us to delay or even cancel the shipment of previously firm orders. Delays and cancellations may adversely affect our operating results in any particular quarter if we are unable to recognize revenue for particular sales in the quarter in which those sales were expected.

    - THE TIMING OF PRODUCT SHIPMENTS BY OUR PRINCIPALS. For the most part, we recognize sales upon the shipment of goods to our customers. Most of the equipment and some of the materials we sell are shipped by the principal directly to our customers, and we do not necessarily have any control over the timing of a particular shipment. If we are unable to recognize revenue for a particular sale in the quarter in which that sale was expected, our operating results in that particular quarter will be negatively affected.

    - THE TIMING OF NEW PRODUCT AND SERVICE ANNOUNCEMENTS BY OUR PRINCIPALS AND THEIR COMPETITORS. New product announcements by our principals and their competitors could cause our customers to delay a purchase or to decide to purchase products of one of our principal's competitors which would adversely affect our revenue and, therefore, our results of operations. New product announcements by others may make it necessary for us to reduce prices on our products or offer more service options, which could adversely impact operating margins and net income.

    - THE MIX OF PRODUCTS SOLD AND THE MARKET ACCEPTANCE OF OUR NEW PRODUCT LINES. The mix of products we sell varies from period to period, and because margins vary amongst or within different product lines, this can adversely affect our results of operations. If we fail to sell our products which generate higher margins, our average gross margins may be lower than expected. If we fail to sell our new product lines, our revenue may be lower than expected.

    - GENERAL GLOBAL ECONOMIC CONDITIONS OR ECONOMIC CONDITIONS IN A PARTICULAR REGION. When economic conditions in a region or worldwide worsen, customers may delay or cancel their orders. There may also be an increase in the time it takes to collect from our customers or even outright defaults in payments. This can negatively affect our cash flow and our results.

    - COSTS WE MAY INCUR IF WE BECOME INVOLVED IN FUTURE LITIGATION. Litigation is often costly, and even if we are successful in defending or making any claim, the expenses incurred may significantly impact our results.

    As a result of the factors listed above, our future operating results are difficult to predict. Further, we base our current and future expense plans in significant part on our expectations of our longer-term future revenue. As a result, we expect our expense levels to be relatively fixed in the short-run. An unanticipated decline in revenue for a particular quarter may disproportionately affect our net income in that quarter. If our revenue is below our projections, then our operating results will also be below expectations and, as we have in the past, we may even have losses in the short-run. Any one of the factors listed above, or a combination thereof, could adversely affect our quarterly results of operations, and consequently may cause a decline in our share price.

WE DEPEND ON SALES TO A RELATIVELY SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUE, AND IF ANY OF OUR LARGE CUSTOMERS WERE TO STOP OR REDUCE THEIR PURCHASING FROM US, IT WOULD MATERIALLY AND ADVERSELY AFFECT OUR REVENUE.

    A loss or a significant reduction or delay in sales to any of our major customers could materially and adversely affect our revenue. We depend on a small number of customers for a substantial portion of our revenue. During fiscal 1999, our top 10 customers accounted for an aggregate of 32% of our sales. Although a ranking by revenue of our largest customers will vary from period to period, we expect that revenue from a relatively small number of customers will account for a substantial portion of our revenue in any accounting period for the foreseeable future. Consolidation in the semiconductor industry may result in increased customer concentration and the potential loss of customers as a result of acquisitions. Unless we diversify and expand our customer base, our future success will significantly depend upon certain factors which are not within our control, including:

    - the timing and size of future purchase orders, if any, from our larger customers;

    - the product requirements of our customers; and

    - the financial and operational success of our customers.

    If any of our largest customers were to stop or reduce their purchasing from us, our financial results could be adversely affected. A significant decrease in sales to a major customer or the deferral or cancellation of any significant order would have a material adverse effect on our operating results.

OUR SALES CYCLE, PARTICULARLY FOR EQUIPMENT, IS LONG AND UNPREDICTABLE, WHICH COULD REQUIRE US TO INCUR HIGH SALES AND MARKETING EXPENSES WITH NO ASSURANCE THAT A SALE WILL RESULT.

    Sales cycles for some of our products, particularly equipment, can run as long as 12 to 18 months. As a result, we may not recognize revenue from efforts to sell particular products for extended periods of time. We believe that the length of the sales cycle may increase as some current and potential customers of our key principals centralize purchasing decisions into one decision-making entity. We expect this may intensify the evaluation process and require us to make additional sales and marketing expenditures with no assurance that a sale will result.

WE HAVE NOT YET DEVELOPED A STRATEGY TO SELL TO OUR CUSTOMERS OVER THE INTERNET, AND IF A COMPETITOR DEVELOPS AND IMPLEMENTS AN EFFECTIVE E-COMMERCE STRATEGY, WE MAY LOSE SOME OF OUR CUSTOMERS, WHICH WOULD HAVE A NEGATIVE IMPACT ON OUR RESULTS OF OPERATIONS.

    We have not developed a strategy to sell to our customers over the Internet, but we plan to develop an e-commerce strategy in the future. Because rights to sell principals' products are granted only for specific territories and sales conducted over the Internet may occur anywhere around the globe, it is difficult to adopt e-commerce practices in this industry. If principals decide to directly distribute their products over the Internet, if our competitors develop a successful strategy for engaging in e-commerce or if our customers require e-commerce capability, we may lose customers, which would have a negative impact on our revenue and on our operating results.

WE FACE YEAR 2000 RISKS.

    The year 2000 problem arises because many older computer hardware and software systems use only two digits to represent the year. As a result, these systems and programs cannot distinguish between 20(th) and 21(st) century dates, which may cause errors in information or system failures. Failure by us to identify and remediate all material year 2000 risks could adversely affect our business, financial condition and results of operations. Some of the risks you should be aware of include:

    - we cannot assure you that the entities that we rely on for products and services that are important for our business, including our principals, will be successful in addressing all of their software and systems problems in order to operate without disruption in the year 2000;

    - our customers or potential customers may be affected by year 2000 issues that may, in part, cause a reduction, delay or cancellation of customer orders; cause a delay in payments for products shipped; or cause customers to expend significant resources on year 2000 compliance matters rather than the products we sell; and

    - we have not developed a contingency plan related to a failure of our, or a third party's, year 2000 remediation efforts and may not be prepared if this occurs.

    Although we have not yet determined the most-likely worst-case year 2000 scenarios or quantified the likely impact of these scenarios, it is clear that the occurrence of one or more of the risks described above could have a material adverse effect on our business, financial condition or results of operations. While we have made efforts to notify our customers who have purchased potentially non-compliant products, we cannot be sure that these customers will not assert claims against us alleging that the purchased products should have been year 2000 compliant at the time of purchase, which could result in costly litigation and divert management's attention.

RISKS RELATED TO OUR INTERNATIONAL OPERATIONS.

ECONOMIC DIFFICULTIES IN COUNTRIES IN WHICH WE SELL OUR PRODUCTS CAN LEAD TO A DECREASE IN DEMAND FOR OUR PRODUCTS AND IMPAIR OUR FINANCIAL RESULTS.

    The volatility of general economic conditions and fluctuations in currency exchange and interest rates can lead to decreased demand in countries in which we sell product. For example, in 1997 and 1998 many Asian countries experienced economic and financial difficulties. During this period, we experienced cancellation or delay of orders for our products from customers in Asia, thus adversely affecting our results of operations. Moreover, any economic, banking or currency difficulties experienced by countries in which we have sales may lead to economic recession in those countries. This in turn may result in the cancellation or delay of orders for our products from customers in these countries, thus adversely affecting our results of operations.

MOST OF OUR PRODUCT SALES ARE OUTSIDE THE UNITED STATES, AND CURRENCY FLUCTUATIONS MAY IMPAIR OUR FINANCIAL RESULTS.

    While most of our international sales are denominated in dollars, some are denominated in various foreign currencies. To the extent that our sales and operating expenses are denominated in foreign currencies, our operating results may be adversely affected by changes in exchange rates. For example, in fiscal 1997, we recorded exchange losses of approximately $600,000. Given the number of currencies involved, the substantial volatility of currency exchange rates, and our constantly changing currency exposures, we cannot predict the effect of exchange rate fluctuations on our future operating results. Although we engage in foreign currency hedging transactions from time to time, these hedging transactions can be costly, and therefore, we do not attempt to cover all potential foreign currency exposures. These hedging techniques do not eliminate all of the effects of foreign currency fluctuations on anticipated revenue.

    In addition, the transition period from legacy currencies to the euro currently is set to expire January 1, 2002. We are assessing our information technology systems to determine whether they will accommodate the eventual elimination of the legacy currencies. If our information technology systems are unable to do so, they would have to be upgraded or replaced.

IF WE OR OUR NON-UNITED STATES SUBSIDIARIES ARE DEEMED SUBJECT TO UNITED STATES TAXES, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS MAY SUFFER.

    Metron and its non-United States subsidiaries conduct most of their activities in a manner which we believe does not constitute the conduct of a trade or business in the United States. Accordingly, although we report taxable income and pay taxes in the countries where we operate, including the United States, we believe that income earned by Metron and its non-United States subsidiaries from operations outside the United States is not reportable in the United States for tax purposes and is not subject to United States income tax. If income earned by us or our non-United States subsidiaries from operations outside the United States is determined to be income effectively connected to an United States trade or business and as a result becomes taxable in the United States, we could be subject to United States taxes on this income. If we were to be deemed to be subject to these taxes, our business, financial condition and results of operations might be materially and adversely affected.

RISKS RELATED TO INVESTING IN OUR INITIAL PUBLIC OFFERING.

WE ARE SIGNIFICANTLY CONTROLLED BY FSI AND ENTEGRIS, WHICH MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER SHAREHOLDER MATTERS.

    Prior to this offering, FSI owned 32.7% and Entegris owned 32.7% of our outstanding shares, and following the offering, FSI will own 21.8% and Entegris will own 21.8% of our outstanding shares. By virtue of their share ownership and the fact that each holds one of the four seats on our supervisory board, FSI and Entegris can exercise significant voting and management control over Metron. As a result, each of these shareholders will have significant influence over all matters requiring shareholder or supervisory board approval, including the election of directors and approval of significant corporate transactions, which may have the effect of delaying or preventing a third party from acquiring control over us.

WE WILL HAVE BROAD DISCRETION AS TO THE USE OF THE OFFERING PROCEEDS.

    We have not allocated the majority of the net proceeds of this offering for specific uses, and our shareholders may disagree with the uses to which management puts the proceeds from this offering. We may use a portion of the net proceeds to acquire additional businesses or to invest in one or more principals that we believe will complement or enhance our current or future business. We cannot be certain that we will be able to use the proceeds to earn a favorable return.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL, AND ANY INABILITY TO RAISE REQUIRED FUNDS COULD HARM OUR BUSINESS.

    We expect the net proceeds from this offering, cash from operations and borrowings under our credit facilities will be sufficient to meet our working capital and capital expenditure needs for the foreseeable future. However, we may need to raise additional capital to acquire or invest in complementary businesses. Further, if we issue additional equity securities, the ownership stakes of our existing shareholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those of our existing common shares. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop our business, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, all of which could seriously harm our business and results of operations.

NEW INVESTORS IN OUR COMMON SHARES WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price is substantially higher than the book value per share of our common shares. Investors purchasing common shares in this offering will, therefore, incur immediate dilution of $7.54 in net tangible book value per common share. Investors will incur additional dilution upon the exercise of outstanding share options. See "Dilution."

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON SHARES AND FOLLOWING THE OFFERING, OUR SHARE PRICE MAY BE VOLATILE.

    There has not been a public market for our common shares prior to this offering, and a liquid trading market for our shares may not develop following this offering. The initial price for our common shares to be sold in the offering has been determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common shares could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including factors discussed elsewhere in this prospectus and the following:

    - failure to meet the published expectations of securities analysts for a given quarterly period;

    - changes in financial estimates by securities analysts;

    - changes in market values of comparable companies;

    - stock market price and volume fluctuations, which are particularly common among securities of high technology companies;

    - stock market price and volume fluctuations attributable to inconsistent trading volume levels;

    - additions or departures of key personnel; and

    - commencement of our involvement in litigation.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation may result in substantial costs and divert management's attention and resources, which may seriously harm our business.

SUBSTANTIAL SALES OF SHARES MAY IMPACT THE MARKET PRICE OF OUR COMMON SHARES.

    If our shareholders sell substantial amounts of our common shares, including shares issued upon the exercise of outstanding options, the market price of our common shares may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. After completion of this offering, we will have outstanding 12,404,261 common shares, assuming no exercise of outstanding options after August 31, 1999. All of the shares sold in this offering will be freely tradable. 139,341 additional shares are eligible to be sold immediately, of these 12,300 are subject to volume limitations, under federal securities laws. 2,200 restricted shares will be eligible for sale 90 days after the date of this offering. 8,590,945 shares are subject to lock-up arrangements between the shareholders and us or the underwriters. 8,590,945 shares will be eligible for sale in the public market 180 days following the date of this prospectus. Of these shares 8,060,867 shares will be subject to volume limitations, under federal securities laws. The remaining 5,000 shares will be eligible for sale in the public market subject to volume restrictions on March 17, 2000.

    If our shareholders sell substantial amounts of common shares (including shares issued upon the exercise of outstanding options) in the public market, the market price of our common shares could fall.

WE DO NOT INTEND TO PAY DIVIDENDS.

    We have never declared or paid any cash dividends on our capital shares. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

RISKS RELATED TO BEING A DUTCH COMPANY.

OUR SUPERVISORY BOARD HAS THE AUTHORITY TO ISSUE SHARES WITHOUT SHAREHOLDER APPROVAL, WHICH MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

    As a Netherlands "NAAMLOZE VENNOOTSCHAP," or N.V., we are subject to requirements not generally applicable to corporations organized in United States jurisdictions. Among other things, under Netherlands law the issuance of shares of a N.V. company must be approved by the shareholders unless the shareholders have delegated this authority to issue shares to another corporate body. Our articles of association provide that the shareholders have the authority to resolve to issue shares, common or preferred, and may designate the Metron board of supervisory directors as the corporate body with the authority to adopt the resolution to issue shares, but this designation may not exceed a period of five years. Our articles also provide that as long as the supervisory board has the authority to adopt a resolution to issue shares, the shareholders shall not have the authority to adopt this resolution. Pursuant to the Metron articles, the supervisory board will have the authority to adopt resolutions to issue shares until five years from the date of the deed of conversion from a B.V. to an N.V. and the related amendment of the articles. This authorization of the supervisory board may be renewed by the shareholders from time to time. As a result, our supervisory board has the authority to issue common and preferred shares without shareholder approval.

    The issuance of preferred shares could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding shares of our share capital.

IT MAY NOT BE POSSIBLE TO ENFORCE UNITED STATES JUDGMENTS AGAINST NETHERLANDS CORPORATIONS, DIRECTORS AND OTHERS.

    Our articles provide that Metron has two separate boards of directors, a managing board and a supervisory board. One of our managing directors resides outside of the United States. A significant percentage of our assets are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon the managing director who lives outside the United States. Furthermore, judgments of United States courts, including judgments against us, our directors or our officers predicated on the civil liability provisions of the federal securities laws of the United States, are not directly enforceable in The Netherlands.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DUTCH LAW COULD DISCOURAGE POTENTIAL ACQUISITION PROPOSALS AND COULD DELAY, DETER OR PREVENT A CHANGE IN CONTROL.

    Our articles of association and the applicable law of The Netherlands contain provisions that may be deemed to have anti-takeover effects. These provisions may delay, defer or prevent a takeover attempt that a shareholder might consider in the best interest of our shareholders. For example, our articles may be amended only pursuant to a proposal of the supervisory board followed by a resolution of the general meeting of shareholders. To amend our articles requires that at a general meeting of shareholders, (1) more than half of the issued share capital is represented and (2) the resolution to amend the articles is supported by a two-thirds majority of the valid votes cast. This supermajority voting requirement may have the effect of discouraging a third party from acquiring a majority of the outstanding Metron shares. In addition, these provisions could have a negative impact on our stock price. Furthermore, some United States tax laws may discourage third parties from accumulating significant blocks of our common shares. For a more full description of anti-takeover measures, see "Description of Capital Shares."


IF WE ARE CLASSIFIED AS A "CONTROLLED FOREIGN CORPORATION," OUR 10% OR MORE UNITED STATES SHAREHOLDERS COULD BE TAXED ON DIVIDENDS PAID BY OUR OPERATING SUBSIDIARIES TO US, EVEN IN THE ABSENCE OF A DISTRIBUTION OF OUR INCOME TO THEM. BECAUSE UNITED STATES SHAREHOLDERS OF MORE THAN 10% OF OUR COMMON SHARES HELD, IN THE AGGREGATE, 65.6% OF OUR COMMON SHARES AS OF AUGUST 31, 1999, THEY MIGHT DISCOURAGE US FROM HAVING OUR OPERATING SUBSIDIARIES PAY US DIVIDENDS, WHICH MIGHT LIMIT OUR ABILITY TO MOVE OUR FINANCIAL RESOURCES AROUND OUR OPERATIONS.



    Following this offering, we do not believe that we will be a "controlled foreign corporation" for the purposes of United States tax law. However, we are currently classified as a "controlled foreign corporation" and we may again be so classified if the sum of the percentage ownership by all United States holders of more than 10% of our common shares were greater than 50% by voting power or value. As of August 31, 1999, United States shareholders of more than 10% of our common shares held, in the aggregate, 65.6% of our common shares. In the event we are determined to be a "controlled foreign corporation" after this offering, our 10% or more United States shareholders could be taxed on dividends paid by our operating subsidiaries to us, even in the absence of a distribution of our income to them. Because United States shareholders of more than 10% of our common shares held a majority of our common shares as of August 31, 1999, they might discourage us from having our operating subsidiaries pay us dividends, which might limit our flexibility in utilizing our financial resources throughout the consolidated company.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements." These statements involve known and unknown risks, uncertainties, and other factors that may cause our, or our industry's, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These factors are listed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "expects," "anticipates," "intends," "may," "should," "plans," "believes," "seeks," "estimates," "could," "would" or the negative of such terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

    We expect to receive net proceeds of approximately $25,018,000, after deducting underwriting discounts and estimated offering expenses, from the sale of 2,300,000 common shares, and an additional $6,277,500 from the sale of 562,500 common shares if the underwriters' over-allotment option is exercised in full, at an assumed initial public offering price of $12.00 per share. We will not receive any proceeds from the sale of common shares by the selling shareholders.

    We intend to use the proceeds of the offering for working capital and general corporate purposes, including sales, marketing, customer support and other activities related to our business. We may also use a portion of the net proceeds to acquire additional businesses or to invest in one or more of our principals that we believe will complement or enhance our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture.

    The amounts that we actually expend for working capital and other general corporate purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending such uses, we intend to invest the net proceeds of the initial public offering in investment grade interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common shares. We currently intend to retain any future earnings to fund the development and growth of the our business. Therefore, we currently do not anticipate paying any cash dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of August 31, 1999: (1) on an actual basis; (2) pro forma to give effect to the termination of certain put rights as a result of the termination of a buy-sell agreement upon completion of this offering; and (3) pro forma as adjusted to give effect to the sale of 2,300,000 common shares offered in this offering and to give effect to the receipt of the estimated net proceeds from the sale of such shares at an assumed initial public offering price of $12.00 per share and the application of the net proceeds from such sale.

    The capitalization information set forth in the table below is qualified by, and you should read it in conjunction with, our more detailed Consolidated Financial Statements and the related Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                AUGUST 31, 1999
                                                      ------------------------------------
                                                                                PRO FORMA
                                                       ACTUAL     PRO FORMA    AS ADJUSTED
                                                      --------   -----------   -----------
                                                                 (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Short-term debt (including current portion of
  long-term debt)...................................
                                                      $ 15,111     $ 15,111      $ 15,111
                                                      ========     ========      ========

Long-term debt (excluding current portion)..........  $  1,101     $  1,101      $  1,101
Common shares subject to Buy-Sell Agreement.........     1,973           --            --

Shareholders' equity:
  Preferred shares: NLG 0.96 par value, 10,000,000
    shares authorized; no shares issued and
    outstanding, actual; no shares issued and
    outstanding, pro forma and pro forma as
    adjusted........................................        --           --            --
  Common shares: NLG 0.96 par value, 40,000,000
    shares authorized; 10,385,268 shares issued and
    10,104,261 shares outstanding, actual and pro
    forma; 12,685,268 shares issued and
    12,404,261 shares outstanding, pro forma as
    adjusted........................................     3,030        5,003        30,021
  Retained earnings.................................    31,089       31,089        31,089
  Cumulative other comprehensive loss...............    (3,157)      (3,157)       (3,157)
  Treasury shares: 281,007..........................      (131)        (131)         (131)
                                                      --------     --------      --------
    Total shareholders' equity......................  $ 30,831     $ 32,804      $ 57,822
                                                      --------     --------      --------
    Total capitalization............................  $ 33,905     $ 33,905      $ 58,923
                                                      ========     ========      ========

    This table excludes the following shares as of August 31, 1999:

    - 1,986,348 shares subject to options outstanding as of August 31, 1999 at a weighted average exercise price of $5.50 per share; and

    - 828,952 additional shares that could be granted under our stock plans.

                                    DILUTION

    Our pro forma tangible book value as of August 31, 1999 was $30,338,000, or approximately $3.00 per share. Pro forma net tangible book value per share represents the amount of our total assets less total liabilities, divided by the number of common shares outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common shares in this offering and the net tangible book value per common share immediately after the completion of this offering. After giving effect to the sale of the 2,300,000 common shares in this offering at an assumed initial public offering price of $12.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at August 31, 1999 would have been $55,356,000, or approximately $4.46 per share. This represents an immediate increase in pro forma net tangible book value of $1.46 per share to existing shareholders and an immediate dilution in net tangible book value of $7.54 per share to purchasers of common shares in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.........             $  12.00
  Pro forma net tangible book value per share as of
    August 31, 1999.....................................  $   3.00
  Increase in net tangible book value per share
    attributable to new investors.......................      1.46
                                                          --------
Pro forma net tangible book value per share after
  offering..............................................                 4.46
                                                                     --------
Dilution in net tangible book value per share to new
  investors.............................................             $   7.54
                                                                     ========

    The following table sets forth, on a pro forma basis as of August 31, 1999, after giving effect to the difference between the number of common shares purchased from us, the total cash consideration paid and the average price per share paid by existing holders of common shares and by the new investors, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $12.00 per share:

                              SHARES PURCHASED          TOTAL CONSIDERATION         AVERAGE
                           ----------------------      ----------------------        PRICE
                             NUMBER      PERCENT         AMOUNT      PERCENT       PER SHARE
                           -----------   --------      -----------   --------      ---------
Existing shareholders....   11,355,809     83.2%       $10,147,000     26.9%        $ 0.89
New investors............    2,300,000     16.8         27,600,000     73.1         $12.00
                           -----------    -----        -----------    -----
    Total................   13,655,809    100.0%       $37,747,000    100.0%
                           ===========    =====        ===========    =====

    This table includes the following shares as of August 31, 1999:

    - 1,251,548 shares subject to exercisable options outstanding as of August 31, 1999 at a weighted average exercise price of $4.11 per share.

    This table excludes the following shares as of August 31, 1999:

    - 734,800 shares subject to unexercisable options outstanding as of August 31, 1999 at a weighted average exercise price of $7.87 per share; and


    - 828,952 additional shares that could be issued under our stock plans.


    The sale of common shares by the selling shareholders in this offering will reduce the number of common shares held by existing shareholders to 9,905,809, or approximately 72.5% of the total number of common shares outstanding upon the closing of this offering; and will increase the number of shares held by new public investors to 3,750,000, or approximately 27.5% of the total number of common shares outstanding after this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The tables that follow present portions of our consolidated financial statements and are not complete. You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements and the related Notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended May 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of May 31, 1998 and 1999, are derived from and are qualified in their entirety by our Consolidated Financial Statements that have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended May 31, 1995 and 1996, and the consolidated balance sheet data as of May 31 1995, 1996 and 1997 are derived from our audited consolidated financial statements which do not appear elsewhere in this prospectus. The selected consolidated statement of operations data for the three-month periods ended August 31, 1998 and 1999 and the selected consolidated balance sheet data at August 31, 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair statement of the results for those periods. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year.

                                                                                                            THREE MONTHS
                                                               FISCAL YEAR ENDED MAY 31,                  ENDED AUGUST 31,
                                                  ----------------------------------------------------   -------------------
                                                    1995       1996       1997       1998       1999       1998       1999
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net revenue...................................  $167,681   $283,325   $298,576   $275,024   $228,618   $56,922    $ 69,473
  Cost of revenue...............................   130,921    223,292    241,675    222,028    189,295    46,596      57,332
                                                  --------   --------   --------   --------   --------   -------    --------
  Gross profit..................................    36,760     60,033     56,901     52,996     39,323    10,326      12,141
  Selling, general, administrative and other
    expenses....................................    23,229     43,989     49,417     48,997     43,391    11,321      10,489
  Restructuring and merger costs................        --         --        258        881      2,550       806          --
                                                  --------   --------   --------   --------   --------   -------    --------
  Operating income (loss).......................    13,531     16,044      7,226      3,118     (6,618)   (1,801)      1,652
  Equity in net income (loss) of joint
    ventures....................................        97        355        273       (497)       267        44         (85)
  Minority interest in net income of
    consolidated entities.......................      (116)        --         --         --         --        --          --
  Other income (expense), net...................    (1,401)        15       (602)       (71)      (397)     (212)       (198)
                                                  --------   --------   --------   --------   --------   -------    --------
  Income (loss) before income taxes.............    12,111     16,414      6,897      2,550     (6,748)   (1,969)      1,369
  Provision (benefit) for income taxes..........     3,682      5,435      2,699      1,448     (2,214)     (703)        466
                                                  --------   --------   --------   --------   --------   -------    --------
  Net income (loss).............................  $  8,429   $ 10,979   $  4,198   $  1,102   $ (4,534)  $(1,266)   $    903
                                                  ========   ========   ========   ========   ========   =======    ========
  Basic net income (loss) per share.............  $   0.93   $   1.07   $   0.40   $   0.11   $  (0.44)  $ (0.12)   $   0.09
                                                  ========   ========   ========   ========   ========   =======    ========
  Diluted net income (loss) per share...........  $   0.93   $   1.02   $   0.37   $   0.10   $  (0.44)  $ (0.12)   $   0.08
                                                  ========   ========   ========   ========   ========   =======    ========
  Shares used to compute basic in per share
    calculation.................................     9,094     10,289     10,386     10,369     10,325    10,341      10,104
  Shares used to compute diluted in per share
    calculation.................................     9,094     10,801     11,195     11,112     10,325    10,341      11,179

                                                                           MAY 31,
                                                     ----------------------------------------------------   AUGUST 31,
                                                       1995       1996       1997       1998       1999        1999
                                                     --------   --------   --------   --------   --------   -----------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents........................  $11,008    $ 13,683   $ 17,033   $ 10,387   $10,601     $ 17,128
  Working capital..................................   17,782      23,296     26,383     24,469    22,630       23,993
  Total assets.....................................   68,869     125,791    110,791    114,161    99,625      112,431
  Total shareholders' equity.......................   22,825      32,908     36,399     36,049    29,955       30,831

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The information in this Management's Discussion and Analysis of Financial Condition and Results of Operations, except for the historical information, contains forward-looking statements. These statements are subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements as actual results could differ materially. We do not assume any obligation to publicly release the results of any revision or updates to these forward-looking statements to reflect future events or unanticipated occurrences. This discussion and analysis should be read in conjunction with our Consolidated Financial Statements and the related Notes, which are included elsewhere in this prospectus. This discussion of fiscal 1997, 1998 and 1999 refers to the fiscal years ended on May 31 of each year.

OVERVIEW

    Metron Technology N.V. is a holding company organized under the laws of The Netherlands. Through our various operating subsidiaries, we are a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. We operate in Europe, Asia and the United States. We were founded in Europe in 1975 by our two corporate shareholders, who own a majority of our shares, and certain of our current and former management. In 1995, we reorganized Metron to combine three Asian companies as a reorganization under common control, and purchased Transpacific Technology Corporation and its subsidiaries, referred to as TTC. TTC was founded in California in 1982 as a semiconductor equipment manufacturers' representative company and expanded into the distribution business in 1990. In July 1998, we acquired T.A. Kyser Co., which we refer to as Kyser, in a transaction accounted for as a pooling of interests. Founded in 1977, Kyser markets and sells materials in nine states within the United States principally to the semiconductor industry.

    We derive our revenue from sales of materials, equipment, service and spare parts to the semiconductor industry, as well as from commissions on sales of equipment and materials. We recognize revenue for most of an equipment sale and all other product sales upon the shipment of goods to customers. We defer the portion of our equipment revenue associated with our estimate of our installation and warranty obligations. We amortize the deferred revenue over the applicable installation and warranty periods. We recognize service revenue in the periods the services are rendered to customers.


    In each of our three fiscal years ended May 31, 1999, a majority of our revenue came from the sale of products from five or fewer of the semiconductor materials and equipment companies we represent, who we refer to as our principals. For fiscal 1999, 24% of our total revenue was generated from the sale of products manufactured by FSI and 21% from the sale of products manufactured by Entegris. In addition to representing our two largest sources of revenue, FSI and Entegris are also our two largest shareholders, and after the offering FSI will hold 21.8% and Entegris will hold 21.8% of our outstanding shares. Although the principals that comprise our largest sources of revenue may change from period to period, we expect that revenue from the sale of products of a relatively small number of principals will continue to account for a substantial portion of our revenue for at least the next five years.


    We operate in all areas of the world in which there is a significant semiconductor industry, except Japan. The following tables show our sales in Europe, Asia and the United States in dollars and as a percentage of net revenue for each of the three fiscal years ended May 31, 1997, 1998 and 1999 and for the three month periods ended August 31, 1998 and 1999:

                                                                                              THREE MONTHS
                                                    FISCAL YEAR ENDED MAY 31,               ENDED AUGUST 31,
                                               ------------------------------------      ----------------------
                                                 1997          1998          1999          1998          1999
                                               --------      --------      --------      --------      --------
                                                                        (IN THOUSANDS)
Net revenue
  Europe.................................      $179,853      $155,472      $112,369      $29,040       $31,705
  Asia...................................        58,839        53,047        62,243       14,285        19,345
  United States..........................        59,884        66,505        54,006       13,597        18,423
                                               --------      --------      --------      -------       -------
    Total net revenue....................      $298,576      $275,024      $228,618      $56,922       $69,473
                                               ========      ========      ========      =======       =======

                                                                                             THREE MONTHS
                                                    FISCAL YEAR ENDED MAY 31,              ENDED AUGUST 31,
                                               ------------------------------------      --------------------
                                                 1997          1998          1999         1998         1999
                                               --------      --------      --------      -------      -------
                                                                (PERCENTAGE OF NET REVENUE)
Net revenue
  Europe.................................        60.2%         56.5%         49.2%         51.0%        45.7%
  Asia...................................        19.7          19.3          27.2          25.1         27.8
  United States..........................        20.1          24.2          23.6          23.9         26.5
                                                -----         -----         -----         -----        -----
    Total net revenue....................       100.0%        100.0%        100.0%        100.0%       100.0%
                                                =====         =====         =====         =====        =====

    Since the beginning of fiscal 1999, we have been organized into two worldwide operating divisions, equipment and materials. Our equipment division derives the majority of its revenue from the sale of capital equipment. The remainder of the division's revenue comes from service, which includes the installation, maintenance and repair of semiconductor equipment, spare part sales and commissions. Our equipment sales represent products that support various production activities for the manufacture of semiconductors. The sales of the equipment division principally represent a small number of high-dollar value transactions for which the products are generally shipped directly to the customer by the manufacturer. As a result, our equipment sales are significantly affected by the pattern of capital spending by customers, the timing of customer orders and the timing of product shipments by the equipment manufacturer.

    Our materials division derives the majority of its revenue from sales of materials and components. The remainder of the division's revenue comes from commissions. The materials and components we sell are used both in the production of semiconductors and in the building and maintenance of semiconductor equipment and manufacturing facilities. Materials include products such as wafer handling cassettes and accessories, wafer surface preparation materials, fluid-handling components such as fittings, valves and tubing, and disposable cleanroom clothing. Sales of these products tend to be less cyclical than sales of semiconductor equipment and generally offer higher gross margins.

RESULTS OF OPERATIONS

    Beginning in the second half of 1996, as the result of excess capacity and significant price erosion, especially for memory chips, semiconductor industry growth slowed significantly. This slowdown caused semiconductor manufacturers to exercise caution in making capital equipment purchasing decisions. Some semiconductor manufacturers reduced or delayed the expansion or construction of facilities. This directly affected the sales of semiconductor capital equipment and, to a lesser extent, the sales of materials. As a result of the slowdown, we experienced order cancellations, delays in booking new orders and delays in shipping orders to customers, all of which contributed to the reductions in our revenue in fiscal 1998 and 1999. We believe that, despite short term slowdowns, the semiconductor industry has long term growth opportunities. As a result, we believe we must maintain our infrastructure, even during periodic slowdowns, in order to continue to serve our customers and to be in a position to take advantage of long term growth opportunities. Accordingly, we did not reduce our operating expenses sufficiently to prevent us from recording an operating loss in fiscal 1999.

    The following table summarizes our historical results of operations as a percentage of net revenue for the fiscal years and periods indicated. The historical financial data for fiscal 1997, 1998 and 1999 were derived from, and should be read in conjunction with, our audited Consolidated Financial Statements and the related Notes included elsewhere in this prospectus. The historical financial data for the three month periods ended August 31, 1998 and 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus.

                                                                                                        THREE MONTHS
                                                              FISCAL YEAR ENDED MAY 31,               ENDED AUGUST 31,
                                                         ------------------------------------      ----------------------
                                                           1997          1998          1999          1998          1999
                                                         --------      --------      --------      --------      --------
Net revenue........................................       100.0%        100.0%        100.0%        100.0%        100.0%
Cost of revenue....................................        80.9          80.7          82.8          81.9          82.5
                                                          -----         -----         -----         -----         -----
Gross margin.......................................        19.1          19.3          17.2          18.1          17.5
Selling, general, administrative, and other
  expenses.........................................        16.6          17.8          19.0          19.9          15.1
Restructuring and merger costs.....................         0.1           0.3           1.1           1.4            --
                                                          -----         -----         -----         -----         -----
Operating margin...................................         2.4           1.2          (2.9)         (3.2)          2.4

    The following table shows our materials division and equipment division revenue as a percent of net revenue, together with the related gross margins:

                                                                                             THREE MONTHS
                                                          FISCAL YEAR ENDED MAY 31,        ENDED AUGUST 31,
                                                         ---------------------------      ------------------
                                                         1997       1998       1999        1998        1999
                                                         -----      -----      -----      ------      ------
Net revenue
  Equipment division...............................      62.9%      55.1%      55.7%       59.5%       53.0%
  Materials division...............................      37.1       44.9       44.3        40.5        47.0
Gross margins
  Equipment division...............................      18.2%      17.4%      14.9%       16.5%       14.1%
  Materials division...............................      20.5       21.6       20.1        20.5        21.3

THREE MONTHS ENDED AUGUST 31, 1999 COMPARED TO THREE MONTHS ENDED AUGUST 31,
  1998

    NET REVENUE.

    EQUIPMENT DIVISION. The equipment division's net revenue for the three months ended August 31, 1999 was $36.8 million, an increase of $2.8 million or 8.3% from the three months ended August 31, 1998. Revenue gains in Asia and Europe were offset by lower revenue in the United States, where revenue is particularly dependent on a small number of high-dollar transactions. Service revenue was lower in the three months ended August 31, 1998, principally as a result of a reduction in the amount of deferred revenue realized from the installation and warranty of equipment. This reduction was due to lower equipment sales during the second through fourth quarters of fiscal 1999 compared to the same quarters in fiscal 1998. The division's revenue decreased as a percentage of total revenue owing to higher growth of materials division revenue.

    MATERIALS DIVISION. The materials division's net revenue for the three months ended August 31, 1999 was $32.7 million, an increase of $9.8 million or 42.3% from the three months ended August 31,

1998. The division recorded higher revenue in all regions, with particularly strong growth coming from the United States.

    GROSS MARGINS

    EQUIPMENT DIVISION. The equipment division's gross margin was 2.4 percentage points lower for the three months ended August 31, 1999 compared to the three months ended August 31, 1998. The decline was due to the lower service revenues cited above which were insufficient to cover the largely fixed costs of Metron's service organization, and to lower commission revenue in the three months ended August 31, 1998.

    MATERIALS DIVISION.  The gross margin of the materials division increased
0.8 percentage points for the three months ended August 31, 1999 compared to the three months ended August 31, 1998. Higher gross margins in Asia and the United States offset a slight margin decline in Europe.

    SELLING, GENERAL, ADMINISTRATIVE AND OTHER (SG&A) EXPENSES. SG&A expenses for the three months ended August 31, 1999 were $10.5 million, down
$0.8 million or 7.0% from the $11.3 million incurred in the three months ended August 31, 1998. The decline is due to reduced salary and other employment related costs as a result of lower headcount.

    RESTRUCTURING AND MERGER COSTS. There was no restructuring expense in either period, but in the three months ended August 31, 1998, Metron incurred $806,000 of expenses in connection with the acquisition of Kyser which was consummated during the period. There were no comparable merger costs in the three months ended August 31, 1999.

FISCAL YEAR ENDED MAY 31, 1999 COMPARED TO FISCAL YEARS ENDED MAY 31, 1998 AND
  1997

    NET REVENUE

    EQUIPMENT DIVISION. The equipment division's net revenue in fiscal 1999 was $127.4 million, down $24.2 million or 16.0% from fiscal 1998. Net revenue in fiscal 1998 was $151.6 million, down $36.3 million or 19.3% from $187.9 million in fiscal 1997. The revenue decline over the three-year period was primarily the result of reduced equipment sales in Europe, our largest geographic segment. The decline in our equipment sales during the three-year period ended May 31, 1999 reflected the influence of the cyclical slowdown in the growth of the semiconductor industry. In the third and fourth quarters of fiscal 1999, as the industry began to emerge from its prolonged downturn, revenue grew by 16.2% in the third quarter and 6.4% in the fourth quarter of fiscal 1999.

    MATERIALS DIVISION. The materials division's net revenue in fiscal 1999 was $101.2 million, down $22.2 million or 18.0% from fiscal 1998. Net revenue in fiscal 1998 was $123.4 million, up $12.8 million or 11.6% from the $110.6 million in fiscal 1997. The decline in net revenue in fiscal 1999 was a result of the reduced and delayed expansion and construction of semiconductor facilities and lower than expected increases in the number of wafers processed. In fiscal 1999, materials revenue was lower in all geographic areas. However, as the industry began to emerge from its prolonged downturn, revenue grew sequentially from the two year low in the first quarter and, in the fourth quarter of fiscal 1999, was 21.3% higher than in the third quarter. The increase in fiscal 1998 from fiscal 1997 was primarily due to revenue growth in Europe and the United States, with a smaller amount of revenue growth in Asia.

    GROSS MARGINS

    EQUIPMENT DIVISION. The equipment division's gross margin declined in both fiscal 1999 and fiscal 1998. The decline in gross margin in fiscal 1999 was due principally to the lower proportion of division revenue represented by commission sales. This reflected both the closure of our United States manufacturers' representative sales business in December 1998 and the decline in equipment sales in South Korea, most of which are structured as commission sales. The decline in gross margin in fiscal 1998 was due principally to the fact that we recorded a small loss on service in fiscal 1998, whereas we recorded a small profit in fiscal 1997.

    MATERIALS DIVISION. The gross margin of the materials division declined in fiscal 1999. The decline was due principally to changes in product mix, increased reserves which we booked for potential inventory obsolescence and higher period costs. Gross margin increased in fiscal 1998 as a result of changes in product mix and higher margins on materials sales in Asia.

    SELLING, GENERAL, ADMINISTRATIVE AND OTHER (SG&A) EXPENSES. SG&A expenses in fiscal 1999 were $43.4 million, down $5.6 million or 11.4% from the $49.0 million incurred in fiscal 1998. Fiscal 1998 expenses were down by $0.4 million or less than 1% from the $49.4 million incurred in fiscal 1997. SG&A expenses consist principally of salaries and other employment-related costs, travel and entertainment, occupancy, communications and computer-related expense, trade show and professional services, depreciation and amortization of acquisition goodwill. Our SG&A expenses are a function principally of our total headcount. Over 60% of SG&A expenses consist of salaries and other employment-related costs.

    The decrease in SG&A expenses in fiscal 1999 was primarily the result of the reduction in headcount levels which we made to match the lower than expected levels of revenue. However, because we base our headcount levels on longer term revenue goals, we did not reduce headcount sufficiently to prevent SG&A expense from increasing as a percentage of net revenue.

    RESTRUCTURING AND MERGER COSTS. The following table summarizes the restructuring and merger costs we incurred in the periods indicated.

                                                                                                     THREE MONTHS
                                                         FISCAL YEAR ENDED MAY 31,                 ENDED AUGUST 31,
                                                   --------------------------------------       -----------------------
                                                     1997           1998           1999           1998           1999
                                                   --------       --------       --------       --------       --------
                                                                              (IN THOUSANDS)
Restructuring costs..............................      --           $261          $1,835            --             --
Merger costs.....................................    $258            620             715          $806             --
                                                     ----           ----          ------          ----           ----
  Restructuring and merger costs.................    $258           $881          $2,550          $806             --
                                                     ====           ====          ======          ====           ====


    Restructuring costs represent primarily severance costs associated with the implementation of our new organizational structure and other reductions in headcount. During fiscal 1998, we began the transition from our organizational structure based on individual Metron subsidiaries in each country to a global organization built around our product lines in order to improve our service to our principals and customers. This organizational change allowed us to eliminate several positions in fiscal 1998 and fiscal 1999 that had been duplicated under the previous subsidiary structure. The restructuring costs incurred during fiscal 1998 represent termination costs for 13 employees, primarily in finance and administration. This change did not have a material impact on restructuring and merger expenses in fiscal 1998, but we incurred approximately $856,000 of charges in fiscal 1999. This represents the termination costs of 51 employees, most of whom worked in the equipment division. In February 1999, we entered into an early retirement agreement with one of our managing directors in connection with the termination of his employment agreement. To cover the entire cost of the early retirement agreement, we recorded a pre-tax charge of $979,000 in fiscal 1999.


    All the merger costs we incurred, primarily professional fees, were in connection with the acquisition of Kyser. We began discussions with Kyser regarding a possible combination of the two companies in fiscal 1997. Discussions were terminated for extended periods of time and subsequently resumed several times before completion of the transaction in July 1998.

    OTHER EXPENSE. The following table summarizes the components of other income (expense) for the periods indicated.

                                                                                                 THREE MONTHS
                                                       FISCAL YEAR ENDED MAY 31,               ENDED AUGUST 31,
                                                  ------------------------------------      ----------------------
                                                    1997          1998          1999          1998          1999
                                                  --------      --------      --------      --------      --------
                                                                           (IN THOUSANDS)
Foreign exchange gain (loss)....................  $  (578)      $   489        $ 211         $  58         $(114)
Interest income.................................      487           514          438            83            69
Interest expense................................   (1,260)       (1,110)        (913)         (252)         (263)
Loss on the sale of joint ventures..............       --            --         (140)           --            --
Miscellaneous income............................      749            36            7          (101)          110
                                                  -------       -------        -----         -----         -----
Other expense...................................  $  (602)      $   (71)       $(397)        $(212)        $(198)
                                                  =======       =======        =====         =====         =====

    We engage in limited hedging activities to reduce our exposure to exchange risks arising from fluctuations in foreign currency, but because hedging activities can be costly, we do not attempt to cover all potential foreign currency exposures. During the three-year period ended May 31, 1999, we entered into contracts to hedge firm purchase commitments, to hedge the maturities of foreign currency denominated liabilities with foreign currency denominated assets and to hedge differences existing between foreign currency assets and liabilities. The currencies in which we purchase forward exchange contracts have numerous market makers to provide ample depth and liquidity for our hedging activities.

    Interest income represents primarily earnings on our available cash balances. The decrease in our interest income in fiscal 1999 is a result of lower average cash balances and of declining interest rates. Our interest expense decreased year over year primarily as the result of reduced interest rates, and the reduction in average borrowings from our various overdraft facilities.

QUARTERLY RESULTS OF OPERATIONS

    The following tables present certain consolidated statements of operations data in dollars and as a percentage of net revenue for the eight quarters ended August 31, 1999. In management's opinion, this unaudited information has been prepared on the same basis as our audited annual Consolidated Financial Statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the unaudited information for the quarters presented. The results of operations for any quarter are not necessarily indicative of results that we may achieve for any subsequent quarters.

                                                                       QUARTER ENDED
                                -------------------------------------------------------------------------------------------
                                NOV. 30,    FEB. 28,    MAY 31,    AUG. 31,    NOV. 30,    FEB. 28,    MAY 31,    AUG. 31,
                                  1997        1998        1998       1998        1998        1999        1999       1999
                                ---------   ---------   --------   ---------   ---------   ---------   --------   ---------
                                                                      (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Net revenue.................   $72,209     $78,249    $63,014     $56,922     $51,296     $56,559    $63,840     $69,473
  Gross profit................    13,432      14,343     12,689      10,326       8,445       9,022     11,530      12,141
  Income (loss) from
    operations................       158       1,364        271      (1,801)     (2,595)     (2,832)       610       1,652
  Net income (loss)...........      (308)        563        (39)     (1,266)     (1,513)     (1,899)       144         903
  Basic net income (loss) per
    share.....................   $ (0.03)    $  0.05    $  0.00     $ (0.12)    $ (0.15)    $ (0.18)   $  0.01     $  0.09
  Diluted net income (loss)
    per share.................   $ (0.03)    $  0.05    $  0.00     $ (0.12)    $ (0.15)    $ (0.18)   $  0.01     $  0.08
PERCENTAGE OF NET REVENUE:
  Net revenue.................     100.0%      100.0%     100.0%      100.0%      100.0%      100.0%     100.0%      100.0%
  Gross profit................      18.6        18.3       20.1        18.1        16.5        16.0       18.1        17.5
  Income (loss) from
    operations................       0.2         1.7        0.4        (3.2)       (5.1)       (5.0)       1.0         2.4
  Net income (loss)...........      (0.4)        0.7       (0.1)       (2.2)       (2.9)       (3.4)       0.2         1.3

    Our quarterly operating results have fluctuated significantly and are likely to continue to fluctuate significantly due to a number of factors including:

    - the timing of significant customer orders and customer spending patterns;

    - the timing of product shipments by our principals;

    - the loss of any significant customer or principal;

    - the timing of new product and service announcements by our principals and their competitors;

    - the mix of products sold and the market acceptance of our new product lines;

    - the efficiencies we are able to achieve in managing inventories of materials and spare parts;

    - the timing of expenditures intended to increase future sales of materials and equipment;

    - general global economic conditions or economic conditions in a particular region;

    - changes in pricing by us, our principals or our competitors;

    - changes in currency valuations relative to the U.S. dollar;

    - costs we may incur if we become involved in future litigation; and

    - other factors, many of which are beyond our control.

    Net revenue has fluctuated over the past eight quarters primarily due to the cyclical downturn of the semiconductor industry. The following table shows our materials division and equipment division net revenue, together with their related gross margins:

                                                              QUARTER ENDED
                        ------------------------------------------------------------------------------------------
                        NOV. 30,    FEB. 28,    MAY 31,    AUG. 31,   NOV. 30,    FEB. 28,    MAY 31,    AUG. 31,
                          1997        1998        1998       1998       1998        1999        1999       1999
                        ---------   ---------   --------   --------   ---------   ---------   --------   ---------
                                                              (IN THOUSANDS)
Net revenue
  Equipment
    division..........   $39,352     $47,804    $32,812    $33,975     $27,507     $31,950    $33,991     $36,807
  Materials
    division..........    32,857      30,445     30,201     22,948      23,790      24,609     29,849      32,666
Gross margins
  Equipment
    division..........      16.9%       15.7%      18.9%      16.5%       13.9%       12.9%      15.9%       14.1%
  Materials
    division..........      20.7        22.5       21.4       20.5        19.4        19.9       20.5        21.3

    Equipment division revenue for the past eight quarters fluctuated primarily due to the factors described above. The decline in materials division revenue during the first quarter of fiscal 1999 was primarily due to the slowdown in the construction of semiconductor fabrication facilities. In the fourth quarter of fiscal 1999, the increase in equipment and materials division revenue reflects the beginning of the industry's emergence from its prolonged downturn.

    Equipment division gross margins fluctuate primarily due to changes in product mix. Materials division gross margins have remained relatively stable for the past eight quarters except for the second and third quarters of fiscal 1999 when we recorded additional provisions for inventory which we purchased for customer orders in Asia that were subsequently delayed or canceled.

LIQUIDITY AND CAPITAL RESOURCES

    Our principal sources of liquidity to date have been cash flow from operations and bank borrowings. We define liquidity as our ability to generate resources to pay our current obligations and to finance our growth during periods of business expansion. Our principal requirement for capital is for working capital to finance receivables and inventories. Our working capital, current assets less current liabilities, at August 31, 1999 was $24.0 million. Our working capital at May 31, 1999 was $22.6 million. As a result of lower revenue, our working capital decreased 7.5% from May 31, 1998, and our current ratio, current assets divided by current liabilities, was 1.3 at May 31, 1998 and 1.4 at May 31, 1999.

    OPERATING ACTIVITIES. Cash flows from operating activities in fiscal 1998 were $1.1 million. The net total of items which did not affect operating cash flows, $4.1 million, was offset by net changes in assets and liabilities of a similar amount. As a result, the $1.1 million of cash flows from operating activities in fiscal 1998 were approximately equal to net income. Cash flows from operating activities in fiscal 1999 were a negative $3.0 million, largely as the result of Metron's net loss of $4.5 million. In fiscal 1999, the net total of items which did not affect operating cash flows increased to $4.8 million. The increase was principally due to the fact that we provided additional reserves against inventory purchased for customers in Asia who subsequently deferred or canceled their orders, and took a reserve against a receivable from a customer in Europe who filed for bankruptcy. The net effect of changes in assets and liabilities in fiscal 1999 was approximately
$3.3 million. A significant reduction in receivables caused by the reduction in revenue was offset by reductions in accounts payable and amounts due to affiliates, which are also accounts payable. The decline in equipment revenue in fiscal 1999 also caused a significant reduction in the amounts deferred for installation and warranty. The net effect of all these items was a positive
$1.5 million.

    INVESTING ACTIVITIES. In fiscal 1998, we contributed $526,000 to increase our investment in FSI-CME, a joint venture with FSI in Europe, and invested $583,000 to purchase a 35% interest in a new Korean joint venture with FSI called FSI-CMK. In February 1999, we sold our interests in these joint ventures to FSI for $2.5 million.

    During fiscal 1999, through our wholly-owned subsidiary Metron Technology (United Kingdom) Ltd. we formed a joint venture with WS Atkins Plc., a publicly traded provider of engineering and facilities maintenance services around the world. This joint venture Metron Atkins Partnership Limited, of which we own a 50% interest, makes available the services of both joint venturers to the semiconductor industry and coordinates the supply of services from others. These services include the design and engineering of manufacturing facilities changes, facilities management and comprehensive technical support.

    Our capital expenditures for property, plant and equipment totaled
$3.6 million for fiscal 1997, $4.0 million for fiscal 1998 and $1.4 million for fiscal 1999. Most of our capital expenditures are for leasehold improvements and computer and communications equipment. We expect that our total capital expenditures in fiscal 2000 will be about $2.5 million, excluding whatever portion we incur this year of the costs of a new operations management information system which we estimate could total $3.0 to $4.0 million over a 24 to 36 month period. At May 31, 1999, we had commitments to spend approximately $22.0 million for the purchase of equipment, materials and spare parts for resale.

    FINANCING ACTIVITIES. During the three-year period ending May 31, 1999, we satisfied our funding requirements principally from internally generated funds and our various borrowing facilities. In fiscal 1999, we repurchased common shares from two employee shareholders for a total of $1.2 million pursuant to the Amended and Restated Buy and Sell Agreement. We expect that the net proceeds from this offering, along with cash generated from operations, will be sufficient to meet our anticipated needs for working capital both in the short-term and the long-term. We do not anticipate that we will need to raise additional capital to permit us to conduct our operations in the ordinary course. However, we may need to raise additional capital for significant acquisitions or other extraordinary transactions. We do not currently have any specific plans, agreements or commitments related to any such transaction and are not currently engaged in any negotiations related to any such transaction. We have no plans to pay any dividends on our common shares and intend to retain all of our future profits to fund future growth. However, our future growth, including potential acquisitions, may require additional external financing, and from time to time we may need to raise additional funds through public or private sales of equity and/or additional borrowings. If we are unable to obtain this additional funding, we might have to curtail our expansion plans. The issuance of additional equity or debt securities convertible into equity could result in dilution to our existing shareholders.

    The following table summarizes our material borrowing facilities as of August 31, 1999:


                                                                                                  RECENT
                                        U.S. $ EQUIVALENT          AMOUNT            AMOUNT      INTEREST
LENDER                                   FACILITY AMOUNT    CURRENTLY OUTSTANDING   AVAILABLE      RATE
------                                  -----------------   ---------------------   ---------   ----------
Deutsche Bank.........................       4,283,000            3,273,000         1,011,000         7.50%
Royal Bank of Scotland................       3,428,000            1,692,000         1,735,000         7.25%
Silicon Valley Bank...................       4,000,000            3,200,000           800,000         8.00%
Compass Bank..........................       8,500,000            6,985,000         1,515,000         7.50%
ING Bank..............................       1,402,000              217,000         1,185,000         7.50%
All Others............................       2,056,000              845,000         1,211,000   5.0 to 8.5%
                                            ----------           ----------         ---------
Total.................................      23,669,000           16,212,000         7,457,000
                                            ==========           ==========         =========


YEAR 2000 IMPLICATIONS

    The year 2000 problem arises because many older computer hardware and software systems use only two digits to represent the year. As a result, these systems and programs cannot distinguish between 20(th) and 21(st) century dates, which may cause errors in information or system failures. Since uncertainty is inherent in any assessment of the potential year 2000 issues, we recognize the need to remain vigilant and are continuing our analysis, assessment and conversion for the various year 2000 issues which we have identified across our business.

    We utilize many third party software packages for our business applications and computer systems that support our day-to-day operations. We are upgrading our business applications and computer systems to be year 2000 compliant as the result of our analysis of identified year 2000 deficiencies.

    Many of the pieces of equipment we sold to customers in prior years and sell now rely on specialized integrated software to monitor and control their functions. Since the beginning of 1998, we have been working with suppliers and customers to review and assess the software in these older products and in our current product portfolio to identify any year 2000 issues. In January 1999, we completed a report on all our current equipment principals, including our key principals FSI and Entegris, and sent it to all of our customers. To date, we have completed analysis of approximately 80% of our installed base and found that about 10% require modification or upgrading to be year 2000 compliant. Our goal is to complete this analysis as soon as we can, but we are significantly dependent for information on our customers and on former principals, and we cannot predict whether we will be able to complete the project before December 31, 1999. We believe that those principals that are not currently year 2000 compliant will be compliant before the year 2000. Wherever possible, we are letting our customers know what upgrades or modifications are necessary to be year 2000 ready. We are in the process of upgrading the software for certain customers and are working with all of our customers to insure that any necessary upgrades can be scheduled for completion in a timely manner. In addition, we have asked those customers that do not wish to receive an upgrade to sign a disclaimer. We also intend to support our customers with spare parts and technical support, after the year 2000 commences.

    Our internal systems include both information technology, or IT, and non-IT systems. We are in the process of completing an assessment of our material internal IT systems, including both our own software products and third-party software and hardware technology, but we have not initiated an assessment of our non-IT systems. We expect to complete testing of our IT systems in 1999. To the extent that we are not able to test the technology provided by principals and third-party vendors, we are seeking assurances from vendors that their systems are year 2000 compliant and/or installing upgrades and modifications where recommended. We are not currently aware of any material operational issues or costs associated with preparing our internal IT and non-IT systems for the year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal IT and non-IT systems. Although the year 2000 project team has not yet determined the most-likely worst-case year 2000 scenarios or quantified the likely impact of these scenarios, it is clear that the occurrence of one or more of the risks described above could have a material adverse effect on our business, financial condition or results of operations.

    While we have made efforts to notify our customers who have purchased potentially non-compliant products, we cannot be sure that these customers will not assert claims against us alleging that the purchased products should have been year 2000 compliant at the time of purchase, which could result in costly litigation and divert management's attention. We cannot be sure that we will not encounter unforeseen problems related to year 2000 issues, but we currently expect that the year 2000 program and any resulting issues will be resolved in a timely manner. We are currently incurring staff costs and may incur other costs to complete our program to resolve year 2000 issues, but we do not account for these costs separately. Although we do not separately account for year 2000 expenses, we estimate that the expenses we have incurred to date to address year 2000 issues have not been material and, although we have not completed our full assessment of our year 2000 readiness, we do not expect to incur material expenses in connection with any required future remediation efforts.

    We have not developed a contingency plan related to a failure of our, or a third party's, year 2000 remediation effort and may not be prepared if this occurs. We are also subject to external forces, both in the United States and elsewhere, that might affect generally affect industry and commerce, such as utility or transportation company year 2000 compliance failures and related service interruptions.

EFFECT OF CURRENCY EXCHANGE RATE AND EXCHANGE RATE RISK MANAGEMENT

    A significant portion of our business is conducted outside of the United States through our foreign subsidiaries. While most of our international sales are denominated in dollars, some are denominated in various foreign currencies. To the extent that our sales and operating expenses are denominated in foreign currencies, our operating results may be adversely affected by changes in exchange rates. Owing to the number of currencies involved, the substantial volatility of currency exchange rates, and our constantly changing currency exposures, we cannot predict the effect of exchange rate fluctuations on our future operating results. Although we engage in foreign currency hedging transactions from time to time, these hedging transactions can be costly, and therefore, we do not attempt to cover all potential foreign currency exposures. These hedging techniques do not eliminate all of the effects of foreign currency fluctuations on anticipated revenue.

    In addition, the transition period from legacy currencies to the euro currently is set to expire January 1, 2002. We are assessing our information technology systems to determine whether they will accommodate the eventual elimination of the legacy currencies. If our information technology systems are unable to do so, they would have to be upgraded or replaced.

MARKET RISK

    At May 31, 1999 we had aggregate forward exchange contracts in various currencies as follows:

                                                                WEIGHTED AVERAGE
 CONTRACT AMOUNT US$           BUY                SELL           CONTRACT RATE     FAIR VALUE   EXPIRATION DATE
---------------------   -----------------   -----------------   ----------------   ----------   ---------------
     $3,773,000         --                  Singapore Dollars           1.69        $ 98,319    January 2000
     $4,889,000         Japanese Yen                                  107.26          (1,439)   March 2000
     $2,022,000         Singapore Dollars                               1.67           3,578    January 2000
     $1,700,000         Italian Lira                                1,864.90           5,492    July 1999
     $  500,000         British Pound                                   1.63            (475)   June 1999
     $  700,000         Deutsch Mark                                    1.79         (36,445)   July 1999
                                                                                    --------
                                                                                    $ 69,030
                                                                                    ========


    The building mortgage with the Royal Bank of Scotland plc interest rate is comprises a variable LIBOR rate, a fixed rate of 1.5%, and a regulatory bank charge. In May 1996 we entered into an interest rate swap, expiring June 2001, to convert only the variable LIBOR portion of the interest rate to a fixed interest rate of 7.72%. The interest rates at May 31, 1998 and 1999 for the mortgage were 9.25% and 6.87%, while the interest rates for the swap were 9.27% and 9.24%, respectively. At May 31, 1999, the notional amount for the interest rate swap was $1,002,000 and its estimated fair value was a payable of $43,000.

                                    BUSINESS

OVERVIEW


    We are a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. On behalf of semiconductor materials and equipment suppliers, which we refer to as our principals, we provide a broad range of materials and equipment to leading semiconductor manufacturers such as Advanced Micro Devices, IBM, Intel, Lucent, Motorola, NEC Electronics, Philips, Infineon (Siemens) and STMicroelectronics. We also provide semiconductor manufacturers with the ability to outsource a wide variety of silicon wafer fabrication, or fab, and equipment support services, such as materials management, cleanroom services and facility maintenance. Our principals are both independent companies that have developed emerging technologies and divisions of larger companies that have other primary products and markets and include Cabot, Entegris, FSI, Komatsu, Pall, Schumacher, SDI, Seiko Instruments and Zeiss. Our materials offerings include an extensive array of over 15,000 items, including wafer carriers and shippers, fluid and gas handling components, high purity chemicals and cleanroom products. Our equipment offerings include cleaning, microlithography, which refers to the part of the fabrication process during which an image is projected on to a wafer by passing light through a photomask, which is a high-purity quartz or glass plate used as the stencil in semiconductor device fabrication to create an integrated circuit design pattern on a semiconductor wafer, metrology, which refers to the measurement and inspection of the wafer during the fabrication process, photomask inspection and repair, which refers to the inspection and repair, if necessary, of the glass or quartz photomasks used during the microlithography process, and inspection and defect characterization, which refers to the process by which silicon wafers are inspected during and after fabrication, equipment.


INDUSTRY BACKGROUND


    Semiconductor Industry Association, or SIA, data indicates that the semiconductor industry grew from $21.5 billion in revenue in 1985 to $125.5 billion in revenue in 1998, representing a compound annual growth rate of 14.6%. Although the industry recently experienced one of its periodic down cycles, The SIA estimates that semiconductor industry revenue will exceed
$144.0 billion in 1999 and will increase at a compound annual growth rate of 17.6% to $234.0 billion in 2003. The increase in demand for semiconductors is driven by the communications industry, particularly the Internet, as well as growth in traditional markets for semiconductors such as computers, automobiles and other consumer and industrial products.



    The manufacture of semiconductors requires a wide array of equipment and materials. The semiconductor capital equipment industry consists of equipment for wafer manufacture and processing and equipment for assembly, packaging and testing of semiconductors. According to Semiconductor Equipment and Materials International, in 1998, the semiconductor wafer fabrication equipment industry generated $14.2 billion in revenue. The high cost of equipment development and the desire of semiconductor manufacturers to buy products from financially and technically strong suppliers have led to consolidation among equipment manufacturers. At the same time, the long-term growth prospects of the industry continue to attract small players with new technologies to fill product niches. In addition, some suppliers to the industry are divisions of larger companies which have other primary products and markets.



    The semiconductor manufacturing materials industry provides the wide variety of consumable and manufacturing materials that are required by semiconductor manufacturers, including wafer carriers and shippers, fluid and gas handling components, high purity chemicals and cleanroom products. According to Rose Associates, in 1998, the semiconductor manufacturing materials industry generated $19.8 billion in revenue. Rapid changes in technology have led to the creation and emergence of newer semiconductor materials manufacturers offering innovative products. The materials industry is more fragmented and less cyclical than the equipment industry, in part because demand for semiconductor materials is driven more by the volume of semiconductors produced than by industry capacity and expectations of future revenue growth. The lower barriers to entry in this industry also attracts new competitors.


    As semiconductors continually become smaller and more complex, the number of manufacturing steps increases, which requires more complex and costly semiconductor equipment. The complex manufacturing process also entails the use of a large variety of materials from many sources. In addition, the high capital cost of semiconductor fabrication plants, called fabs, which can now exceed
$2.0 billion, requires that fabs quickly reach and maintain optimal productivity levels in order to maximize their return on investment. This also necessitates around-the-clock manufacturing, which in turn requires that spare parts, materials and service be delivered quickly and on short notice.

    The semiconductor industry has evolved into a global industry as semiconductor manufacturers are increasingly operating fabs in multiple locations throughout the world in proximity to their customers. The requirement for the rapid ramp-up of new facilities and new products has led semiconductor manufacturers increasingly to standardize all aspects of their operations and to require that their suppliers do the same. We believe that in order to ensure standardization, semiconductor manufacturers are increasingly seeking materials and equipment suppliers that offer a comprehensive and cost-effective global procurement solution to their materials, equipment and service needs.

    Semiconductor equipment and materials suppliers and semiconductor manufacturers are increasingly focusing on their core competencies and outsourcing other aspects of their operations to third parties. The increasing complexity of semiconductors and related capital investment, combined with long-term pricing pressures, have led semiconductor manufacturers to increasingly focus on design, development and manufacturing and outsource to third parties equipment service, materials management, cleanroom services and facility maintenance, as well as other similar services. We believe that outsourcing enables these companies to increase fab productivity in a cost-effective manner. In addition, semiconductor equipment and materials suppliers often focus on product development and manufacturing and outsource to third parties the marketing, sale, installation, service and support of their products. In particular, smaller semiconductor equipment and materials manufacturers that cannot afford to invest the time or the capital resources required to build a global infrastructure, and divisions of larger companies whose main focus is on other products or markets, often benefit from outsourcing. Outsourcing enables these companies to reduce time to market, financial risk and marketing investment while maintaining the ability to compete with often larger companies with established infrastructures.

    Providers of outsourcing services to the semiconductor industry are able to take advantage of operational efficiencies due to their ability to offer products and services from multiple suppliers and leverage their infrastructure costs over a larger revenue base. There are a large number of generally smaller companies that provide outsourcing services, including regional, privately-held companies that focus on a portion of, or a specific geographic market in, the semiconductor manufacturing industry. We believe that semiconductor equipment and materials manufacturers and semiconductor manufacturers are increasingly seeking an international services and support company that offers a comprehensive global solution.

THE METRON SOLUTION

    We are a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. We provide an important link between semiconductor manufacturers and our principals. We provide semiconductor manufacturers, who otherwise might be required to purchase materials and equipment from a range of suppliers worldwide, with the ability to purchase their materials and equipment through a single supplier and the ability to outsource equipment service, materials management, cleanroom services and facility maintenance. These services enable our customers to:

    - simplify and standardize their materials and equipment purchases in multiple locations throughout the world;

    - focus their resources on product design, development and marketing; and

    - increase fab productivity in a cost-effective manner.

    We also provide timely and comprehensive marketing, sales, installation, service and support for materials and equipment manufacturers, enabling our principals to:

    - focus their resources on technology and product development and manufacturing;

    - reduce their time to market, financial risk and marketing investment; and

    - enable them to compete more effectively with larger companies with established infrastructures without investing the time or capital resources required to build their own infrastructures.

STRATEGY

    Our goal is to be the leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. The key elements of our strategy include:

    - LEVERAGE OUR GLOBAL INFRASTRUCTURE AND EXPAND OUR LEADERSHIP POSITION. We believe that our global infrastructure, as well as our 25-year history of serving the semiconductor industry, provide us a significant competitive advantage in serving our principals and customers. As of August 31, 1999, we had approximately 390 sales and marketing and customer service and support employees in 33 offices in Asia (except Japan), Europe and the United States. We plan to continue to leverage our global infrastructure by offering an increasing variety of products and services.

    - CONTINUE TO BROADEN PRODUCT AND SERVICE OFFERINGS. We offer a wide range of semiconductor manufacturing materials and equipment and plan to selectively broaden our product lines and territories to meet the needs of our customers. We believe our competitive advantage is generally greater in product areas that are not served by one of the large globally-integrated equipment or materials manufacturers. We will also seek to enter into additional relationships with non-United States principals seeking to penetrate the United States market and other markets outside their home territories. We also plan to expand on-site maintenance and other support services, including specialized parts cleaning, inventory management and engineering services. We believe these efforts will strengthen our long-term relationships with our customers.

    - EXPAND MATERIALS BUSINESS. While continuing to expand our equipment business, we intend to increase the relative size of our materials business. We believe that the materials business is particularly well-suited to benefit from the global infrastructure that we have developed, in part because addressable markets are more fragmented, there are a large number of individual products and typical transactions are smaller. Materials products generally offer relatively favorable gross margins, and the materials business is generally less cyclical than the equipment business.

    - FOSTER LONG-TERM RELATIONSHIPS WITH OUR PRINCIPALS. We seek to continue to develop long-term relationships with our principals. Generally, within the territories we serve for a principal, we operate as the exclusive representative of the principal and do not offer competing product lines. To foster long-term relationships with our principals, we will continue the joint training of our sales, service and applications personnel, the investment in inventories and demonstration equipment, as appropriate, and the joint participation in trade shows with our principals. In addition, to help us secure longer term relationships with our principals, we plan to selectively invest in principals during their later stage financings.

    - ACQUIRE COMPLEMENTARY BUSINESSES. To enable us to better serve our principals and customers, we plan to selectively acquire complementary businesses. Potential acquisition candidates include independent regional sales, service and support companies, which currently operate in a highly fragmented segment of the semiconductor industry. We believe that our acquisition strategy will allow us to gain access to new principals and territories, broaden our offerings to existing customers and gain new customers. Our acquisition of T.A. Kyser Co. in 1998, an example of our execution of this strategy, established our United States materials and components business.

    - EXPAND INTO JAPAN. Japan is the second largest producer of semiconductors in the world and accounted for approximately 21% of world production in 1998. Although we represent a limited number of Japanese principals, we do not currently operate an office in Japan. We currently intend to open an office in Japan in 2000 to foster closer relations with Japanese materials and equipment suppliers and to explore opportunities to service the Japanese semiconductor manufacturing industry.

PRODUCTS AND SERVICES

    We believe Metron markets and sells a wider range of materials, equipment, spare parts, service and support solutions to the semiconductor industry than any other independent provider of these products and services. We are organized into two worldwide operating divisions, materials and equipment. In fiscal 1999, sales by our equipment division accounted for approximately 56% of our revenue, and sales by our materials division accounted for approximately 44% of our revenue.

    We operate under a series of agreements with our principals. These agreements generally give us the exclusive right to market, sell and support particular products in specific geographic regions. Generally, within the territories we serve for a principal, we operate as the exclusive representative of the principal and do not offer competing product lines. The agreements with our principals are typically cancelable without cause with notice periods that range from 30 days to two years. In addition to maintaining appropriate inventories of materials and spare parts, we sometimes purchase equipment for demonstration purposes which may be installed in a customer's fab for evaluation purposes or at one of our facilities.

    Product selection is critical to our success. We evaluate a large number of product opportunities, relatively few of which we ultimately add to our product offerings. In our evaluation of new product lines, we thoroughly review numerous factors, including the product line's current and projected revenue stream and market share, whether the product line is sufficiently developed for its targeted market segment, whether distribution arrangements for the product line are currently in place, the prospective principal's anticipated ability to offer innovative and advanced products, the history and stability of the prospective principal and our ability to market, sell and provide a consistent level of service and support for the product line.

    MATERIALS

    Our materials business includes the marketing and sale of an extensive array of over 15,000 items, including wafer carriers and shippers, fluid and gas handling components, high purity chemicals and cleanroom products, to semiconductor manufacturers, manufacturers of semiconductor equipment and to a lesser extent, customers in other industries such as pharmaceuticals and petroleum. As of August 31, 1999, our materials division represented over 50 principals. The table below lists the business units in our materials division, the types of products sold and the largest principals within each business unit:

BUSINESS UNIT                 TYPES OF PRODUCTS                                   LARGEST PRINCIPALS
-------------                 -----------------                                   ------------------
Gas and fluid handling        Valves, fittings and other components for           Entegris
                                ultrapure applications

                              High end filtration products and systems            Pall

                              Stainless steel control valves and regulators       Tescom

Wafer management              Wafer transport carriers                            Entegris

                              Pellicles                                           MLI

Device handling               Semiconductor device transport carriers             Entegris

                              Vacuum release chip trays                           Gelpak

                              Quartz components                                   MGI Products

Cleanroom products            Latex gloves                                        Omni Sales

                              Face masks                                          Tecnol

                              Wipers and swabs                                    Texwipe

Integrated shippers products  Wafer and disc shippers                             Entegris

    We believe the materials business is particularly well-suited to benefit from our global infrastructure because addressable markets are more fragmented, there are a large number of individual products and average transaction sizes are generally smaller than in the equipment business. As a result, we believe that many companies are often unable to cost-effectively provide materials, service and support globally in order to meet semiconductor manufacturer requirements and can benefit from Metron's ability to distribute their products through our international sales and marketing organization. Similarly, by working with Metron, a customer can increase sales by improving fab productivity while reducing inventory, warehousing and other costs. For some fabs of our customers in the United States, including Motorola and Philips, our materials division has primary responsibility for the operation of the customer's on-site warehouse of materials and components we sell. Our experience, infrastructure and systems in the United States enable us to maintain a highly reliable materials inventory management and order processing system, which allows us to increase the speed of order fulfillment and provide other value-added services to both customers and principals. We plan to expand our activities in this area to other parts of the world to provide more comprehensive support to more of our customers.

    EQUIPMENT

    Our equipment business includes the marketing and sale of equipment, including products for cleaning, coating, developing and etching; detection, measurement and quality control tools; equipment used in the manufacture, fault diagnosis and repair of the masks used to create the complex patterning of semiconductors; automatic wafer handling, particle counting and cleanroom monitoring equipment. The equipment division also markets specialized containers of high purity chemicals which are used in the chemical vapor deposition and diffusion phases of semiconductor wafer processing. As of

August 31, 1999, our equipment division represented over 40 principals. The table below lists the largest products by revenue in the equipment division and the principals for those products:

TYPES OF PRODUCTS                                  PRINCIPALS
-----------------                                  ----------
Environmental gas cleaning systems                 ATMI

Wafer cleaning tools                               FSI

Photo-lithography processing tools                 FSI

High purity wafer processing chemicals             Schumacher

Wafer characterization and diagnostic tools        SDI

Photomask inspection and repair tools              Seiko Instruments

    In July 1999, we signed an agreement with Carl Zeiss to market, sell, service and support its semiconductor inspection tools in the United States. In August 1999, we signed an agreement with Komatsu Ltd. to market, sell, service and support its deep UV excimer lasers in Europe.

    Particularly in the equipment business, we believe our competitive advantage is generally greater in product areas that are not served by one of the large globally-integrated manufacturers. We have sought, and expect to continue to seek, relationships with non-United States principals seeking to penetrate the United States market and other markets outside their home territories.

    SERVICE AND SPARE PARTS

    We believe that as semiconductor manufacturers become increasingly sensitive to the costs of system downtime, they direct their purchases to suppliers who can offer comprehensive local installation, maintenance and repair service and spare parts. To meet these needs, we provide installation, maintenance, repair and service for the equipment we sell, and we employ skilled service engineers in 18 offices located in approximately 13 countries. In some cases, our service engineers are located on-site at a semiconductor manufacturer's facility. By continuing to maintain local offices in most major markets and staffing those offices with nationals fluent in local languages and customs, we are able to provide our principals and customers with sales, service and support 24 hours a day, seven days a week where necessary. We provide our customers with applications services and help them develop customized solutions to technical problems. To better serve our customers, during fiscal 1999 Metron formed a joint venture with WS Atkins Plc. to provide additional services to the semiconductor industry, including facilities management and comprehensive technical support of production equipment.

    Our service personnel receive extensive initial and follow-up training internally and/or from the principals whose products they service. Our service personnel generally receive the same training from our principals as their own personnel and receive and maintain the same certification. We generally warrant the products we sell for a period of one year, and our warranty liability is generally backed by a warranty from the principal. If we install the equipment in a customer's fab, we are generally responsible for the costs of the labor component of the warranty, and the principal is responsible for replacing parts which are under warranty. After the warranty period has expired, we also offer service contracts or on-call service support for equipment which we have supplied.

    We also provide our customers with the spare parts required to maintain and repair the equipment we have supplied and to operate other systems in their fabs. We work with our principals to maintain an inventory of mission-critical spare parts and materials close to our customers' sites so we can deliver the required parts in the shortest time possible. In some cases, we are responsible for maintaining inventories at our customers' sites, and we plan to expand the service we provide in this area.

SALES AND MARKETING

    Our worldwide sales and marketing organization is an essential part of our strategy of maintaining close relationships with our principals and with our semiconductor manufacturer customers. We provide timely and comprehensive marketing, sales, service and support for materials and equipment manufacturers, enabling these manufacturers to focus their resources on technology and product development. As of August 31, 1999, we had 204 sales and marketing employees in 33 offices in Asia, Europe and the United States. Through these sales and support offices, we maintain an important link between our principals and semiconductor manufacturers. Our sales and marketing organization identifies customer requirements, assists in product selection and monitors each transaction through final sale, shipment and installation. We also employ approximately 183 highly-skilled technical and engineering personnel around the world to support our sales and marketing organization and our customers. In Europe, we have approximately 114 support personnel in eight countries located in eleven offices as well as at several semiconductor manufacturers' facilities. In Asia, we have approximately 57 support personnel in five countries located in seven offices as well as at several semiconductor manufacturers' facilities. In the United States, we have approximately eleven support personnel located in two states. Most of our employees are fully conversant in local languages and familiar with local business culture and practices.

    We offer comprehensive sales and marketing technical support services, including materials and equipment specification review from the initial sales effort through on-going product improvement programs; demonstration of materials and equipment; tool installation, including customer site preparation and final system acceptance; on-going customer support and process improvement; editing, improving and writing of operation and maintenance manuals; and customer training programs including maintenance training and on-site operator training. Our ability to offer these extensive support services is due in part to extensive initial and follow-up training of our sales and marketing technical support personnel both in-house and by the principals whose products we sell. We also conduct technical seminars, training sessions and user group meetings, and we own and operate a 720 square foot, Class 100 cleanroom facility in Sunnyvale, California.

    We also employ applications engineers who work closely with our customers to solve particular customer problems and develop innovative processing solutions using particular equipment supplied by our principals. In some cases, our customers' engineers have collaborated with our engineers to produce and publish technical papers. Application selling and application support is a key part of our strategy to introduce and sell new technology into the semiconductor marketplace.

    We utilize a number of other marketing techniques that enable our principals to access new markets and semiconductor manufacturers. We seek to actively involve our principals in the marketing and sales process and often conduct joint sales calls on existing and potential customers with representatives from our principals. We assign product managers to some of our principals to provide particular attention to the marketing, service and support of specific product lines. We participate in various trade shows around the world, including Semicon Europa in Europe, Semicon Korea, Semicon Singapore and Semicon Taiwan in Asia and Semicon Southwest and Semicon West in the United States.

CUSTOMERS


    We market semiconductor materials and equipment to most of the world's semiconductor manufacturers and to many suppliers to the semiconductor industry, including semiconductor equipment manufacturers. In fiscal 1999, our 10 largest customers accounted for approximately 32% of our net revenue. We expect that sales to relatively few semiconductor manufacturers will always account for a significant percentage of our revenue, although the relative revenue ranking of individual customers may change from period to period. The table below sets forth our 10 largest customers in 1999 based on revenue and the geographic regions where we support these customers:


CUSTOMER                                             LOCATIONS
--------                                             ---------
Advanced Micro Devices                 Germany, Singapore, United States

Dupont Photomask                       France, United States

IBM                                    France, Germany, United States

Intel                                  Ireland, Israel, United States

Lucent                                 France, Singapore, United States

Motorola                               France, Hong Kong, United Kingdom,
                                         United States

NEC Electronics                        United Kingdom, United States

Philips                                France, Hong Kong, The Netherlands

Infineon (Siemens)                     Germany

STMicroelectronics                     France, Italy

COMPETITION

    The semiconductor industry is highly competitive. We face substantial competition on two distinct fronts: competition for product lines and competition for customers.

    COMPETITION FOR PRODUCT LINES

    For those semiconductor equipment and materials manufacturers who elect to sell through independent sales and distribution companies, we must compete with other companies for the right to sell specific product lines. Some of these independent sales and distribution companies have long-standing collaborative business relationships with semiconductor equipment and materials manufacturers which are difficult to overcome. We believe that the most significant competition on this front comes from regional semiconductor equipment and materials distribution companies. Furthermore, many equipment and materials manufacturers choose to sell directly to semiconductor manufacturers in some or all markets. In Europe and Asia, we compete with equipment and materials manufacturers who choose to sell their products directly to semiconductor manufacturers as well as with regional independent distribution companies such as Hermes in Taiwan and Macrotron and Teltec in Europe. In the United States, we compete primarily with United States semiconductor equipment and materials manufacturers who choose to sell their products directly to semiconductor manufacturers.

    We believe that our competitive advantage is greater in product areas that are not served by one of the large globally-integrated equipment or materials manufacturers. We believe that to compete effectively we must maintain a high level of investment in marketing, customer service and support in all of the markets in which we operate. Although we consider our global operations and reputation to be significant competitive advantages, we cannot be certain that we will have sufficient financial resources, technical expertise, or marketing, services and support capabilities to continue to compete successfully on this front in the future.

    COMPETITION FOR CUSTOMERS

    We compete with established semiconductor equipment and materials manufacturers who sell directly to customers and with other independent sales and distribution companies for orders from semiconductor manufacturers. Some of these competitors have greater name recognition in the territories they serve and have long-standing relationships with semiconductor manufacturers that may give them a competitive advantage. Other significant competitive factors in the semiconductor equipment and materials market include product specifications and quality, product performance, product reliability, process repeatability, customer service and support, timeliness of new product introductions, in addition to total cost of ownership and price. We anticipate that as we expand our product portfolio and expand into new markets, we will encounter additional competition, and the competitive factors listed above, among others, might make it difficult for us to establish sales and distribution capability in new markets such as Japan. This competition, as well as the local political climate and local business practices, may limit our ability to successfully expand into new markets. We cannot be certain that we will continue to compete successfully in the future.

EMPLOYEES

    As of August 31, 1999, we had 571 full-time employees, including 142 in our materials division, 246 in our equipment division and 183 in general administrative activities, including finance and accounting, sales administration, shipping and receiving and corporate management. Of our full-time employees, 125 are located in the United States, 311 are located in Europe and 135 are located in Asia. None of our employees is covered by a collective bargaining arrangement. We consider our relationships with our employees to be good.

FACILITIES

    Our corporate headquarters are located in Burlingame, California. The head of our global materials division is also based in Burlingame, California, and the head of our global equipment division is based in the United Kingdom. We own our 30,000 square foot facility in Livingston, Scotland, 18,000 square foot facility in Aschheim, Germany and 6,500 square foot facility in Almere, The Netherlands. In addition, we leased space for marketing and customer service and support purposes in 33 locations worldwide as of August 31, 1999. We operate a 720 square foot, Class 100 cleanroom in our leased facility in Sunnyvale, California.

LEGAL PROCEEDINGS

    We are not a party to any material pending legal proceedings.

                                   MANAGEMENT

SUPERVISORY AND MANAGING DIRECTORS

    The following tables set forth, as of August 31, 1999, certain information with respect to the supervisory directors and managing directors of Metron:

SUPERVISORY BOARD

NAME                                          AGE                       POSITION
----                                        --------                    --------
Robert R. Anderson(1)(2)..................     61      Supervisory Director

James E. Dauwalter(1)(2)..................     48      Supervisory Director

Joel A. Elftmann(1)(2)....................     59      Supervisory Director

Sho Nakanuma(3)(4)........................     67      Supervisory Director

MANAGING BOARD

NAME                                          AGE                       POSITION
----                                        --------                    --------
Edward D. Segal(5)........................     59      President, Chief Executive Officer and
                                                         Managing Director

Michael A. Grandinetti(6).................     51      Executive Vice President, Materials
                                                       Division and Managing Director

C. Garry Hendricks(6).....................     65      Vice Chairman of T.A. Kyser Co. and
                                                         Managing Director

Peter V. Leigh(6).........................     54      Vice President, Finance, Chief Financial
                                                         Officer and Managing Director

J. Christopher Levett-Prinsep(6)..........     53      Executive Vice President, Equipment
                                                       Division and Managing Director

Keith Reidy(6)............................     42      Vice President, Marketing and Managing
                                                         Director

------------------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

(3) Has agreed to serve as a supervisory director of Metron upon completion of this offering.

(4) Expected to become a member of the audit committee and the compensation committee.

(5) Managing director A.

(6) Managing director B.

    ROBERT R. ANDERSON has been a supervisory director of Metron since
November 1995. Mr. Anderson is presently Chairman of the Board and Chief Executive Officer of Yield Dynamics, Inc., (YDI) a semiconductor yield management software start-up company. He became a director of YDI in August 1997 and Chairman and Chief Executive Officer in October 1998.
Mr. Anderson has been Chairman of the Board of Silicon Valley Research, a semiconductor design automation software company, since January 1994 and served as Chief Executive Officer from April 1994 until July 1995 and from
December 1996 until October 1997 and as Chief Financial Officer from
September 1994 to November 1995. Mr. Anderson co-founded KLA Instruments Corporation, now KLA-Tencor Corporation, a supplier of equipment for semiconductor process control, in 1975 and served in various capacities including Chief Operating Officer, Chief Financial Officer, Vice Chairman and Chairman. Mr. Anderson also serves as a director of Applied Science & Technology Inc., a supplier of systems components for the semiconductor industry.

    JAMES E. DAUWALTER has been a supervisory director of Metron since November 1995 and was a managing director from June 1979 until November 1995. Mr. Dauwalter is Executive Vice President of Fluoroware, Inc., a wholly-owned subsidiary of Entegris, Inc. which is a principal and a large minority shareholder of Metron. Mr. Dauwalter joined Fluoroware in 1973. Mr. Dauwalter also serves as a director of Nippon Fluoroware K.K., Fluoroware-Valqua Japan K.K. and Fluoroware Southeast Asia PTE Ltd.

    JOEL A. ELFTMANN, a co-founder of Metron, has been a supervisory director since November 1995 and was a managing director from October 1975 until November 1995. Mr. Elftmann is Chairman of the Board, President and Chief Executive Officer of FSI International, Inc., a principal and a large minority shareholder of Metron. Mr. Elftmann is also a co-founder of FSI and has served as a director of FSI since 1973 and as Chairman of the Board since August 1983. From August 1983 to August 1989, and from May 1991 until the present,
Mr. Elftmann also has served as Chief Executive Officer of FSI. From 1977 to August 1983, from May 1991 until January 1998 and from August 1999 to the present, Mr. Elftmann has served as President of FSI. Mr. Elftmann also serves as a director of Veeco, Inc.


    SHO NAKANUMA, who has agreed to become a supervisory director of Metron prior to completion of this offering, has been Chairman of the Board of Directors of Ando Electric Company in Japan since June 1997. From 1988 to 1997, Mr. Nakanuma served as President of Ando Electric Company. From 1984 to 1986, Mr. Nakanuma served as President of NEC Electronics Inc. in the United States. From 1985 to 1988, Mr. Nakanuma served as a member of the Board of Directors of NEC Corporation in Japan. Mr. Nakanuma is a member of the Board of Directors of Semiconductor Equipment and Materials Internationals in the United States.
Mr. Nakanuma holds a B.S. degree in Chemical Engineering from the University of Kyoto and a Ph.D. in Engineering from the University of Tokyo.


    EDWARD D. SEGAL has been a managing director of Metron since November 1995. He joined Metron as President and Chief Executive Officer in July 1995. Prior to joining Metron, Mr. Segal served as President and Chief Executive Officer of Transpacific Technology Corporation, a company which he founded in 1982.
Mr. Segal is a member of the Board of Directors of Semiconductor Equipment & Materials International, a trade association for suppliers to the semiconductor industry. Mr. Segal holds a B.S. degree in Metallurgical Engineering from Rensselaer Polytechnic Institute.

    MICHAEL A. GRANDINETTI has been a managing director and served as Executive Vice President, Materials Division of Metron since December 1997. From 1990 to 1997, Mr. Grandinetti served in several management positions at Tylan
General, Inc., a publicly-traded manufacturer of mass flow controllers, vacuum gauges and other engineering products, most recently as Senior Vice President, and prior to that as Vice President of Sales and Marketing. Mr. Grandinetti holds a B.S. degree in Mechanical Engineering and an M.S. degree in Engineering Management from Northeastern University.


    C. GARRY HENDRICKS has been a managing director of Metron since
January 1999. He was a founding associate of T.A. Kyser Co. and Chief Executive Officer since its inception in 1977 until Kyser became a wholly-owned subsidiary of Metron in July of 1998, at which point he joined Metron and was appointed Vice Chairman of Kyser. Mr. Hendricks has served on various distributor councils of principals represented by Metron and its subsidiary, Kyser. Mr. Hendricks holds a B.B.A. degree from North Texas State University in production management.


    PETER V. LEIGH has served as Vice President, Finance and Chief Financial Officer of Metron since November 1995 and has been a managing director of Metron since November 1996. From 1992 to 1995 Mr. Leigh served as Vice President, Finance and Chief Financial Officer of Sequus Pharmaceuticals, a publicly-traded bio-pharmaceutical firm. From 1982 until 1992, Mr. Leigh served as Corporate Controller of Bio-Rad Laboratories, a publicly-traded multi-national manufacturer and marketer of analytical chemistry, diagnostic and semiconductor metrology equipment and materials. Mr. Leigh holds a B.A. degree from the University of Oxford and an M.B.A. degree from the Harvard Business School.

    J. CHRISTOPHER LEVETT-PRINSEP has been a managing director of Metron since July 1983 and has served as managing director of Metron's United Kingdom subsidiary, of which he was the founder and first employee, since 1978.
Mr. Levett-Prinsep served as President of Metron's European Operations from August 1994 until December 1997, when he became Executive Vice President, Equipment Division. Mr. Levett-Prinsep holds an Ordinary Certificate in Technology from Coventry Technical College and an Advanced Certificate from Wednesbury College of Technology.

    KEITH REIDY has been a managing director of Metron since April 1999 and has served as Vice President, Marketing since March 1999. Mr. Reidy has also served as Director, Product Development and Director, U.S. Representative Organization. Prior to joining Metron in July 1995, Mr. Reidy served as the Vice President, Sales of Transpacific Technology. Mr. Reidy holds a B.S. degree in engineering from the University of California, Davis and an M.S. in engineering from Purdue University.

DUTIES OF METRON MANAGEMENT

    Metron has a supervisory board and a managing board. Under the laws of The Netherlands, supervisory directors cannot be managing directors of a company. The primary responsibilities of the supervisory board are supervising the managing board of Metron and the general affairs and business of Metron and advising the managing board. The managing board is responsible for the management of the day-to-day operations of Metron and is required to keep the supervisory board informed about such operations. Under Metron's articles of association, the managing board is required to obtain the prior approval of the supervisory board for those resolutions of the managing board as the supervisory board has designated by resolution and so informed the managing board. No resolution to this effect has been passed to date. Generic references in this prospectus to directors refer to members of either the supervisory board or managing board. Other executives do not bear the responsibilities attributed to members of the managing board and the supervisory board, or the related liabilities, if any.

    The Metron articles provide for a supervisory board of one or more persons. The Metron articles also provide for the appointment of one or more managing directors A and one or more managing directors B under the supervision of the supervisory board. The number of supervisory directors and the number of managing directors is determined by the supervisory board. Metron presently has three supervisory directors, one managing director A, Mr. Segal, its President and Chief Executive Officer, and five managing directors B.

    The general meeting of shareholders appoints the supervisory directors and at all times has the power to suspend or dismiss any supervisory director. A resolution to appoint a supervisory director can only be passed upon recommendation by the supervisory board. Under the Metron articles, each member of the supervisory board holds office for a one-year term following that member's election as a member of the supervisory board, or until that member's earlier resignation, death or removal by a decision of a general meeting. However, a member of the supervisory board elected not at the general meeting of shareholders but at an extraordinary meeting of shareholders serves until the next general meeting of shareholders or until that member's earlier resignation, death or removal by a decision of the general meeting. Each member of the supervisory board holds office until that member's resignation, death or removal by a decision of a general meeting of shareholders. In addition, each supervisory director is required to resign as of the date of the general meeting of shareholders held in the year in which that director attains the age of 72. A shareholders' resolution to suspend or dismiss a supervisory director must be adopted by a two-thirds majority of the valid votes cast representing more than half of the issued share capital.

    The entire managing board, as well as each managing director A individually, has the power to represent Metron and bind Metron in agreements with third parties. A managing director B may only represent Metron together with another managing director. The general meeting of shareholders appoints the managing directors for an unlimited period of time, determines whether the managing director shall serve as a managing director A or as a managing director B and at all times has the power to suspend or dismiss any managing director. A resolution to appoint a managing director can only be passed upon recommendation by the supervisory board. Each managing director can at all times also be suspended by the supervisory board for a period of up to three months. A shareholders' resolution to suspend or dismiss a managing director must be adopted by a two-thirds majority of the valid votes cast representing more than half of the issued share capital. The supervisory board decides on the remuneration and further terms and conditions of employment for each of the managing directors. Managing directors, along with other employees of subsidiaries of Metron, are eligible for options under the terms of Metron's employee option plans.

    Metron's managing directors have been appointed by the general meeting of Metron's shareholders to serve for an indefinite period of time.

COMMITTEES OF THE SUPERVISORY BOARD

    In March 1996, the supervisory board created two supervisory board committees. The compensation committee has responsibility for providing recommendations to the supervisory board for final decision concerning salaries and incentive compensation for managing directors, executive officers and certain key employees of, and consultants to, Metron. The audit committee has responsibility for reviewing the internal accounting procedures and controls of Metron and the results and scope of the audit and other services provided by Metron's independent auditors. At the present time, and until the general meeting appoints further supervisory board members, all of the existing supervisory directors are members of both committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our compensation committee consists of Messrs. Anderson, Dauwalter and Elftmann.

    None of the current members of our compensation committee is an officer or employee of Metron. Mr. Elftmann is Chairman of the Board and Chief Executive Officer of FSI, one of our principals and shareholders. Mr. Dauwalter is Executive Vice President of Fluoroware, a wholly-owned subsidiary of Entegris, one of our principals and shareholders. See "Certain Transactions" for a more detailed description of the relationship between Metron and each of FSI and Entegris.

SUPERVISORY DIRECTOR COMPENSATION

    The supervisory board may grant a remuneration to one or more of the supervisory directors. Members of the supervisory board are paid annual director's fees of $1,000 for each meeting which they attend in person or by telephone. In addition, supervisory board members are paid $500 for each meeting they attend of a board committee of which they are a member, but only when the board committee meets on a day when the supervisory board itself is not meeting. Beginning in January 1998, the supervisory directors voluntarily opted to forego receiving their directors fees. The supervisory directors may at any time choose to accept their director fees and at that point the fees would again be paid by Metron to the supervisory directors. Each member of the supervisory board will receive an initial grant of 15,000 options and subsequent annual grants of 3,750 options.

MANAGING DIRECTOR COMPENSATION

    The following table sets forth certain information for fiscal 1999 regarding the compensation of Metron's Chief Executive Officer and each of the four most highly compensated managing directors of Metron whose salary and bonus for such year were in excess of $100,000 on an annualized basis, which we refer to as the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE


                                                         ANNUAL COMPENSATION
                                                -------------------------------------
                                                                       OTHER ANNUAL      ALL OTHER
NAME AND POSITION                                SALARY     BONUS     COMPENSATION(1)   COMPENSATION
-----------------                               --------   --------   ---------------   ------------
Edward D. Segal ..............................  $281,730   $86,000             --          $   699(2)
  President and Chief Executive Officer and
  Managing Director

J. Christopher Levett-Prinsep ................   207,611    60,644             --           44,338(3)
  Executive Vice President, Equipment Division
  and Managing Director

Keith Reidy ..................................   192,500    60,000         $1,308(4)           677(2)
  Vice President, Marketing and Managing
  Director

C. Garry Hendricks ...........................   190,818    25,000             --           13,940(2)
  Vice Chairman of T.A. Kyser Co. and Managing
  Director

Peter V. Leigh ...............................   155,513    51,000             --              614(2)
  Vice President, Finance and Chief Financial
  Officer and Managing Director


------------------------

(1) None of the perquisites and other benefits paid to any Named Executive Officer exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by the Named Executive Officer.

(2) Represents insurance premiums.

(3) Represents $8,654 in insurance premiums and $35,684 in payments to a defined contribution plan.

(4) Represents commissions.

OPTION GRANTS IN LAST FISCAL YEAR

    There were no options or stock appreciation rights awarded to any of the Named Executive Officers during fiscal 1999.

     AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

    None of the Named Executive Officers exercised options in the last fiscal year. The following table sets forth the number and value of securities underlying unexercised options held by the Named Executive Officers at May 31, 1999:

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                                                   OPTIONS/SARS AT                   IN-THE-MONEY OPTIONS
                                                   MAY 31, 1999(1)                    AT MAY 31, 1999(2)
                                            ------------------------------      ------------------------------
NAME                                        EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----                                        -----------      -------------      -----------      -------------
Edward D. Segal ..........................    493,076           32,872          $2,490,034         $166,004
  President and Chief Executive Officer
  and Managing Director

J. Christopher Levett-Prinsep ............     84,375            5,625             426,094           28,406
  Executive Vice President, Equipment
  Division and Managing Director

Keith Reidy ..............................     84,375            5,625             426,094           28,406
  Vice President, Marketing and Managing
  Director

C. Garry Hendricks .......................         --               --                  --               --
  Vice Chairman of T.A. Kyser Co. and
  Managing Director

Peter V. Leigh ...........................     78,750           11,250             397,688           56,813
  Vice President, Finance and Chief
  Financial Officer and Managing Director

------------------------


(1) The weighted average exercise price for these options is $2.78 per share.


(2) The value of unexercised "in-the-money" options is based on the fair market value of $7.83 as of May 31, 1999, as determined by the supervisory board, minus the exercise price, multiplied by the number of shares underlying the option.

EQUITY AND PROFIT SHARING PLANS

    EMPLOYEE STOCK OPTION PLAN. The Amended and Restated Employee Stock Option Plan (Option Plan) was adopted by our supervisory board in February 1995 and approved by our shareholders in June 1995. An amendment and restatement of the Option Plan, adopted by our supervisory board in October 1999, amended the Option Plan in preparation for this offering. Our shareholders will also be asked to approve the amendment and restatement of the Option Plan.

    There are 2,750,000 common shares reserved for issuance under the Option Plan. Shares subject to share awards that have lapsed or terminated, without having been exercised in full, and any shares repurchased by Metron pursuant to a repurchase option provided under the Option Plan may again become available for the grant of awards under the Option Plan.

    The Option Plan provides for grants of incentive stock options that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (Code), to our employees, including officers and employee directors, or the employees of any of our affiliates. Nonqualified stock options, rights to acquire restricted shares and share bonuses may be granted to employees, including officers, directors of and consultants to Metron or any of our affiliates. Options, rights to acquire restricted shares and share bonuses are referred to collectively as "stock awards" for purposes of the Option Plan. The Option Plan may be administered by the supervisory board or a committee appointed by the supervisory board; references herein to the supervisory board shall include any such committee. After this offering, it is intended that the Option Plan will be administered by the compensation committee, currently consisting of Messrs. Anderson, Dauwalter and Elftmann, all of whom are "non-employee directors" under applicable securities laws and "outside directors," as defined under the Code. The supervisory board has the authority to determine to whom awards are granted, the terms of such awards, including the type of awards to be granted, the exercise price, the number of shares subject to the awards and the vesting and exercisability of the awards.

    The term of an option granted under the Option Plan generally may not exceed ten years. The exercise price of options granted under the Option Plan is determined by the supervisory board, but cannot be less than 100% of the fair market value of the underlying common shares on the date of grant. Options granted under the Option Plan vest at the rate specified in the option agreement. No option may be transferred by the optionee other than by will or the laws of descent or distribution, provided that an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with Metron or any of our affiliates ceases for any reason, other than due to disability, generally may exercise vested options during the 90-day period following such cessation, unless such options terminate or expire sooner by their terms, or during such longer or shorter period as may be determined by the supervisory board and set forth in the option agreement. Vested options generally may be exercised during the 12-month period after an optionee's relationship with Metron or any of our affiliates ceases due to the optionee's disability.

    No incentive stock options may be granted to any person who, at the time of the grant, owns, or is deemed to own, shares possessing more than 10% of the total combined voting power of Metron or any of our affiliates, unless the option exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the common shares underlying incentive stock options which become exercisable by an optionee during any calendar year may not exceed $100,000. Any options, or portions thereof, which exceed this limit are treated as nonqualified stock options.

    If Metron becomes subject to Section 162(m) of the Code, which denies a deduction to publicly held corporations for certain compensation paid to specific employees in a taxable year to the extent that the compensation exceeds $1,000,000, no person may be granted options under the Option Plan covering more than 1,000,000 common shares in any calendar year.

    Rights to acquire restricted shares granted under the Option Plan may be granted subject to a repurchase option in favor of Metron that will expire pursuant to a vesting schedule. The purchase price of such awards will be at least 85% of the fair market value of the common shares on the date of grant. Share bonuses may be awarded in consideration for past services without the payment of a purchase price. Rights under a share bonus or restricted share bonus agreement may not be transferred other than by will, the laws of descent and distribution or a qualified domestic relations order while the shares awarded pursuant to such an agreement remain subject to the agreement, provided that a holder of such rights may designate a beneficiary who may exercise the right following the holder's death.

    Upon certain changes in control of Metron, all outstanding share awards under the Option Plan may be assumed by the surviving entity or replaced with similar share awards granted by the surviving entity. If the surviving entity does not assume such awards or provide substitute awards, then with respect to persons whose service with Metron or an affiliate has not terminated prior to such change in control, the awards shall become fully vested and will terminate if not exercised prior to such change in control.


    As of August 31, 1999, there were 1,986,348 options outstanding under the Option Plan, held by 331 employees including all of the managing directors, to purchase shares of Metron at a weighted average exercise price of $5.50 per share. No other share awards were outstanding under the Option

Plan. The Option Plan will terminate in February 2005, unless terminated sooner by the supervisory board.


    1999 EMPLOYEE STOCK PURCHASE PLAN. In October 1999, our supervisory board adopted, subject to shareholder approval, the 1999 Employee Stock Purchase Plan (Purchase Plan). A total of 300,000 common shares have been reserved for issuance under the Purchase Plan. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code.

    The Purchase Plan provides a means by which employees may purchase common shares of Metron through payroll deductions. The Purchase Plan is implemented by offerings of rights to eligible employees. Under the Purchase Plan, the supervisory board may specify offerings with a duration of not more than 12 months, and may specify shorter purchase periods within each offering. The initial offering will begin on the effective date of this offering and terminate on June 1, 2000. Purchase dates under the offerings will occur each June 1 and December 1. New offerings are expected to begin each June 1 and December 1 after the initial offering.


    Employees who participate in an offering may have up to 5% of their earnings withheld pursuant to the Purchase Plan. The amount withheld is then used to purchase common shares on specified purchase dates determined by the supervisory board, up to a maximum of 10,000 common shares on each specified purchase date. The price of common shares purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common shares on the commencement date of each offering period or the fair market value of the common shares on the relevant purchase date. Employees who become eligible to participate in the Purchase Plan for the first time during an ongoing offering will be permitted to begin participating in the Purchase Plan on the day after the next purchase date that occurs under the offering. The price of common shares purchased under the Purchase Plan for employees who begin participating in the Purchase Plan during an ongoing offering will be equal to 85% of the lower of the fair market value of the common shares on the day they begin participating in the Purchase Plan or the fair market value of the common shares on the relevant purchase date. Employees may end their participation in an offering at any time during such offering except during the 15-day period immediately prior to a purchase date. Employees' participation in all offerings will end automatically on termination of their employment with us or one of our subsidiaries.


    Unless otherwise determined by our supervisory board, employees are eligible to participate in the Purchase Plan only if they are customarily employed by us or one of our subsidiaries designated by the supervisory board for at least
20 hours per week and five months per calendar year. No employee shall be eligible for the grant of any rights under the Purchase Plan if immediately after such rights are granted, such employee will have voting power over 5% or more of our outstanding capital shares. Eligible employees may be granted rights only if the rights together with any other rights granted under employee stock purchase plans do not permit such employees' rights to purchase shares of Metron to accrue at a rate which exceeds $25,000 of fair market value of those shares for each calendar year in which those rights are outstanding.

    Upon a change in control of Metron, each right to purchase common shares will be assumed or an equivalent right substituted by the successor corporation; if the rights are not assumed or substituted, all sums collected by payroll deductions will be applied to purchase shares immediately prior to the change in control. The supervisory board has the authority to amend or terminate the Purchase Plan; provided, however, that no action may adversely affect any outstanding rights to purchase common shares.

    1997 SUPERVISORY DIRECTORS' STOCK OPTION PLAN. Effective October 1997, our supervisory board and managing board adopted, and our shareholders approved, the 1997 Supervisory Directors' Stock Option Plan (Directors' Plan), to provide for the automatic grant of options to purchase common shares to supervisory directors of Metron. The Directors' Plan is administered by the supervisory board. In

October 1999, an amendment and restatement of the Directors' Plan was adopted by the supervisory board in connection with this offering.

    The aggregate number of common shares that may be issued pursuant to options granted under the Directors' Plan is 225,000. Pursuant to the terms of the Directors' Plan, each of our directors who is not an employee of or consultant to Metron or one of our affiliates was automatically granted an option to purchase 15,000 common shares on the effective date of the Directors' Plan. Each person who is elected or appointed for the first time to be a non-employee director after the effective date of the Directors' Plan will be granted an option to purchase 15,000 common shares upon such election or appointment. In addition, each non-employee director who has served as a non-employee director for six months prior to an annual meeting and who is reelected at such annual meeting will be automatically granted an option to purchase 3,750 common shares on the day of each such annual meeting. The exercise price of options under the Directors' Plan will equal the fair market value of the common shares on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date on which it was granted.

    Each option granted under the Directors' Plan will vest in four equal annual installments, with the first installment vesting on the first anniversary of the date of grant, provided that the optionee has, during the entire period prior to each vesting installment date, continuously served as a non-employee director or employee of or consultant to Metron or one of our affiliates. If a non-employee director's service as a non-employee director or employee of or consultant to Metron or one of our affiliates ceases for any reason other than a voluntary termination by the optionee or an involuntary termination for cause, the option will become fully vested on the date of termination. A non-employee director whose service as a non-employee director or employee of or consultant to Metron or any of our affiliates ceases for any reason other than death may exercise outstanding options in the 12-month period following such cessation (unless these options terminate or expire sooner by their terms). Outstanding options may be exercised during the 18-month period after such service ceases due to death.

    Upon specified changes in control of Metron, all outstanding share awards under the Directors' Plan may be assumed by the surviving entity or replaced with similar share awards granted by the surviving entity. If the surviving entity does not assume the awards or provide substitute awards, then the awards will terminate if not exercised prior to the change in control.

    As of August 31, 1999, there were 67,500 options outstanding under the Directors' Plan, held by three non-employee directors, to purchase common shares of Metron at a weighted average exercise price of $8.03 per share. The Directors' Plan will terminate in October 2007, unless terminated sooner by the supervisory board.

    T.A. KYSER COMPANY EMPLOYEE STOCK OWNERSHIP PLAN. Prior to our acquisition of Kyser, Kyser established a stock bonus plan that qualifies as a tax-qualified employee stock ownership plan under Sections 401(a) and 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, the T.A. Kyser Company Employee Stock Ownership Plan (Kyser ESOP). Employees of Kyser are eligible to participate in the Kyser ESOP. Unlike our 401(k) plan, eligible employees may not make deferrals from their own compensation as contributions to the Kyser ESOP. Instead, we may make discretionary contributions to the Kyser ESOP on behalf of eligible employees. These contributions are then used to purchase common shares of Metron, which is held in the Kyser ESOP in participants' accounts. Participants may also elect to invest a portion of their account balances in other investment options. Eligible employees may not sell the Metron shares held in their accounts until they retire or otherwise terminate employment with Kyser. Contributions to the Kyser ESOP, if any, are subject to a vesting schedule. Although Kyser made contributions to the Kyser ESOP prior to our acquisition of Kyser, we do not intend to make, and have not made, any contributions to the Kyser ESOP following that acquisition.

    As of August 31, 1999, the Kyser ESOP held an aggregate of 460,683 common shares.

    METRON TECHNOLOGY CORPORATION 401(k) RETIREMENT PLAN. We have established a tax-qualified employee savings and retirement plan, the Metron Technology Corporation 401(k) Retirement Plan (401(k) Plan), for eligible employees. Eligible employees may elect to defer a percentage of their pre-tax gross compensation in the 401(k) Plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) Plan in an amount determined by our supervisory board. We may also make additional discretionary profit sharing contributions in such amounts as determined by the supervisory board, subject to statutory limitations. Matching and profit-sharing contributions, if any, are subject to a vesting schedule; all other contributions are at all times fully vested. We intend the 401(k) Plan, and the accompanying trust, to qualify under Sections 401 and 501 of the Code so that contributions by employees or by Metron to the 401(k) Plan, and income earned, if any, on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that we will be able to deduct our contributions, if any, when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options.

    The Named Executive Officers, along with other members of management, are also entitled to participate in various annual profit sharing plans which are adopted on an annual basis by our supervisory board on the recommendation of our Chief Executive Officer. These profit sharing plans generally provide that we will reserve various amounts, a profit sharing pool, calculated in accordance with certain pre-determined formulas, and that participants in a particular profit sharing pool will be entitled to receive a pre-determined share of such pool. In addition, the compensation committee of the supervisory board does, from time to time, grant discretionary bonuses to our employees, including the Named Executive Officers.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    All of the Named Executive Officers are employed pursuant to employment contracts with a subsidiary of Metron which is incorporated in their country of residence.

    Edward D. Segal is employed at will pursuant to an employment contract entered into in September 1999 with Metron Technology Corporation (MTC), a California corporation and with Metron Technology N.V. The employment contract provides that Mr. Segal will serve as a managing director of Metron and as Metron's President and Chief Executive Officer at an annual salary of not less than $295,000. The agreement also provides for Mr. Segal's participation in an annual incentive compensation plan approved by the supervisory board and for other usual and customary benefits. Metron and MTC agreed to indemnify
Mr. Segal against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the management board, or an executive officer, or in any other capacity in which services are rendered to Metron or MTC and its subsidiaries. However, Mr. Segal would not be entitled to indemnification under this agreement under certain circumstances including if indemnification is expressly prohibited under applicable law and if indemnification is expressly prohibited by Metron's articles or MTC's charter. If Mr. Segal's employment is terminated by MTC without cause or by Mr. Segal for good reason or due to disability, in exchange for Mr. Segal's signing a release of all claims, he will continue to receive his base salary for a period of 12 months in addition to other customary benefits.

    Michael A. Grandinetti is employed pursuant to an employment contract entered into in September 1999 with MTC and with Metron Technology N.V. The employment contract provides that Mr. Grandinetti will serve as a managing director and as Executive Vice President, Materials of Metron at an annual salary of not less than $190,000. The agreement also provides for Mr. Grandinetti's participation in an annual incentive compensation plan approved by the supervisory board and for other usual and customary benefits. Metron and MTC agreed to indemnify Mr. Grandinetti against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the management board, or an executive officer, or in any other capacity in which services are rendered to Metron or MTC and its subsidiaries. However, Mr. Grandinetti would not be entitled to indemnification under this agreement under specified circumstances, including if indemnification is expressly prohibited under applicable law or prohibited by Metron's articles or MTC's charter. If Mr. Grandinetti's employment is terminated by MTC without cause or by Mr. Grandinetti for good reason or due to disability, in exchange for Mr. Grandinetti's signing a release of all claims, he will continue to receive his base salary for a period of 12 months in addition to other customary benefits.

    C. Garry Hendricks is employed pursuant to an employment contract entered into July 1998 with Kyser, MTC and Metron Technology N.V. The employment contract provides that Mr. Hendricks will serve as Vice Chairman of Kyser at an annual salary of not less than $195,000. The agreement also provides that if Mr. Hendricks' employment is terminated by Metron for cause or by Mr. Hendricks for good reason prior to July 2001, Mr. Hendricks will enter into a consulting arrangement with Metron and will continue to receive his base salary until July 2001. Under the agreement, Mr. Hendricks participates in an annual incentive compensation plan approved by the supervisory board of Metron and an incentive compensation plan for employees of Kyser and receives other usual and customary benefits. Kyser agreed to indemnify Mr. Hendricks against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as an employee, officer, director or agent in which services are rendered to Kyser. However, Mr. Hendricks would not be entitled to indemnification under this agreement under specified circumstances, including if indemnification is expressly prohibited under applicable law or prohibited by Kyser's charter.

    Peter V. Leigh is employed pursuant to an employment contract entered into in September 1999 with MTC and with Metron Technology N.V. The employment contract provides that Mr. Leigh will serve as a managing director of Metron and as Metron's Vice President, Finance and Chief Financial Officer at an annual salary of not less than $170,000. The agreement also provides for Mr. Leigh's participation in an annual incentive compensation plan approved by the supervisory board and for other usual and customary benefits. Metron and MTC agreed to indemnify Mr. Leigh against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the management board, or an executive officer, or in any other capacity in which services are rendered to Metron or MTC and its subsidiaries. However, Mr. Leigh would not be entitled to indemnification under this agreement under specified circumstances including if indemnification is expressly prohibited under applicable law or prohibited by Metron's articles or MTC's charter. If Mr. Leigh's employment is terminated by MTC without cause or by Mr. Leigh for good reason or due to disability, in exchange for Mr. Leigh's signing a release of all claims, he will continue to receive his final base salary for a period of 12 months in addition to other customary benefits.

    J. Christopher Levett-Prinsep is employed by Metron Technology (U.K.) Ltd., pursuant to an employment contract entered into in May 1996. The employment contract provides that Mr. Levett-Prinsep will serve as a managing director of Metron and of Metron Technology (U.K.) Ltd. and as President of Metron's European Operations at an annual salary of not less than L103,000, or approximately $173,000. The agreement also provides for Mr. Levett-Prinsep's participation in an annual incentive compensation plan approved by our supervisory board and for other usual and customary benefits. The employment contract may be terminated by either party on twelve months' notice.

    Keith Reidy is employed by Metron Technology Corporation, pursuant to an employment contract entered into in September 1999 with MTC and with Metron Technology N.V. The employment contract provides that Mr. Reidy will serve as a managing director and as Vice President, Marketing of Metron at an annual salary of not less than $200,000. The agreement also provides for Mr. Reidy's participation in an annual incentive compensation plan approved by the supervisory board, and for other usual and customary benefits. Metron and MTC agreed to indemnify Mr. Reidy against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the management board, or an executive officer, or in any other capacity in which services are rendered to Metron or MTC and its subsidiaries. However, Mr. Reidy would not be entitled to indemnification under this agreement under specified circumstances, including if indemnification is expressly prohibited under applicable law or prohibited by Metron's articles or MTC's charter. If Mr. Reidy's employment is terminated by MTC without cause or by Mr. Reidy for good reason or due to disability, in exchange for Mr. Reidy's signing a release of all claims, he will continue to receive his base salary for a period of 12 months in addition to other customary benefits.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    In addition to the indemnification provisions included in some of the managing directors' employment agreements discussed above, under the Metron articles, except in case of willful misfeasance, bad faith or gross negligence or improper personal benefit, every person or legal entity who is, or has been, a managing director, a supervisory director or an officer with the power to represent Metron, employee or agent of Metron, who is made a party or is threatened to be made a party to any claim by virtue of such capacity, shall be indemnified by Metron, to the fullest extent permitted under any applicable law, against (1) any and all liabilities imposed on him or it, (2) any and all expenses and (3) any and all amounts paid in settlement by him or it, in each case in connection with any such claim.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Metron pursuant to the foregoing provisions, Metron has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

                              CERTAIN TRANSACTIONS

    The following is a description of transactions since June 1, 1996, to which Metron has been a party, in which the amount involved in the transaction exceeds $60,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangement which are otherwise required to be described under "Management."

TRANSACTIONS WITH FSI

    Prior to this offering, FSI held approximately 32.7% of Metron's outstanding shares, and in fiscal 1999, products from FSI accounted for 24% of Metron's revenue. In addition, Mr. Elftmann, a supervisory director of Metron, is Chairman of the Board of FSI.

    DISTRIBUTION AGREEMENT. In March 1998, Metron and FSI entered into a distribution agreement which has been amended to reflect FSI's sale of its chemical management division in July 1999. Pursuant to the terms of this agreement, FSI and Metron agreed that, with some exceptions, Metron would distribute some of FSI's products and related spare parts in specific countries primarily in Europe and Asia. Metron, as distributor, agreed to use its best efforts to sell the agreed upon products and spare parts in the designated territory. Provided that FSI does not provide Metron with a termination notice prior to the closing of this offering, the distribution agreement shall continue for a term of two years from the date of the closing of the offering. Either party may terminate the agreement after the expiration of this initial term by providing at least 12 months prior written notice. In the event that, in connection with a public offering, the agreement with Entegris is amended to change the term and termination provisions which are in effect, and if those terms are more favorable to Entergis, then the agreement with FSI shall be amended to include the terms of the Entegris amendment regarding the term and termination.

    FSI sells products to Metron and Metron receives from FSI discounts ranging from 5% to 20% of the net sales price. The exact percentage varies depending on the product. For some products, the discounts may be renegotiated at the request of FSI if FSI's ownership of Metron drops below 25%. In cases where customers receive discounts off of the net sales price, the discounts are generally divided between FSI and Metron. The actual terms vary depending on product, location and the extent of the discount.

    JOINT VENTURE AND SHARE PURCHASE AGREEMENTS. Prior to February 27, 1999, Metron and FSI were parties to joint venture agreements. Pursuant to these agreements, Metron owned 50% of FSI-CME and 35% of FSI-CMK. Metron contributed 470,925,000 South Korean won, or approximately $583,000, as an initial capital contribution to FSI-CMK in June 1997 and was responsible for 35% of any further capital contributions. Metron was responsible for 50% of any capital contributions to FSI-CME. Metron distributed some of the products of FSI-CME pursuant to a distribution agreement with FSI-CME. Metron was entitled to elect two members to FSI-CME's board and one member to the board of FSI-CMK.

    As of February 27, 1999, Metron entered into share purchase agreements with FSI pursuant to which Metron sold, and FSI purchased, all of Metron's ownership interest in FSI-CMK for $310,000 and all of Metron's ownership interest in FSI-CME for $2,200,000. Metron recorded a loss on the sale of its interest in FSI-CMK of $263,000 and a gain on the sale of its interest in FSI-CME of $123,000. Pursuant to the share purchase agreements, Metron agreed to execute whatever documentation was reasonably determined necessary for the parties to terminate the joint venture agreements and the distribution agreement with FSI-CME. In addition, the directors appointed by Metron to the boards of FSI-CMK and FSI-CME resigned from these board positions. On May 18, 1999 Metron and FSI entered into an agreement, effective as of February 27, 1999, to terminate the joint venture agreements and the distribution agreement with FSI-CME.

    OTHER AGREEMENTS. FSI is also party to an investor rights agreement which grants FSI registration rights pursuant to the shares it owns. See "Summary of Certain Provisions of the Metron Articles and Other Matters--Registration Rights" for a description of the registration rights granted to FSI.

    As a supervisory director of Metron, Mr. Elftmann receives yearly option grants. In connection with Mr. Elftmann's service as the Chairman of the Board of FSI, he has entered into an agreement with FSI pursuant to which he agrees to exercise his options to purchase common shares of Metron at the request of FSI, to vote the shares received upon exercise of the options as directed by FSI and to hold title to these shares only as a nominee for FSI, without any beneficial right, ownership, or interest in the shares. In addition, Mr. Elftmann agreed to convey title to the option (if this is permitted by its terms) and any shares received upon exercise of the option to FSI or to sell the shares and remit the proceeds to FSI upon FSI's request.

TRANSACTIONS WITH ENTEGRIS

    Prior to this offering, Entegris held approximately 32.7% of Metron's outstanding shares, and in fiscal 1999, products from Entegris accounted for 21% of Metron's revenue. In addition, Mr. Dauwalter, a supervisory director of Metron, is Executive Vice President and Chief Operating Officer of Fluoroware, a wholly-owned subsidiary of Entegris.

    DISTRIBUTION AGREEMENTS. In July 1995, Metron and Fluoroware, now a wholly-owned subsidiary of Entegris, entered into a distribution agreement. Pursuant to the terms of this agreement, Entegris and Metron agreed that, with some exceptions, Metron would be the exclusive, independent distributor of some of Entegris's products in specific countries primarily in Europe and Asia. Metron, as distributor, agreed to use its best efforts to sell the agreed upon products in the designated territory. Unless the contract is terminated under specific conditions, the contract will remain in place until July 1, 2000, and is automatically renewed thereafter for additional terms of two years. The contract can be terminated upon written notification given more than twelve months prior to the expiration of the applicable term.

    Entegris may sell products for use in the territories on a representative basis, but agrees to pay Metron a commission of 10% of the applicable sales list price of the products for all such sales, such commission may, at the option of Entegris, be divided between Metron and a third party on an equitable basis and consistent with past practices between Metron and Entegris. With certain exceptions, products are sold to Metron at the U.S. domestic sales list prices, less a discount which ranges from 5% to 40% depending on the product, unless another amount is agreed to in writing.

    In September of 1997, Fluoroware entered into a distribution agreement with Kyser. Pursuant to the terms of this agreement, Fluoroware and Kyser agreed that Kyser would be stocking distributor for specific Fluoroware gas and liquid handling products in certain states in the United States. Kyser, as distributor, agreed to use its best efforts to stock, market and sell products within the states which comprise its territory. The agreement is for a term of five years, expiring August 31, 2002, and, unless either party terminates, the agreement is renewed automatically for successive five year terms. Notice of termination must be given one year prior to the expiration of the term of the agreement for termination without cause. Termination for cause may occur at any time if specific conditions are met.

    Fluoroware agreed to sell its products to Kyser at a 15% to 40% discount from the Fluoroware published list price, with the exact percentage dependent on the product. In some instances, Kyser may act as a manufacturer's representative rather than as a stocking distributor. As a manufacturer's representative, Kyser receives a commission of between 10% and 2% of the sales price depending on the discount off of the list price given to the customer and the products sold. In some instances the commission is not specified and is to be negotiated prior to the sale.

    OTHER AGREEMENTS. Entegris is also party to an investor rights agreement which grants Entegris registration rights pursuant to the shares it owns. See "Summary of Certain Provisions of the Metron

Articles and Other Matters--Registration Rights" for a description of the registration rights granted to Entegris.

    As a supervisory director of Metron, Mr. Dauwalter receives yearly option grants. In connection with Mr. Dauwalter's service as the Executive Vice President of Fluoroware, he has entered into an agreement with Fluoroware pursuant to which he agrees to exercise his options to purchase common shares of Metron at the request of Fluoroware, to vote the shares received upon exercise of the options as directed by Fluoroware and to hold title to these shares only as a nominee for Fluoroware, without any beneficial right, ownership, or interest in the shares. In addition, Mr. Dauwalter agreed to convey title to the option (if this is permitted by its terms) and any shares received upon exercise of the option to Fluoroware or to sell the shares and remit the proceeds to Fluoroware upon the request of Fluoroware.

KYSER TRANSACTIONS

    In July 1998, Metron entered into a merger and reorganization agreement with Kyser pursuant to which all of the outstanding shares of Kyser stock were converted into 1,582,683 common shares of Metron, of which 10,230 have been returned to Metron in accordance with the agreement. The transaction was valued by an independent appraiser at approximately $12.3 million. Pursuant to the transaction, Kyser became a wholly-owned subsidiary of Metron. Mr. Hendricks, currently a managing director of Metron and Vice Chairman of Kyser, was the Chief Executive Officer and large minority shareholder of Kyser at the time. Pursuant to the merger agreement, Mr. Hendricks received 694,585 shares in the transaction, valued at approximately $5.4 million, he entered into an employment agreement with us, was elected as a managing director of Metron and appointed as Vice Chairman of Kyser. For additional information on the terms of the employment agreement, see "Employment Agreements and Termination of Employment Arrangements."

    Prior to Kyser's becoming a subsidiary of Metron, Mr. Hendricks personally guaranteed loans and revolving credit agreements made by banks to Kyser for general operating expenses. Mr. Hendricks was the guarantor on a revolving credit agreement in a maximum amount of $11,000,000 with Compass Bank at the time of the Kyser transaction. In October 1998, following the acquisition of Kyser by Metron, the note was amended and Metron became the guarantor and Mr. Hendricks was released as a guarantor.

EARLY RETIREMENT AGREEMENT

    Udo Jaensch was the managing director of Metron Technology Deutschland Gmbh
(MTD), a subsidiary of Metron, until 1998 and a managing director of Metron until February 15, 1999. Pursuant to a cancellation and early retirement agreement among Metron, MTD and Mr. Jaensch, Mr. Jaensch resigned from both positions. In exchange, MTD agreed to pay Mr. Jaensch early retirement payments of DM 270,000 (approximately $150,000) per year in monthly installments until April 2, 2005. The early retirement payment is to be adjusted yearly for changes in the cost of living. In the event MTD fails to make these payments, Metron agreed to make the payments to Mr. Jaensch. MTD also agreed to transfer certain property owned by MTD and used by Mr. Jaensch to Mr. Jaensch. Mr. Jaensch is selling 83,225 common shares in this offering.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common shares as of August 31, 1999, and as adjusted to reflect the sale of our common shares offered in this offering: (1) each shareholder who is known by us to own beneficially more than 5% of our common shares; (2) each of our supervisory directors; (3) each of our Named Executive Officers; (4) all of our supervisory directors and managing directors as a group; and (5) all selling shareholders as a group. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their common shares, except to the extent authority is shared by spouses under applicable law. Unless otherwise noted, the address of each shareholder is c/o Metron Technology N.V., 1350 Old Bayshore Highway, Suite 360, Burlingame, California 94010.


                                            SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                             OWNED PRIOR TO THE       NUMBER OF      OWNED AFTER THE
                                                OFFERING(1)            SHARES          OFFERING(1)
                                            --------------------        BEING     ----------------------
NAME AND ADDRESS                             NUMBER     PERCENT        OFFERED     NUMBER     PERCENT(2)
----------------                            ---------   --------      ---------   ---------   ----------
Entegris, Inc.(3) ........................  3,315,774     32.8%         611,962   2,703,812       21.8%
  3500 Lyman Boulevard
  Chaska, MN 55318

FSI International, Inc.(4) ...............  3,315,774     32.8          611,962   2,703,812       21.8
  322 Hazeltime Drive
  Chaska, MN 55318

Udo Jaensch ..............................    440,000      4.0           83,225     356,775        2.9
  Burgmaierstrasse 9A
  D-85521 Ottobrunn
  Germany

Joel A. Elftmann(5) ......................  3,315,774     32.8          611,962   2,703,812       21.8

James E. Dauwalter(6) ....................  3,315,774     32.8          611,962   2,703,812       21.8

Robert R. Anderson(7) ....................     57,600        *                0      57,600          *

Edward D. Segal(8) .......................  1,077,046     10.1                0   1,077,046        8.3

J. Christopher Levett-Prinsep(9) .........    710,712      7.0          142,851     567,861        4.5

C. Garry Hendricks .......................    694,585      6.9                0     694,585        5.6

Keith Reidy(10) ..........................    164,856      1.6                0     164,856        1.3

Peter V. Leigh(11) .......................     84,375        *                0      84,375          *

Michael A. Grandinetti(12) ...............     39,375        *                0      39,375          *

All supervisory directors and managing
  directors as a group (9 persons)(13) ...  9,460,097     86.2        1,366,775   8,093,322       61.0

All selling shareholders as a               7,782,260     76.1        1,450,000   6,332,260       50.6
  group(14) ..............................


------------------------

  * Represents beneficial ownership of less than one percent of the common shares.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership based on 10,104,261 common shares outstanding as of August 31, 1999 and 12,404,261 common shares outstanding immediately following the completion of this offering, both numbers include 0 shares issuable upon exercise of warrants, together with applicable options for such shareholder. Common shares subject to options currently exercisable, or exercisable within 60 days of August 31, 1999, are not deemed outstanding for computing the percentage ownership of any other person.

 (2) After giving effect to the issuance of 2,300,000 common shares offered in this offering, assuming no exercise of the underwriters' over-allotment option.

 (3) Includes 13,125 shares issuable to Mr. Dauwalter pursuant to an agreement between Mr. Dauwalter and Entegris in which Mr. Dauwalter assigned ownership rights to all shares issuable upon exercise of the options to Entegris.

 (4) Includes 13,125 shares issuable to Mr. Elftmann pursuant to an agreement between Mr. Elftmann and FSI in which Mr. Elftmann assigned ownership rights to all shares issuable upon exercise of the options to FSI.

 (5) Mr. Elftmann is Chairman of the Board and Chief Executive Officer of FSI. The shares listed consist of 3,302,649 shares held by FSI prior to this offering, or 2,690,687 shares to be held by FSI after this offering, and 13,125 shares issuable pursuant to options exercisable within 60 days of August 31, 1999. The shares being offered consist of 611,962 shares being offered by FSI. Mr. Elftmann disclaims beneficial ownership of all shares held by FSI and of all shares issuable pursuant to the exercise of options, pursuant to an agreement with FSI in which Mr. Elftmann assigned ownership rights to all shares issuable upon exercise of the options to FSI.

 (6) Mr. Dauwalter is Executive Vice President and Chief Operating Officer of Entegris. The shares listed consist of 3,302,649 shares held by Entegris prior to this offering, or 2,690,687 shares to be held by Entegris after this offering, and 13,125 shares issuable pursuant to options exercisable within 60 days of August 31, 1999. The shares being offered consist of 611,962 shares being offered by Entegris. Mr. Dauwalter disclaims beneficial ownership of all shares held by Entegris and of all shares issuable pursuant to the exercise of options, pursuant to an agreement with Entegris in which Mr. Dauwalter assigned ownership rights to all shares issuable upon exercise of the options to Entegris.


 (7) Includes 13,125 shares issuable pursuant to options exercisable within 60 days of August 31, 1999.


 (8) Consists of 421,570 shares held by Mr. Segal, 129,528 shares held by Segal Investments LP, an investment partnership of which Mr. Segal is the Managing Partner and 525,948 shares issuable pursuant to options exercisable within 60 days of August 31, 1999. Mr. Segal disclaims beneficial ownership of the shares held by Segal Investment LP.

 (9) Consists of 620,712 shares held by Mr. Levett-Prinsep prior to this offering, or 477,861 shares to be held by Mr. Levett-Prinsep after this offering, and 90,000 shares issuable pursuant to options exercisable within 60 days of August 31, 1999.

 (10) Consists of 74,856 shares held by Mr. Reidy and 90,000 shares issuable pursuant to options exercisable within 60 days of August 31, 1999.

 (11) Consists of 84,375 shares issuable pursuant to options exercisable within 60 days of August 31, 1999.

 (12) Consists of 39,375 shares issuable pursuant to options exercisable within 60 days of August 31, 1999.

 (13) Includes an aggregate of 869,073 shares issuable pursuant to options exercisable within 60 days of August 31, 1999. Also includes an aggregate of 3,302,649 shares held by Entegris, 3,302,649 shares held by FSI and 129,528 shares owned by the investment partnership of Mr. Segal.

 (14) Includes an aggregate of 116,250 shares issuable pursuant to options exercisable within 60 days of August 31, 1999, including 13,125 options held by Mr. Dauwalter and 13,125 options held by Mr. Elftmann, pursuant to agreements with Entegris and FSI.

                         DESCRIPTION OF CAPITAL SHARES

    Following the closing of the sale of the common shares offered by this prospectus, our authorized capital shares will consist of 48,000,000 Dutch guilders, divided into 40,000,000 common shares, NLG 0.96 par value, and 10,000,000 preferred shares, NLG 0.96 par value.

    Harris Trust and Savings Bank will maintain the registry and act as transfer agent and registrar for the shares sold in this offering.

    Unless otherwise set forth in a supplement to this prospectus, all of the common shares sold in this offering will initially be represented by a single global certificate held through the Depository Trust Company, DTC, and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the shares represented by the global certificate or otherwise held through DTC will be represented, and transfers of such beneficial interests will be effected through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold beneficial interests in the shares directly through DTC if they are a participant in such system, or indirectly through organizations that are participants in such system.

COMMON SHARES

    As of August 31, 1999, there were 10,104,261 Metron common shares outstanding, which were held of record by 32 shareholders. Each shareholder of record is entitled to one vote for each Metron share held on every matter submitted to a vote of shareholders. The shareholders, at a general meeting, may decide upon a distribution of Metron's annual profits to all shareholders out of nonreserved profits insofar as permitted by Netherlands law. In the event of the dissolution of Metron, holders of Metron common shares are entitled to receive, on a pro rata basis, all assets of Metron remaining after the payment of all debts, liquidation expenses and taxes and after payment to the holders of preferred shares of all amounts paid by such holders on such shares. The Metron articles make no provision for cumulative voting and, as a result, the holders of a majority of Metron's voting power will have the power to elect all members of the supervisory and managing boards. The holders of Metron common shares are entitled to preemptive rights to subscribe for a pro rata portion of future issuances of Metron common shares, with the exception of shares issued to employees of Metron or of a group company. However, pursuant to the Metron articles, the supervisory board has the authority to limit or exclude these preemptive rights with respect to issuances of Metron common shares until 5 years from the date of execution of the deed of conversion and amendment of the articles or a later date if the general meeting of shareholders extends the term of this authority.

PREFERRED SHARES

    Pursuant to the Metron articles, the supervisory board has authority to issue authorized but unissued preferred shares of Metron until 5 years from the date of execution of the deed of conversion and amendment of the articles or a later date if the general meeting of shareholders extends the term of this authority. Each preferred share would have voting rights equal to those of the Metron common shares. Preferred shares could be issued quickly for a subscription price equal to their par value, irrespective of the then current market value of the common shares. Furthermore, it can be agreed between Metron and the subscriber that upon issuance, only 25% of the nominal value of the preferred shares needs to be paid at the time of issuance, with the balance subject to call by Metron. Consequently, the issuance of preferred shares could effectively delay or prevent a change in control of Metron or make removal of management more difficult. In addition, the issuance of preferred shares may have the effect of decreasing the value of the Metron common shares. As of August 31, 1999, there were no preferred shares outstanding and Metron has no plans to issue any of the preferred shares.

SUMMARY OF CERTAIN PROVISIONS OF THE METRON ARTICLES AND OTHER MATTERS

    GENERAL MEETINGS OF SHAREHOLDERS. All holders of Metron shares are entitled to attend any general meeting in person or by proxy and to cast one vote for each share held. The annual general meeting is required to be held in The Netherlands no later than six months after the end of Metron's financial year. Other general meetings may be called by the managing board, the supervisory board or, subject to certain conditions, by the holders of not less than 10% of the outstanding share capital. Metron will mail notices to the shareholders at least 14 days before any general meetings. Most resolutions at general meetings may be adopted by an absolute majority of the votes cast but only when a quorum of at least half of the outstanding shares entitled to vote are represented in person or by proxy. There are no laws currently in effect in The Netherlands or provisions in the Metron articles limiting the rights of non-resident or foreign investors to hold or vote the Metron common shares. A resolution to legally merge, to legally split-up, to amend the Metron articles, to dissolve Metron or to suspend or dismiss a managing director or a supervisory director requires at least two-thirds of the validly cast votes in a general meeting at which more than half of the issued capital is present or represented. In addition, such a resolution to legally merge, to legally split-up, to amend the Metron articles or to dissolve the company must be proposed by the supervisory board. Shareholders must give notice of at least 60 days and no more than 90 days prior to the one year anniversary of the date of the previous year's annual general meeting of any shareholder proposal to be discussed at an annual general meeting of shareholders. Proposals by shareholders for extraordinary general meetings of shareholders will be discussed only if timely notice has been given to Metron.

    ADOPTION OF STATUTORY ANNUAL ACCOUNTS; DIVIDENDS. Within five months after the close of Metron's financial year, except where this period is extended for a further period of up to a maximum of six months by the general meeting on account of special circumstances, the managing board is required to submit to the general meeting its annual report with respect to such financial year and Metron's statutory annual accounts for such year, prepared in accordance with Dutch GAAP and accompanied by a report of an independent auditor on such statutory annual accounts. The statutory annual accounts are submitted by the managing board to the general meeting for confirmation and adoption by the shareholders at the annual general meeting which must be held no later than six months after the close of Metron's financial year; in the event that the period for submitting the annual accounts has been extended as set forth above, a special shareholders' meeting will be called for such purpose. Under the Metron articles such confirmation and adoption shall, subject to compliance with certain requirements of Dutch law, including disclosure of all relevant facts to the general meeting, to the extent permitted by law, constitute a full release from liability of the managing directors and the members of the supervisory board for the exercise of their duties during the financial year concerned.

    Under the Metron articles, the supervisory board may set aside as reserves a part or all of the annual profits of Metron. The amount reserved is not available to be distributed as a dividend. Out of the remaining profits, a non-cumulative cash dividend of one tenth of one percent (0.1%) of the par value of the preferred shares will be paid to the holders of such shares, if any. At any general meeting, the shareholders are entitled to decide upon a distribution of the remaining profits to all common shareholders insofar as permitted by law. Metron can only make distributions to its shareholders to the extent that its equity exceeds the aggregate of (1) the par value of its issued share capital and (2) the reserves to be maintained pursuant to the law. In addition, subject to statutory provisions, the supervisory board may distribute one or more interim dividends on the common shares before the annual financial statements for any financial year have been adopted at a general meeting. The general meeting may also declare and pay dividends out of reserves other than reserves set aside by the supervisory board. Dividends may be paid either in cash or in kind. Dividends and distributions must be claimed within five years and one day following the date on which they become payable. There are no laws currently in force in The Netherlands or provisions of the Metron articles restricting payment of dividends to holders of Metron common shares not resident in The Netherlands.

    LIQUIDATION RIGHTS. In the event of dissolution of Metron, the liquidation proceeds remaining after payment of all debts, liquidation expenses and taxes are to be distributed ratably first to the holders of the preferred shares to the extent of the amount paid by them on their shares and then to the holders of Metron common shares.

    PREEMPTIVE RIGHTS. Under the Metron articles, the holders of Metron shares have preemptive rights with regard to any issue of Metron shares pro rata to the aggregate amount of the Metron shares held by them. Metron shareholders have no preemptive rights to subscribe for the Metron common shares issued to employees of Metron or of a company belonging to the Metron group. Preemptive rights may be limited or excluded by the supervisory board until 5 years from the date of the execution of the deed of conversion and amendment of the Metron articles and thereafter, provided that the supervisory board is so authorized by the general meeting.

    ACQUISITION BY METRON OF ITS OWN SHARES. Subject to certain restrictions contained in Netherlands law and the Metron articles, the general meeting of shareholders may delegate to the managing board for a period of not longer than 18 months the authority to cause Metron to acquire its own fully-paid shares in an amount not to exceed 10% of the issued share capital. No such authorization will be required if Metron acquires shares in its own capital for the purpose of transferring the same to employees of Metron or of a group company under a plan applicable to such employees, provided that such shares are officially listed on an exchange, including the Nasdaq National Market.

    ISSUANCE OF ADDITIONAL SHARES. Pursuant to the Metron articles, the supervisory board has authority to issue authorized but unissued common shares of Metron until five years from the date of execution of the deed of conversion and amendment of the Metron articles or a later date if the general meeting extends the term of this authority. As long as the supervisory board has the authority to adopt a resolution to issue shares, the general meeting shall not have the authority to adopt such resolutions. In the event that a future supervisory board no longer has the authority to issue shares, pursuant to the Metron articles any resolution of the general meeting to issue shares will require the prior approval of the supervisory board.

    PUT AND CALL RIGHTS WITH RESPECT TO CERTAIN METRON COMMON SHARES. Pursuant to the terms of the Kyser ESOP, Metron is required in certain limited circumstances to repurchase Metron common shares from the trustee of the Kyser ESOP or participants or beneficiaries of the Kyser ESOP. However, there are certain restrictions imposed by Netherlands law on the ability of Metron to repurchase its common shares. See "Acquisition by Metron of its own Shares." To the extent Metron is prohibited by Netherlands law from repurchasing any shares when required to do so by the Kyser ESOP, Metron has agreed to use its best efforts to timely obtain an alternate purchaser for Metron common shares required to be purchased from the Trustee of the Kyser ESOP or participants or beneficiaries of the Kyser ESOP.

    REGISTRATION RIGHTS. Pursuant to an investor rights agreement entered into in July 1995 and two accession agreements entered into in 1998, a limited number of shareholders have the right to require Metron to register their common shares under specific circumstances. In the event Metron decides to offer shares pursuant to underwritten registrations, Metron must notify these shareholders and include the shares of those who elect to be included in the offering. In the case of an initial public offering involving net proceeds of more than $7,500,000 and a gross offering price of at least $1.33 per share with a par value of 0.10 Dutch guilders, the underwriters and Metron have the right to reduce pro rata the number of shares proposed to be registered in view of market conditions. The combined holders of at least 375,000 common shares of Metron, as adjusted for share splits, share dividends and the like, may request that Metron file a registration statement on Form S-3, if available to Metron. However, Metron shall not be obligated to file more than one Form S-3 registration in any 12 month period or within 180 days after completing Metron's initial public offering. In addition, if the majority of the members of the supervisory board determine in good faith that a registration on Form S-3 would be seriously detrimental to Metron, the registration may be delayed for up to 130 days. Metron will bear all registration expenses related to the above mentioned registrations.

    The registration rights are transferable to anyone acquiring all of a shareholder's common shares and who agrees to be bound by the terms of the investor rights agreement. The registration rights of each shareholder entitled to such rights terminate on the earlier of the date three years after the date of Metron's initial public offering and the date the holder may sell all of its shares pursuant to Rule 144 during any 90 day period.

CERTAIN NETHERLANDS TAX CONSEQUENCES OF HOLDING METRON COMMON SHARES

    The following discussion is a summary of the material anticipated tax consequences of an investment in Metron common shares by non-Dutch resident shareholders under the Netherlands tax laws. The discussion does not deal with all possible tax consequences relating to an investment in Metron common shares. In particular, the discussion does not address the tax consequences under any non-Netherlands tax laws, nor does it address special circumstances that may apply to any individual investor. Accordingly, prospective investors should consult their respective tax advisors regarding the tax consequences to them of an investment in the Metron common shares.

    The anticipated tax consequences are subject to change, and such change may be retroactively effective. In particular, a complete revision of the Netherlands income tax act is planned. See "--Taxes in the 21st century" below. The revision, if enacted, may affect the Netherlands tax position as described below. Further, any variation or differences from the facts or representations recited below, for any reason, might affect the following discussion, perhaps in an adverse manner, and make them inapplicable. In addition, Metron does not expect to update this discussion for changes in facts or laws occurring subsequent to the date of this prospectus.

    The summary represents solely the views of Metron as to the interpretation of existing law and, accordingly, no assurance can be given that the tax authorities or courts in the Netherlands will agree with the summary below.

    The following is a summary of Netherlands tax consequences to an owner of Metron common shares who is not, or is not deemed to be, a resident of the Netherlands for purposes of the relevant tax codes (a "non-resident shareholder"). The summary does not address taxes imposed by the Netherlands and its political subdivisions, other than the dividend withholding tax, individual income tax, corporate income tax, net wealth tax and gift and inheritance tax.

    NETHERLANDS DIVIDEND WITHHOLDING TAX. Metron does not expect to pay dividends on its capital stock. To the extent that dividends are distributed by Metron, such dividends would, in principle, be subject under Netherlands tax law to withholding tax at a statutory rate of 25%. Dividends, in principle, include dividends in cash or in kind, constructive dividends and liquidation proceeds in excess of, for Netherlands tax purposes, recognized paid-in capital. Stock dividends are also subject to withholding tax unless distributed out of Metron's paid-in share premium as recognized for Netherlands tax purposes.

    No withholding tax applies on the sale or disposition of Metron common shares to persons other than Metron.

    A non-resident shareholder may be eligible for a reduction or a refund of Netherlands dividend withholding tax pursuant to be EU Parent-Subsidiary Directive or under a tax convention which is in effect between the country of residence of the non-resident shareholder and the Netherlands. The Netherlands has concluded such conventions with, among others, the United States, most European Union countries, Canada, Switzerland and Japan. Under most of these conventions, Netherlands dividend withholding tax is reduced to a rate of 15% or under certain circumstances a lower rate unless (i) the non-resident shareholder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment in the Netherlands or performs independent services from a fixed base in the Netherlands and to which enterprise, part of an enterprise or fixed base the Metron common shares are attributable and
(ii) the participation exemption is not applicable.

    NETHERLANDS INCOME TAX AND CORPORATE INCOME TAX. A non-resident shareholder will not be subject to Netherlands individual or corporate income tax with respect to dividends distributed by Metron on the Metron common shares or with respect to capital gains derived from the sale or disposal of Metron common shares, provided that:

    (a) the non-resident shareholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or permanent representative in the Netherlands and to which enterprise or part of an enterprise the Metron common shares are attributable unless the participation exemption is applicable; and

    (b) neither the non-resident shareholder nor his/her spouse, other persons sharing his/her household or certain other close relatives have a substantial interest or a deemed substantial interest in the share capital of Metron or, in the event that the non-resident shareholder or one or more of the other persons referred to does have such an interest, the substantial interest(s) form part of the assets of an enterprise; and

    (c) the non-resident shareholder does not carry out and has not carried out employment activities with which the holding of the Metron common shares is connected.

    In general terms, a substantial interest in the share capital of Metron does not exist if the non-resident shareholder, his/her spouse, other persons sharing his/her household or certain other close relatives, do not hold alone or together, whether directly or indirectly, the ownership of, or certain other rights over, shares representing 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of Metron.

    The substantial interest tax rate for individuals is 25%, which percentage will probably be raised to 30% in the future. The substantial interest tax rate for corporate shareholders is the Dutch corporate income tax rate of 35%. If a tax treaty is in force between The Netherlands and the country where the shareholder is resident, the shareholder may, depending on the treaty provisions, be entitled to protection under the treaty, which could prohibit the levying tax on substantial interest income or capital gains.

    NETHERLANDS NET WEALTH TAX. A non-resident shareholder who is an individual is not subject to Netherlands net wealth tax with respect to the Metron common shares, provided the non-resident shareholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Metron common shares is attributable. The applicable tax rate is 0.7%. Corporations are not subject to Netherlands net wealth tax.

    NETHERLANDS GIFT AND INHERITANCE TAX. A gift or inheritance of Metron common shares from a non-resident shareholder will not be subject to a Netherlands gift and inheritance tax, provided that the non-resident shareholder does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands to which the Metron common shares are attributable.

    TAXES IN THE 21ST CENTURY. Recently, the Dutch government submitted its draft bill for personal taxation in 2001 to the Dutch Parliament. These tax reforms entail extensive changes to the current Dutch personal income tax system. The new legislation is expected to come into force on January 1, 2001.

EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS OWN TAX ADVISORS ABOUT THE SPECIFIC NETHERLANDS TAX CONSEQUENCES TO SUCH PROSPECTIVE PURCHASER AND THE EFFECTS, IF ANY, OF APPLICABLE NETHERLANDS TAX LAWS.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the common shares. We cannot provide any assurances that a significant public market for the common shares will develop or be sustained after this offering. Future sales of substantial amounts of common shares in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common shares or our future ability to raise capital through an offering of equity securities.

    After this offering, we will have outstanding 12,404,261 common shares. Of these shares, the 3,750,000 shares to be sold in this offering, 4,312,500 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of Metron, as that term is defined in Rule 144 under the Securities Act.

    The remaining 8,654,261 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

    139,341 of the restricted shares are available for immediate sale, of which 12,300 shares will be subject to certain volume, manner of sale and other limitations under Rule 144. 2,200 of the restricted shares will be available for sale 90 days from the date of this offering. Pursuant to certain "lock-up" agreements between our shareholders and either Metron or the underwriters, the holders of 8,590,945 restricted shares have agreed not to offer, sell, pledge or otherwise dispose of, directly or indirectly, or announce their intention to do the same, any common shares of Metron or security convertible into, or exchangeable or exercisable for any security of Metron for a period of 180 days from the date of this offering. However, if the holder of the restricted shares is an individual, he or she may transfer any such securities either during his or her lifetime or on death by will or intestacy to his or her immediate family or to a trust the beneficiaries of which are exclusively the holder of the securities and/or a member of his or her immediate family. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common shares for a period of 180 days from the date of this offering. On the date of the expiration of the lock-up agreements, 8,590,945 of the restricted shares will be eligible for immediate sale, of which 8,060,867 shares will be subject to certain volume, manner of sale and other limitations under Rule 144, and 5,000 shares will be eligible for sale subject to volume restrictions on March 17, 2000.

    Following the expiration of such lock-up periods, certain shares issued upon exercise of options we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act but without compliance with certain restrictions, including the holding-period requirement, imposed under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned Restricted shares for at least one year, including the holding period of any prior owner who is not an Affiliate, would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1% of the then-outstanding common shares or (2) the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an Affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an Affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    We intend to file, after the effective date of this offering, a Registration Statement on Form S-8 to register approximately 3,735,683 common shares reserved for issuance under the Option Plan, the Directors' Plan, the Purchase Plan and the Kyser ESOP. The Registration Statement will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of a Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.

    In addition, following this offering, the holders of 7,606,759 common shares will, under certain circumstances, have rights to require us to register their shares for future sale.

                                  UNDERWRITING

    Metron and the selling shareholders are offering the common shares described in this prospectus through a number of underwriters. Banc of America Securities LLC, SG Cowen Securities Corporation and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters. Metron and certain of the selling shareholders have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, Metron and the selling shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of common shares listed next to its name in the following table:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Banc of America Securities LLC..............................
SG Cowen Securities Corporation.............................
U.S. Bancorp Piper Jaffray Inc..............................

                                                               -------
    Total...................................................
                                                               =======

    Shares sold by the underwriters to the public will initially be offered on the terms set forth on the cover page of this prospectus. The underwriters may
allow to selected dealers a concession of not more than $      per share, and
the underwriters may also allow, and any other dealers may reallow, a concession
of not more than $      per share to other dealers. If all the shares are not
sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The common shares are offered subject to receipt and acceptance by the underwriters and other conditions, including the right to reject orders in whole or in part.

    If the underwriters sell more shares than the total number of shares set forth in the table above, they have an option to buy up to a maximum of 562,500 additional shares from Metron and the selling shareholders to cover such sales. The underwriters have 30 days to exercise this option. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. If purchased, the underwriters will offer such additional shares on the same terms as those on which the 3,750,000 shares are being offered. The following table sets forth the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase 562,500 additional shares.

                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share............................................     $            $
                                                          ------       --------
Total................................................     $            $
                                                          ======       ========

    Metron and holders of approximately 90% of our outstanding common shares, including all of our executive officers and directors, as well as holders of options to purchase common shares who are senior officers, have agreed with the underwriters not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through 180 days after the date of this prospectus without the prior written consent of Banc of America Securities LLC. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or any portion of the securities from these lock-up agreements.

    The underwriting agreement provides that Metron and certain of the selling shareholders will indemnify the underwriters against liabilities set forth in such agreement, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in respect thereof.

    At our request, the underwriters have reserved up to 115,000 of the common shares offered by this prospectus for sale at the initial public offering price to persons having business relationships with us. The number of shares of common stock available to the general public will be reduced to the extent that these persons purchase the reserved shares. Any reserved common shares that are not purchased by such persons at the closing of the initial public offering will be offered by the underwriters to the general public on the same terms as the other shares in the initial public offering.

    In connection with this offering, the underwriters may purchase and sell common shares in the open market. These transactions may include:

    - short sales;

    - stabilizing transactions; and

    - purchases to cover positions created by short sales.

    Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common shares while this offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the common shares, including:

    - over-allotment;

    - stabilization;

    - syndicate covering transactions; and

    - imposition of penalty bids.

    As a result of these activities, the price of the common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of common shares offered by this prospectus.

    Prior to this offering, there has been no public market for the common shares of Metron. The initial public offering price will be negotiated among Metron and the underwriters. Among the factors to be considered in such negotiations are:

    - the history of, and prospects for, Metron and the industry in which it competes;

    - the past and present financial performance of Metron;

    - an assessment of Metron's management;

    - the present state of Metron's development;

    - the prospects for Metron's future earnings;

    - the prevailing market conditions of the applicable U.S. securities market at the time of this offering;

    - market valuations of publicly traded companies that Metron and the representatives believe to be comparable to Metron; and

    - other factors deemed relevant.

    The total expenses related to this initial public offering of our common shares are estimated to be $650,000.

                                 LEGAL MATTERS

    The validity of the issuance of the common shares offered by this prospectus will be passed upon for Metron by Nauta Dutilh, Netherlands counsel to the company. Certain other legal matters in connection with the offering will be passed upon for Metron by Cooley Godward LLP, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham & Watkins, Menlo Park, California.

                                    EXPERTS

    The consolidated balance sheets of Metron Technology N.V. and subsidiaries as of May 31, 1998 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended May 31, 1999, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    A registration statement on Form S-1, including amendments to the registration statement, relating to the common shares offered by this prospectus has been filed by us with the Commission. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common shares offered by this prospectus, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, D.C. 20549, and copies of all or any part thereof maybe obtained from the Commission upon payment of certain fees prescribed by the Commission. The telephone number for the public reference facilities maintained by the Commission is (800) SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

    Report of Independent Accountants.......................       F-2

    Consolidated Statements of Income for the years ended
     May 31, 1997, 1998 and 1999 and for the three months
     ended August 31, 1998 and 1999.........................       F-3

    Consolidated Balance Sheets as of May 31, 1998 and 1999
     and as of August 31, 1999..............................       F-4

    Consolidated Statements of Cash Flows for the years
     ended May 31, 1997, 1998 and 1999 and for the three
     months ended August 31, 1998 and 1999..................       F-5

    Consolidated Statements of Shareholders' Equity for the
     years ended May 31, 1996, 1997, 1998 and 1999 and for
     the three months ended August 31, 1999.................       F-6

    Notes to Consolidated Financial Statements..............       F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

WHEN METRON TECHNOLOGY B.V. CONVERTS FROM A B.V. TO AN N.V. UNDER THE LAWS OF
  THE NETHERLANDS AS DISCUSSED IN NOTE 19, WE WILL BE IN A POSITION TO RENDER THE FOLLOWING REPORT.

                                          /s/ KPMG LLP

The Board of Directors and Shareholders
Metron Technology N.V.:

    We have audited the accompanying consolidated balance sheets of Metron Technology N.V. and subsidiaries as of May 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metron Technology N.V. and subsidiaries as of May 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1999 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Mountain View, California
July 22, 1999, except as to
Note 19 which is as of
November   , 1999.

                             METRON TECHNOLOGY N.V.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE)

                                                                                  THREE MONTHS
                                                    YEARS ENDED MAY 31          ENDED AUGUST 31,
                                              ------------------------------   -------------------
                                                1997       1998       1999       1998       1999
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
Net revenue.................................  $298,576   $275,024   $228,618   $56,922    $69,473
Cost of revenue.............................   241,675    222,028    189,295    46,596     57,332
                                              --------   --------   --------   -------    -------
Gross profit................................    56,901     52,996     39,323    10,326     12,141
Selling, general, administrative, and other
  expenses..................................    49,417     48,997     43,391    11,321     10,489
Restructuring and merger costs..............       258        881      2,550       806         --
                                              --------   --------   --------   -------    -------
Operating income (loss).....................     7,226      3,118     (6,618)   (1,801)     1,652
Equity in net income (loss) of joint
  ventures..................................       273       (497)       267        44        (85)
Other expense, net..........................      (602)       (71)      (397)     (212)      (198)
                                              --------   --------   --------   -------    -------
Income (loss) before income taxes...........     6,897      2,550     (6,748)   (1,969)     1,369
Provision (benefit) for income taxes........     2,699      1,448     (2,214)     (703)       466
                                              --------   --------   --------   -------    -------
Net income (loss)...........................  $  4,198   $  1,102   $ (4,534)  $(1,266)   $   903
                                              ========   ========   ========   =======    =======
Earnings (loss) per common share
  Basic.....................................  $   0.40   $   0.11   $  (0.44)  $ (0.12)   $  0.09
  Diluted...................................  $   0.37   $   0.10   $  (0.44)  $ (0.12)   $  0.08

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                             METRON TECHNOLOGY N.V.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                    MAY 31            AUGUST 31, 1999
                                                              -------------------   --------------------
                                                                1998       1999      ACTUAL    PRO FORMA
                                                              --------   --------   --------   ---------
                                                                                        (UNAUDITED)
ASSETS
  Cash and cash equivalents.................................  $ 10,387   $10,601    $ 17,128   $ 17,128
  Accounts receivable, net of allowance for doubtful
    accounts of $815, $1,312, $1,395, and $1,395,
    respectively............................................    53,216    42,150      49,044     49,044
  Inventories, net..........................................    25,881    24,079      24,413     24,413
  Prepaid expenses and other current assets.................     8,375    10,126       9,766      9,766
                                                              --------   -------    --------   --------
      Total current assets..................................    97,859    86,956     100,351    100,351
  Property, plant, and equipment, net.......................     9,901     8,152       7,757      7,757
  Intangible assets, net....................................     2,995     2,572       2,466      2,466
  Investments in joint ventures.............................     2,342       185         100        100
  Other assets..............................................     1,064     1,760       1,757      1,757
                                                              --------   -------    --------   --------
      Total Assets..........................................  $114,161   $99,625    $112,431   $112,431
                                                              ========   =======    ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Accounts payable..........................................  $ 26,633   $21,507    $ 24,341   $ 24,341
  Amounts due affiliates....................................    18,125    13,125      18,824     18,824
  Accrued wages and employee-related expenses...............     5,716     5,304       4,537      4,537
  Deferred revenue for installation and warranty............     7,224     4,611       5,374      5,374
  Short term borrowings and current portion of long-term
    debt....................................................     8,771    11,086      15,111     15,111
  Amounts payable to shareholders...........................        76     1,016       1,016      1,016
  Other current liabilities.................................     6,845     7,677       7,155      7,155
                                                              --------   -------    --------   --------
      Total current liabilities.............................    73,390    64,326      76,358     76,358
Long-term debt, excluding current portion...................     1,379     1,141       1,101      1,101
Deferred credits and other long-term liabilities............     1,343     2,230       2,168      2,168
                                                              --------   -------    --------   --------
      Total liabilities.....................................    76,112    67,697      79,627     79,627
                                                              --------   -------    --------   --------
Commitments.................................................        --        --          --         --
Common shares subject to Buy-Sell Agreement.................     2,000     1,973       1,973         --
                                                              --------   -------    --------   --------
Shareholders' Equity:
  Preferred shares, par value NLG 0.96 Authorized;
    10,000,000 shares Issued and outstanding; none..........        --        --          --         --
  Common shares and additional paid-in capital, par value
    NLG 0.96;
    Authorized: 40,000,000
    Issued: 10,383,068; 10,385,268; 10,385,268 and
    10,385,268, respectively
    Outstanding: 10,367,862; 10,104,261; 10,104,261; and
    10,104,261, respectively................................     3,177     3,030       3,030      5,003
  Retained earnings.........................................    35,559    30,186      31,089     31,089
  Cumulative other comprehensive loss.......................    (2,405)   (3,130)     (3,157)    (3,157)
  Deferred compensation.....................................      (275)       --          --         --
  Treasury shares; 15,206 shares in 1998 and 281,007 shares
    in 1999.................................................        (7)     (131)       (131)      (131)
                                                              --------   -------    --------   --------
      Total shareholders' equity............................    36,049    29,955      30,831     32,804
                                                              --------   -------    --------   --------
      Total Liabilities and Shareholders' Equity............  $114,161   $99,625    $112,431   $112,431
                                                              ========   =======    ========   ========

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                             METRON TECHNOLOGY N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                              THREE MONTHS
                                                                YEARS ENDED MAY 31           ENDED AUGUST 31
                                                          ------------------------------   -------------------
                                                            1997       1998       1999       1998       1999
                                                          --------   --------   --------   --------   --------
                                                                                               (UNAUDITED)
Cash flows from (used for) operating activities:
  Net income (loss).....................................  $ 4,198    $ 1,102    $(4,534)   $(1,266)   $   903
Adjustments to reconcile net income for items currently
  not affecting operating cash flows:
    Pooling adjustment relating to acquisition of T.A.
      Kyser Co..........................................       --       (185)        --         --         --
    Depreciation and amortization.......................    2,748      2,911      3,047        761        682
    Provision for inventory valuation and bad debts.....    2,724      1,701      2,781        244        242
    Deferred income taxes...............................     (604)    (1,152)    (1,157)      (254)       291
    Amortization of deferred compensation expense.......      329        245        275         69         --
    Equity in net (income) loss of joint venture........     (273)       497       (267)       (44)        85
    Loss on disposition of assets.......................        9         80        126          8         15
    Changes in assets and liabilities:
      Accounts receivable, net..........................   17,980     (5,779)    10,003      9,947     (6,989)
      Inventories, net..................................     (654)    (3,309)       (21)     2,843       (464)
      Prepaid expenses and other current assets.........     (517)    (1,123)      (904)       597         45
      Accounts payable..................................   (3,513)     1,246     (5,126)    (8,105)     2,834
      Amounts due affiliates............................   (9,419)     6,089     (5,000)    (3,993)     5,699
      Accrued wages and employee-related expenses.......        6       (378)      (412)    (1,161)      (767)
      Deferred revenue for installation and warranty....      635        (16)    (2,613)      (249)       763
      Other current liabilities.........................   (6,761)      (802)       832         47       (522)
                                                          -------    -------    -------    -------    -------
          Net cash flows from (used for) operating
            activities..................................    6,888      1,127     (2,970)      (556)     2,817
                                                          -------    -------    -------    -------    -------
Cash flows (used for) from investing activities:
    Additions to property, plant, and equipment.........   (3,598)    (3,966)    (1,369)      (526)      (377)
    Proceeds from the sale of property, plant, and
      equipment.........................................      383         66        334         39        190
    Equity investment in joint venture..................       --     (1,109)        --         --         --
    Proceeds from the sale of equity investment in joint
      ventures..........................................       --         --      2,510         --         --
    Other assets........................................     (191)       (90)      (418)       (19)        33
    Deferred credits and other long-term liabilities          121        254        283        102         (5)
                                                          -------    -------    -------    -------    -------
          Net cash flows (used for) from investing
            activities..................................   (3,285)    (4,845)     1,340       (404)      (159)
                                                          -------    -------    -------    -------    -------
Cash flows (used for) from financing activities:
    Increase (decrease) in short-term borrowings........      238     (1,522)     2,377      1,118      4,060
    Proceeds from issuance of long-term debt............      407         40        120        118         --
    Principal payments on long-term debt................     (175)      (283)      (323)       (75)       (77)
    Amounts payable to shareholders.....................      372         --      1,582        (62)       (62)
    Principal payments on indebtedness to officer and
      shareholders......................................     (465)      (342)       (76)        --         --
    Purchase of treasury stock..........................       --       (469)    (1,152)        --         --
    Proceeds from issuance of common and treasury
      shares............................................       --        200         15         --         --
                                                          -------    -------    -------    -------    -------
          Net cash flows (used for) from financing
            activities..................................      377     (2,376)     2,543      1,099      3,921
                                                          -------    -------    -------    -------    -------
Effect of exchange rate changes on cash and cash
  equivalents...........................................     (629)      (553)      (699)       (90)       (52)
                                                          -------    -------    -------    -------    -------
Net change in cash and cash equivalents.................    3,351     (6,647)       214         49      6,527
Beginning cash and cash equivalents.....................   13,683     17,034     10,387     10,387     10,601
                                                          -------    -------    -------    -------    -------
Ending cash and cash equivalents........................  $17,034    $10,387    $10,601    $10,436    $17,128
                                                          =======    =======    =======    =======    =======


   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                             METRON TECHNOLOGY N.V.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                    COMMON
                                  SHARES AND
                                  ADDITIONAL                               CUMULATIVE
                                PAID-IN CAPITAL                               OTHER
                              -------------------   TREASURY   RETAINED   COMPREHENSIVE     DEFERRED                COMPREHENSIVE
                               SHARES     AMOUNT     STOCK     EARNINGS   INCOME (LOSS)   COMPENSATION    TOTAL     INCOME (LOSS)
                              --------   --------   --------   --------   -------------   ------------   --------   -------------
Balances at May 31, 1996....   10,383     $3,221     $  (5)    $30,444       $   136         $(888)      $32,908
Net income..................                                     4,198                                     4,198       $ 4,198
Foreign translation
  adjustment................                                                  (1,088)                     (1,088)       (1,088)
Amortization of deferred
  compensation..............                                                                   329           329
Issuance of shares for
  license...................        8         52                                                              52
                               ------     ------     -----     -------       -------         -----       -------       -------
Balances at May 31, 1997....   10,391      3,273        (5)     34,642          (952)         (559)       36,399       $ 3,110
                                                                                                                       =======
Net income..................                                     1,102                                     1,102       $ 1,102
Kyser pooling adjustment....                                      (185)                                     (185)
Foreign translation
  adjustment................                                                  (1,453)                     (1,453)       (1,453)
Amortization of deferred
  compensation..............                 (38)                                              284           246
Release of rights under
  Buy-Sell Agreement........                 209                                                             209
Purchase of treasury
  stock.....................      (75)      (463)       (6)                                                 (469)
Issuance of shares
  For cash..................        7         75                                                              75
  Exercise of stock
    option..................       45        121         4                                                   125
                               ------     ------     -----     -------       -------         -----       -------       -------
Balances at May 31, 1998....   10,368      3,177        (7)     35,559        (2,405)         (275)       36,049       $  (351)
                                                                                                                       =======
Net loss....................                                    (4,534)                                   (4,534)      $(4,534)
Foreign translation
  adjustment................                                                    (725)                       (725)         (725)
Amortization of deferred
  compensation..............                                                                   275           275
Release of rights under
  Buy-Sell Agreement........                  27                                                              27
Purchase of treasury
  stock.....................     (266)      (189)     (124)       (839)                                   (1,152)
Issuance of shares
  Exercise of stock
    option..................        2         15                                                              15
                               ------     ------     -----     -------       -------         -----       -------       -------
Balances at May 31, 1999....   10,104      3,030      (131)     30,186        (3,130)           --        29,955       $(5,259)
                                                                                                                       =======
Net income (unaudited)......                                       903                                       903       $   903
Foreign translation
  adjustment (unaudited)....                                                     (27)                        (27)          (27)
                               ------     ------     -----     -------       -------         -----       -------       -------
Balances at August 31, 1999
  (unaudited)...............   10,104     $3,030     $(131)    $31,089       $(3,157)        $  --       $30,831       $   876
                               ======     ======     =====     =======       =======         =====       =======       =======


   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

                             METRON TECHNOLOGY N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

    Metron Technology N.V. ("Metron" or "the Company") is a holding company organized under the laws of The Netherlands. Metron and its subsidiaries are engaged in the marketing, sale and service of semiconductor equipment and materials support in Europe, Asia and the United States. The majority of Metron's revenue is derived from sales of materials and equipment. The Company's principal subsidiaries include: Metron Technology (Deutschland) GmbH, Metron Technology (United Kingdom) Ltd., Metron Technology (France) EURL, Metron Technology (Italy) S.r.l., Metron Technology (Benelux) B.V., Metron Technology (Israel) Ltd., Metron Technology (Asia) Ltd., Metron Technology (Hong Kong) Ltd., T.A. Kyser Co. (a Nevada corporation), and Metron Technology Corporation (a California corporation). Certain prior period items have been reclassified to conform with the current year format.

    In June 1995, the Company issued 1,595,376 common shares in exchange for all of the outstanding capital stock of three companies trading in Asia, similarly engaged in the distribution of semiconductor equipment and materials. These three Asian companies were owned by the controlling shareholders of Metron. Accordingly, the transaction has been treated as a reorganization of entities under common control and is presented in a manner similar to a pooling-of interests. Consequently, the Company's consolidated financial statements have been restated to include the accounts and operations of the three Asian companies for all reported periods prior to the reorganization.

    In July 1995, the Company acquired Transpacific Technology Corporation ("TTC") and its subsidiaries in a business combination accounted for as a purchase. The total purchase price for TTC was $5,035,000 and resulted in goodwill of $4,229,000 which is being amortized over 10 years.

    In July 1998, the Company issued common shares in exchange for substantially all of the outstanding capital stock of T.A. Kyser Co ("Kyser"), which was engaged in the marketing and sale of semiconductor materials. The transaction has been treated as a pooling of interests. Consequently, the Company's consolidated financial statements have been restated to include the accounts and operations of Kyser for all reported periods prior to the merger.

    The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United States. Conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future results may differ from these estimates.

  UNAUDITED INTERIM INFORMATION

    The interim consolidated financial statements (including notes to financial statements) of the Company for the three months ended August 31, 1998 and 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at August 31, 1999, and

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

the results of its operations and its cash flows for the three months ended August 31, 1998 and 1999. Historical results are not necessarily indicative of the results to be expected in the future.

  PRINCIPLES OF CONSOLIDATION

    The Consolidated Financial Statements include the accounts of the Company and all its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  REVENUE RECOGNITION

    Equipment and other product sales are recognized on the shipment of goods to customers. The Company defers the revenue associated with its installation and warranty obligations. The deferred revenue is recognized ratably over the applicable installation and warranty periods. Service revenue is recognized in the periods the services are rendered to customers.

  COMPREHENSIVE INCOME (LOSS)

    Effective June 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards of report and presentation of comprehensive income and its components of net income and other comprehensive income. Other comprehensive income pertains to revenues, expenses, gains, and losses that are not included in net income, but rather are recorded directly in stockholders' equity. For the years ended May 31, 1997, 1998, and 1999, the Company had one item of other comprehensive loss related to the foreign currency translation adjustment.

  EARNINGS PER SHARE

    Basic earnings per common share are based on the weighted-average number of common shares outstanding in each year. Diluted earnings per common share reflect the potential dilution that could occur if dilutive securities were exercised into common shares. For all years presented the reported net income
(loss) was used in the computation of basic and diluted earnings per common share.

    A reconciliation of the shares used in the computation follows:

                                                                          THREE MONTHS
                                            YEAR ENDED MAY 31            ENDED AUGUST 31
                                      ------------------------------   -------------------
                                        1997       1998       1999       1998       1999
                                      --------   --------   --------   --------   --------
                                          (SHARES IN THOUSANDS)            (UNAUDITED)
Shares used for basic earnings per
  common share......................   10,386     10,369     10,325     10,341     10,104
Shares used for stock options having
  a dilutive effect.................      809        743         --         --      1,075
                                       ------     ------     ------     ------     ------
Shares used for diluted earnings per
  share.............................   11,195     11,112     10,325     10,341     11,179
                                       ======     ======     ======     ======     ======

    As of May 31, 1999 there were 1,944,348 shares of stock options outstanding to purchase the Company's common stock with a weighted-average exercise price of approximately $5.41. These securities were not included in diluted earnings per share for the fiscal 1999 periods as their effect was anti-dilutive, but could potentially dilute basic earnings per share in the future.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

  CASH EQUIVALENTS

    Cash equivalents are short-term, highly liquid investments with original maturities of 90 days or less from the date of purchase.

  INVENTORIES

    Inventories consist primarily of purchased products and are stated at the lower of cost (first-in, first-out basis) or net realizable value. Provision is made for slow-moving and obsolete items.

  FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    Metron Technology N.V., Metron Technology (Asia) Ltd., and Metron Technology (Hong Kong) Ltd. maintain their books in their respective local currencies, but their functional currency is the U.S. dollar. Accordingly, the gains and losses from the re-measurement of these financial statements into US dollars are included in current results of operations. The functional currency for each of the Company's other subsidiaries is the applicable local currency. The translation from foreign currencies to U. S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. Translation gains or losses are included in "Cumulative other comprehensive income" within shareholders' equity.

  FINANCIAL INSTRUMENTS AND CREDIT RISK

    The carrying value of the Company's financial instruments, including cash and cash equivalents, and accounts receivable approximates fair value. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

    The Company sells its products and services principally to leading well established semiconductor companies. Credit risk is concentrated in North America, Europe and Asia. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company has had write-offs of accounts receivable, and based on an ongoing evaluation of its accounts receivable collectibility and customer creditworthiness, believes it has adequately provided for such losses, which have been within management's expectations.

    The Company attempts to reduce its exposure arising from foreign currency fluctuations by matching the maturities of foreign currency assets and liabilities, mainly accounts receivable and accounts payable. Metron enters into forward exchange contracts that are designated to hedge differences existing between foreign currency assets and liabilities. Any gains or losses on these contracts are recognized in the income statement, and generally offset the resulting gains and losses on the related balance sheet items. Metron also uses forward exchange contracts that are designated to hedge firm purchase commitments. Any unrealized gains or losses are deferred and realized gains or losses adjust the carrying basis of assets acquired, principally inventory.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

  PROPERTY, PLANT, AND EQUIPMENT

    Property, plant, and equipment is recorded at cost. Depreciation is determined primarily by the straight-line method over the estimated useful life of the related asset or the lease term if applicable, as follows:

Buildings and leasehold improvements........................  10 - 50 years
Machinery, equipment, vehicles and fixtures.................   3 - 17 years

    Land is not depreciated. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Repair and maintenance costs are capitalized only if they extend the useful life of the related asset. The Company reviews the carrying value of these assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and disposition. Where undiscounted expected cash flows are less than the carrying value, an impairment loss is recognized for the difference between the estimated fair value and the carrying value of an asset. No impairment of property, plant, and equipment existed at May 31, 1999.

  INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, representing the excess of the purchase price paid over the fair value of net assets acquired in a business combination. Goodwill is amortized in selling, general, administrative, and other expenses over ten years, using the straight-line method. The Company periodically reviews intangible assets for recoverability using an undiscounted cash flow approach to assess if there is impairment. If the undiscounted cash flows are less than the carrying value, impairment is measured by the excess of the carrying value over the undiscounted cash flows.

  INVESTMENT IN JOINT VENTURES

    The Company uses the equity method to account for its joint ventures. Metron has the ability to influence the operating policies of, but does not control its joint ventures.

  INCOME TAXES

    The Company uses the asset and liability method of accounting for income taxes. Under this method deferred income taxes are provided to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

  DEFERRED REVENUE FOR WARRANTY AND INSTALLATION

    Generally, the Company warrants products sold to customers to be free from defects in material and workmanship for up to two years and defers the portion of equipment revenue associated with its estimate of installation and warranty obligations. Deferred revenue includes both the estimated cost of fulfilling the obligations for installation and warranty and the related profit.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

  COMMON SHARES SUBJECT TO BUY-SELL AGREEMENT

    The Company has reflected under the caption "Common shares subject to Buy-Sell Agreement" the value as of the date of original issuance of the common shares subject to put rights at the effective date of the Amended and Restated Buy and Sell Agreement (the "Buy-Sell Agreement"). When shares are put to the Company, the related value is released and reclassified to common shares. If the offering contemplated by this prospectus is consummated, the Buy-Sell Agreement will be terminated and the value ascribed to the put rights will be reclassified to shareholders' equity.

    The unaudited pro forma consolidated balance sheet at May 31, 1999 assumes the consummation of this offering, and reflects the value of the put rights in shareholders' equity.

  ACCOUNTING FOR STOCK OPTIONS

    The Company uses the intrinsic value-based method to account for employee stock-based compensation plans. The Company has adopted the disclosure requirements of SFAS 123--"Accounting for Stock Based Compensation." (See footnote 9)

2.  ACQUISITION OF KYSER

    On July 13, 1998, pursuant to an Agreement and Plan of Merger and Reorganization ("Merger Agreement") dated as of June 12, 1998, the Company acquired substantially all the outstanding shares of Kyser. Under the terms of the Merger Agreement, each outstanding share of Kyser's common stock acquired was converted into 16.5 shares of the Company's common shares. Accordingly, the Company issued 1,572,453 new common shares to the shareholders of Kyser. Kyser is a stocking distributor of materials and components which markets both high-purity and industrial-use products in Texas and five other states.

    The merger has been accounted for as a pooling of interests. There were no transactions between the Company and Kyser prior to the combination. In conjunction with the merger, Kyser changed its fiscal year end to coincide with Metron's.

    Certain amounts for Kyser have been reclassified to conform to the financial statement classification followed by Metron. Since the fiscal years of Metron and Kyser prior to May 31, 1998 differ, the consolidated statements of income combine the operations of Kyser for its fiscal year ended July 31, 1997 with the operations of Metron for the fiscal year ended May 31, 1997. The operations of Metron for the year ended May 31, 1998 are combined with the operations of Kyser for both the ten-month period ended May 31, 1998, and for the two-month period ended July 31, 1997. Thus the two-month period ended July 31, 1997 is included both in the Kyser fiscal year ended July 31, 1997 and the consolidated statement of income for the fiscal year ended May 31, 1998. Accordingly, the net income of Kyser for the two-month period ended July 31, 1997 is deducted from retained earnings. Kyser revenue and net income for the two-month period was $8,842,000 and $185,000, respectively.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

    Total revenues and net income (loss) previously reported by the separate enterprises prior to the acquisition were as follows.

                                                                  MAY 31
                                                          -----------------------
                                                             1997         1998
                                                          ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Total revenues:
  Metron................................................   $255,283     $224,913
  Kyser.................................................     43,293       50,111
                                                           --------     --------
                                                           $298,576     $275,024
Net income (loss):
  Metron................................................   $  4,614     $    414
  Kyser.................................................       (416)         688
                                                           --------     --------
                                                           $  4,198     $  1,102
                                                           ========     ========

3.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                                                 MAY 31
                                                         -----------------------
                                                           1998           1999
                                                         --------       --------
                                                         (DOLLARS IN THOUSANDS)
Land...................................................  $   951        $   917
Buildings and leasehold improvements...................    4,107          4,056
Machinery, equipment, vehicles, and fixtures...........   13,338         13,141
                                                         -------        -------
                                                          18,396         18,114
Less accumulated depreciation..........................    8,495          9,962
                                                         -------        -------
Property, plant and equipment..........................  $ 9,901        $ 8,152
                                                         =======        =======

    Depreciation expense relating to property, plant and equipment for the years ended May 31, 1997, 1998, and 1999 was $2,320,000, $2,474,000, and $2,617,000,
respectively.

4.  INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

    The Company's interests in its joint ventures were as follows:

                                                                    MAY 31
                                                           -------------------------
                                                             1998             1999
                                                           --------         --------
                                                            (DOLLARS IN THOUSANDS)
FSI-CME..................................................   $2,127            $ --
FSI-CMK..................................................      215              --
MAP......................................................       --             185
                                                            ------            ----
Investment in joint ventures.............................   $2,342            $185
                                                            ======            ====

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

    In 1995, the Company and FSI International, Inc. ("FSI"), a related party, each acquired 50% of FSI-CME (formerly Vinylglass Ltd.). In 1998, Metron Technology (Asia) Ltd. ("MTA"), a wholly owned subsidiary of the Company and FSI established another joint venture in Korea, FSI-CMK. FSI-CMK was owned 65% by FSI and 35% by MTA. The business of FSI-CMK is the design, construction, installation, supply, support and servicing of chemical management equipment for microelectronics fabrication facilities located within Korea. In February 1999, the Company sold its interests in these joint ventures to FSI. Proceeds from the sale of the Company's interests in FSI-CME and FSI-CMK amounted to $2,200,000 and $310,000, respectively. The Company recorded a gain on the sale of its interest in FSI-CME of $123,000 and a loss on the sale of its interest in FSI-CMK of $263,000.

    During fiscal year 1999, Metron Technology (United Kingdom) Ltd., a wholly owned subsidiary of the Company and WS Atkins Plc. formed a 50/50 joint venture Metron Atkins Partnership Limited ("MAP"). MAP provides services to the semiconductor industry including but not limited to design and engineering of manufacturing facilities, facilities management, and comprehensive technical support.

    Condensed combined financial information for the unconsolidated investments in FSI-CME, FSI-CMK, and MAP are as follows:

                                                                    MAY 31
                                                           -------------------------
                                                             1998             1999
                                                           --------         --------
                                                            (DOLLARS IN THOUSANDS)
Current assets...........................................   $6,971           $3,771
Noncurrent assets........................................    1,536               --
Current liabilities......................................   (4,540)          (3,400)
Noncurrent liabilities...................................      (34)              --
                                                            ------           ------
Total shareholders' equity...............................    3,933              371
Other shareholder's share of equity......................   (2,059)            (186)
                                                            ------           ------
Metron's share of equity.................................    1,874              185
Goodwill and other items (10 year life)..................      468               --
                                                            ------           ------
Investment in unconsolidated joint ventures..............   $2,342           $  185
                                                            ======           ======

                                                             YEAR ENDED MAY 31
                                                       ------------------------------
                                                         1997       1998       1999
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Operating income (loss)..............................    $946     $(1,804)    $1,605
Net income (loss)....................................    $682     $  (995)    $  705

Metron's share of net income (loss)..................    $342     $  (437)    $  319
Amortization of goodwill and other intangible
  items..............................................     (69)        (60)       (52)
                                                         ----     -------     ------
Equity in net income (loss) of joint ventures........    $273     $  (497)    $  267
                                                         ====     =======     ======

    Product sales to FSI-CME for the years ended May 31, 1997, 1998, and 1999 were $1,738,000, $632,000, and $441,000, respectively. Purchases from FSI-CME during the same periods were $17,956,000, $6,470,000, and $4,560,000, respectively. At May 31, 1998 and 1999, amounts receivable from joint ventures were $49,469 and $449,000, respectively, and amounts payable were $1,035,000 and none, respectively.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

5.  SHORT-TERM BORROWINGS AND DEBT

    Short-term borrowings consist of the following:

                                                                  MAY 31
                                                          -----------------------
                                                            1998           1999
                                                          --------       --------
                                                          (DOLLARS IN THOUSANDS)
Line of credit..........................................   $7,017        $ 7,669
Short-term credit facilities............................    1,443          3,168
Current portion of long-term debt.......................      311            249
                                                           ------        -------
Short-term borrowings and current portion of long-term
  debt..................................................   $8,771        $11,086
                                                           ======        =======

    A subsidiary of the Company has a revolving line of credit with a bank. The line of credit provides borrowings not to exceed the lesser of $8,500,000 or a borrowing base based upon inventory and accounts receivable, which collateralize the line. The interest rate is 2.5% above LIBOR, and was 9.0% and 7.43% at May 31, 1998 and 1999, respectively. The line of credit is also subject to the maintenance of certain financial ratios and minimum levels of tangible net worth. The Company has guaranteed the line of credit.

    The Company and its subsidiaries have short-term credit facilities in various currencies with a number of banks. Weighted average interest rates on the outstanding facilities at May 31, 1998 and 1999 were 7.2% and 6.6%, respectively. Certain assets of subsidiaries of the Company collateralize the facilities. At May 31, 1999, the total amount available and unutilized under the Company's short-term borrowings was approximately $8,000,000. The Company and its subsidiaries have guaranteed certain short-term credit facilities.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

    Long-term debt consists of the following:

                                                                    MAY 31
                                                              -------------------
                                                               1998       1999
                                                               ------     ------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Building mortgage with The Royal Bank of Scotland plc with
  an interest rate of 9.24% (9.27% in 1998) until
  June 2001, and thereafter at LIBOR plus 1.5% per annum
  until maturity. Principal and interest are payable in
  quarterly installments through April 2006. The mortgage is also subject to the maintenance of certain financial
  ratios and minimum levels of tangible net worth...........   $1,100     $  953

Note payable to shareholder for purchase of retired treasury shares. The note has an interest rate of 6.65%, payable in annual installments until July 2002, and is collateralized
  by an ESOP bond...........................................      310        248

Unsecured notes payable with principal and interest payable
  quarterly. Two of the notes bear interest at the 6-month
  Rome Interbank Offered Rate plus 1.75%, and one note bears
  interest at the Italian Prime Rate plus 1.0%..............       93         41

Various notes maturing through August 2005; interest rates
  ranging from 3.4% to 7.5%.................................      263        210
                                                               ------     ------

                                                                1,766      1,452

Less current portions:

  Notes payable to shareholder..............................       76         62

  Long-term debt............................................      311        249
                                                               ------     ------

Long-term debt..............................................   $1,379     $1,141
                                                               ======     ======

    Future fiscal year ("FY") annual maturities of long-term debt are as follows: FY2000, $311,000; FY2001, $218,000; FY2002, $220,000; FY2003, $217,000;
FY2004, $155,000 and thereafter, $331,000.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

6.  RESTRUCTURING AND MERGER COSTS

    The following table summarizes the restructuring and merger costs incurred for fiscal years 1997, 1998, and 1999.

                                                              FOR THE YEAR ENDED MAY 31
                                                         ------------------------------------
                                                          1997          1998          1999
                                                           ----          ----         ------
                                                                (DOLLARS IN THOUSANDS)
Restructuring costs................................        $ --          $261         $1,835
Merger costs (primarily professional fees)
  associated with the acquisition of Kyser.........         258           620            715
                                                           ----          ----         ------
Restructuring and merger costs.....................        $258          $881         $2,550
                                                           ====          ====         ======

    Restructuring costs are comprised primarily of severance costs and the early retirement agreement ("ERA") associated with the implementation of the Company's new organizational structure and other reductions in headcount. During fiscal year 1998, Metron began the transition from an organizational structure based on geography to a global organization built around the Company product lines. The restructuring costs incurred during fiscal 1998 represent termination costs for 13 employees, primarily in finance and administration. In fiscal 1999, approximately $856,000 pertains to the change in the organization and represents the termination costs of 51 employees, most of whom worked in the equipment division. At May 31, 1999, approximately $86,000 remained as a liability of the Company.

    In February 1999, the Company entered into an early retirement agreement with one of its managing directors in connection with the termination of his employment agreement, who had a lifetime employment agreement with the Company. To cover the entire cost of the early retirement agreement, the Company recorded a pre-tax charge of $979,000 in fiscal year 1999. Under the terms of the ERA, the Managing Director resigned from his employment, and the Company agreed to pay him a portion of his salary for the years remaining until he is eligible to retire under the terms of his employment agreement. The Company also agreed to provide him with certain other benefits. The present value of remaining obligation discounted at an interest rate of 6.0% is $782,000 of which $154,000, the current portion, is included in amounts payable to shareholders with the remainder included in deferred credits and other long-term liabilities. The ERA is payable monthly until March 2005.

7.  RELATED PARTIES

    Two of Metron's shareholders, Entegris (formerly Fluoroware) and FSI, each own approximately 32.7% of the outstanding shares of the Company. The Company purchases goods from these shareholders and their subsidiaries for resale in the normal course of business under terms and conditions similar to those with unrelated vendors. For the years ended May 31, 1997, 1998 and 1999 such purchases totaled approximately $79,000,000, $83,400,000, and $65,300,000, respectively. At May 31, 1998 and 1999, amounts payable to these affiliates were $18,125,000 and $13,125,000, respectively. In addition, the Company receives commissions from these shareholders for sales made to certain Asian customers. For the years ended May 31, 1997, 1998 and 1999 such commissions totaled approximately $677,000, $316,000, and $7,000, respectively. At May 31, 1998 and 1999, amounts receivable from these shareholders were $186,000 and $168,000, respectively.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

8.  INCOME TAXES

    The domestic and foreign components of income (loss) before taxes for each year ended May 31 are as follows:

                                                          YEARS ENDED MAY 31,
                                                     ------------------------------
                                                      1997       1998       1999
                                                      ------     ------    -------
The Netherlands....................................   $  360     $  502    $  (792)
Other countries:
  France...........................................      (91)       (91)    (2,283)
  Germany..........................................      609     (1,374)    (2,937)
  United Kingdom...................................    1,792        764        553
  Hong Kong........................................    2,725        831       (254)
  Korea............................................   (1,490)    (1,460)    (1,246)
  United States....................................    1,993      3,476        700
  All other countries..............................      999        (98)      (489)
                                                      ------     ------    -------
Income (loss) before income taxes..................   $6,897     $2,550    $(6,748)
                                                      ======     ======    =======

    The components of income tax expense (benefit) for each year ended May 31 are as follows:

                                                          YEARS ENDED MAY 31,
                                                     ------------------------------
                                                      1997       1998       1999
                                                      ------     ------    -------
CURRENT:
  The Netherlands..................................   $   80     $  117    $  (207)
  Other countries:
    France.........................................      303         12       (751)
    Germany........................................      115        (26)      (180)
    United Kingdom.................................      697        395       (132)
    United States..................................    1,497      1,735       (129)
    All other countries............................      435        347        341
                                                      ------     ------    -------
  Current tax......................................    3,127      2,580     (1,058)
                                                      ------     ------    -------

DEFERRED:
  The Netherlands..................................       --         --         --
  Other countries:
    France.........................................     (248)       (19)       225
    Germany........................................     (197)      (723)    (1,557)
    United Kingdom.................................       (3)        21        (44)
    United States..................................     (321)      (223)       552
    All other countries............................      341       (188)      (332)
                                                      ------     ------    -------
  Deferred tax.....................................     (428)    (1,132)    (1,156)
                                                      ------     ------    -------
Total income taxes.................................   $2,699     $1,448    $(2,214)
                                                      ======     ======    =======

    At May 31, 1999, the Company had $9,473,000 in net operating loss carryforwards, which represented approximately $3,100,000 of tax benefit, which may be carried forward for periods ranging from 5 years to indefinitely. A valuation allowance of $2,506,000 has been provided against the related deferred tax asset because it is more likely than not that Metron will not fully utilize these tax losses.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

    Significant components of the Company's deferred tax assets and liabilities are set forth below.

                                                                    MAY 31
                                                              -------------------
                                                               1998       1999
                                                               ------     ------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Deferred tax assets:
  Deferred revenue for installation and warranty............   $  731     $  251
  Account receivable and inventory provisions...............      598        942
  Unrealized foreign currency losses........................      302        923
  Accruals deductible when paid.............................    1,273      1,168
  Tax loss carryforwards and other items....................    2,261      3,264
                                                               ------     ------
                                                                5,165      6,548
Less: Valuation allowance...................................    2,256      2,506
                                                               ------     ------
                                                                2,909      4,042
Deferred tax liabilities....................................       91         68
                                                               ------     ------
Net deferred tax assets recorded in consolidated balance
  sheets....................................................   $2,818     $3,974
                                                               ======     ======

    Differences between the statutory income tax rate of The Netherlands and the Company's effective income tax rate are reconciled as follows:

                                                                YEARS ENDED MAY 31
                                                          ------------------------------
                                                           1997       1998       1999
                                                            ----      -----      -----
Statutory income tax rate...............................    35.1%      35.1%     (35.0)%
Increase (decrease) in taxes resulting from:
  Tax rate differential in other countries..............    (5.7)     (15.9)      (6.5)
  Current year net operating losses for which no benefit
    is recognized.......................................      --       37.6       17.0
  Utilization of prior year net operating losses for
    which no benefit was previously recognized..........      --       (7.4)      (2.3)
  Amortization of Goodwill..............................     2.1        6.9        2.5
  All other.............................................     7.6         .5       (8.5)
                                                            ----      -----      -----
Effective income tax rate...............................    39.1%      56.8%     (32.8)%
                                                            ====      =====      =====

9.  CAPITAL STOCK

  CHANGES IN CAPITAL SHARES

    During 1998, the Company amended and restated its Articles of Association to include, among other things, changes in the par value and in the number of authorized shares of its common stock. The Company increased the par value of its common shares from NLG 0.24 to NLG 0.96, and issued one new share for each 2 shares then outstanding. As a result of the stock split, the Company issued additional common shares, and the financial statements reflect changes in par value and the stock split for all periods presented.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

  AMENDED AND RESTATED BUY AND SELL AGREEMENT

    In conjunction with the acquisition of Transpacific Technology Corporation, the Company and five shareholder-employees of the Company entered into an Amended and Restated Buy and Sell Agreement (the "Buy-Sell Agreement") effective as of July 1995. The Buy-Sell Agreement provides for the repurchase under certain circumstances of the outstanding shares and options of the five shareholder-employees. Under the terms of the Buy-Sell Agreement, the shareholder-employees have certain put rights and the Company has certain call rights on the shares and options owned by the shareholder-employees. Until
July 5, 2000, the put rights are triggered upon the occurrence of certain specified events, namely death, permanent disability, termination of employment of the shareholder-employee, and failure of the Company to complete a qualified initial public offering by July 6, 2000.

    Under the terms of the Buy-Sell Agreement, the maximum obligation of the Company during any fiscal year is re-determined annually until the fiscal year beginning June 1, 2000. In general, the Company's payment obligations are subject to an annual limit equal to one half of the sum of the previous fiscal year's net income and the non-cash flow items reported in the consolidated financial statements. Any obligation remaining is carried forward to the following fiscal year. At May 31, 1998 and 1999, the potential obligation to the Company to settle the Buy-Sell Agreement rights for the shareholder-employees amounted to approximately $9,700,000 and $9,000,000, respectively. Pursuant to the payment cap provision of the Buy-Sell Agreement, the Company will have no payment obligation for put rights exercised during fiscal 2000.

    The Buy-Sell Agreement terminates upon a change in control or the completion of a qualified initial public offering by the Company.

  TREASURY SHARES

    In July 1998 and May 1999, under the terms of the Buy-Sell Agreement, two former employees exercised certain of their put rights, which required the Company to repurchase 265,801 common shares for approximately $1,152,000.

  STOCK OPTION PLAN

    In fiscal 1996 the Company established an Employee Stock Option Plan to award options to managing directors and employees, and in fiscal 1997 established a Supervisory Directors' Stock Option Plan to award options to supervisory directors. The two plans consist of 2,362,500 common shares (2,250,000 shares for managing directors and employees and 112,500 for supervisory directors). The plans require that the exercise price of options be the fair value of the common shares at the grant date, except for 1,065,948 shares awarded at amounts below fair value during the initial six-month period following the establishment of the Plan. Deferred compensation expense of $1,232,000 for the 1,065,948 shares was charged to income over the vesting periods. Options generally vest over a four-year period, and are exercisable in installments beginning one year after the grant date.

    The following pro forma information has been prepared as if the Company had accounted for its stock options using the fair value accounting method established by SFAS No. 123--"Accounting for Stock Based Compensation." Additional compensation expense arising from the application of SFAS 123 has been estimated using the minimum value method from the date of grant without

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

considering the volatility of the underlying stock. For purposes of the pro forma disclosures below, additional compensation cost is amortized to expense over the options' vesting period.

                                                           YEARS ENDED MAY 31
                                                     ------------------------------
                                                      1997       1998       1999
                                                      ------     ------    -------
                                                         (DOLLARS IN THOUSANDS)
Net income (loss):
  As reported......................................   $4,198     $1,102    $(4,534)
  Pro forma(a).....................................   $3,816     $  761    $(4,822)
Earnings (loss) per common share
  Basic
    As reported....................................   $ 0.40     $ 0.11    $ (0.44)
    Pro forma......................................   $ 0.37     $ 0.07    $ (0.47)
  Diluted
    As reported....................................   $ 0.37     $ 0.10    $ (0.44)
    Pro forma......................................   $ 0.34     $ 0.07    $ (0.47)

------------------------

(a) Based on the following assumptions for grants in fiscal years 1997, 1998, and 1999: risk-free weighted average interest rates of 6.13%, 6.14%, and 5.16% in fiscal years 1997, 1998, and 1999, respectively; weighted average expected option lives of 6.5 years, 5.6 years, and 4.8 years in fiscal years 1997, 1998, and 1999, respectively; and no dividend yield in each year.

    There were approximately 326,000 and 45,000 shares available for future employee awards and supervisory director awards, respectively, at May 31, 1999. The following table summarizes award activity:

                                                   1997                   1998                   1999
                                           --------------------   --------------------   --------------------
                                                       WEIGHTED               WEIGHTED               WEIGHTED
                                                       AVERAGE                AVERAGE                AVERAGE
                                                       EXERCISE               EXERCISE               EXERCISE
                                            SHARES     PRICE       SHARES     PRICE       SHARES     PRICE
                                           ---------    -----     ---------    -----     ---------    -----
Outstanding, beginning of period.........  1,410,348    $3.60     1,557,798    $3.99     1,669,998    $4.67
Stock options granted....................    154,950    $7.70       302,700    $8.33       446,250    $7.83
Stock options exercised..................         --       --       (45,000)   $2.78        (2,200)   $7.00
Awards canceled..........................     (7,500)   $7.08      (145,500)   $5.57      (169,700)   $5.46
                                           ---------    -----     ---------    -----     ---------    -----
Outstanding, end of period...............  1,557,798    $3.99     1,669,998    $4.67     1,944,348    $5.41
                                           =========    =====     =========    =====     =========    =====
Options exercisable at end of period.....    588,467    $3.51       666,244    $3.75     1,128,602    $3.91
                                           =========    =====     =========    =====     =========    =====

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

    Summary information concerning outstanding and exercisable options as of May 31, 1999 is as follows:

                                       WEIGHTED
                                        AVERAGE     WEIGHTED                 WEIGHTED
                                       REMAINING    AVERAGE                  AVERAGE
      RANGE OF            NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
   EXERCISE PRICES      OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------------   -----------   -----------   --------   -----------   --------
    $0.00 - $2.78          885,948     6.1 yrs       $ 2.78       824,951     $ 2.78
    $2.79 - $6.16          229,650     5.9 yrs       $ 6.16       175,047     $ 6.16
    $6.17 - $7.00            8,400     5.5 yrs       $ 7.00         4,200     $ 7.00
    $7.01 - $7.83          421,500     8.9 yrs       $ 7.83         8,377     $ 7.83
    $7.84 - $8.00          129,600     6.0 yrs       $ 8.00        49,804     $ 8.00
    $8.01 - $8.33          269,250     7.5 yrs       $ 8.33        66,223     $ 8.33
                         ---------                              ---------
                         1,944,348                              1,128,602
                         =========                              =========

    Market price is the fair value of the Company's common stock as determined by the Plan Committee on the grant date. All options issued during the past three years have an exercise price equal to the market price on the date of grant. The weighted average fair values below have been determined using the Minimum Value Method.

                                                      YEARS ENDED MAY 31
                                                ------------------------------
                                                  1997       1998       1999
                                                --------   --------   --------
Options granted...............................   154,950    302,700    446,250
Weighted average exercise price...............  $   7.70   $   8.33   $   7.83
Weighted average fair value...................  $   2.51   $   2.35   $   1.66

10. EMPLOYEE BENEFITS

    Most employees of the Company are covered by one of several defined contribution retirement plans. Contributions are generally based on the participant's compensation. The amount of pension expense charged to operating expenses for defined contribution plans was $659,000 in fiscal 1997, $956,000 in fiscal 1998, and $1,140,000 in fiscal 1999.

    Kyser has an employee stock ownership plan ("ESOP") for its employees. Upon the acquisition of Kyser, all Kyser shares held by the ESOP were exchanged for shares of the Company. The subsidiary's full time employees generally become eligible to participate after 12 months of continuous service. The cost of the ESOP may be paid by the subsidiary or through contributions made by the subsidiary to the ESOP in amounts determined by the Board of Directors. Shares of common stock acquired from terminated employees by the plan and forfeitures by terminated participants are allocated to each eligible participant account under the plan. Participants are eligible for a distribution in the sixth year after normal termination and in the second year after termination for retirement, death, or disability. Participants vest in amounts allocated to them according to a vesting schedule. Distributions of participant accounts to participants in either cash or the Company's common stock may be made in the event of termination, retirement, death or disability. To the extent the participant elects to receive common stock in the event of retirement, death or disability, and the common stock is not readily

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

tradable in an established market, such common stock may be put to the Company during the put option period at the then current fair value.

11. FINANCIAL INSTRUMENTS

    The carrying value of accounts receivable, accounts payable and long-term debt approximate fair value. At May 31, 1999 the Company had aggregate forward exchange contracts in various currencies as follows:

                                                              WEIGHTED
                                                              AVERAGE
CONTRACT AMOUNT                                               EXCHANGE
US $                          BUY               SELL            RATE     FAIR VALUE   EXPIRATION DATE
---------------        -----------------  -----------------   --------   ----------   ---------------
  $3,773,000           --                 Singapore Dollars       1.69    $ 98,319    January 2000
  $4,889,000           Japanese Yen                             107.26      (1,439)   March 2000
  $2,022,000           Singapore Dollars                          1.67       3,578    January 2000
  $1,700,000           Italian Lira                           1,864.90       5,492    July 1999
   $500,000            British Pounds                             1.63        (475)   June 1999
   $700,000            Deutsch Mark                               1.79     (36,445)   July 1999
                                                                          --------
                                                                          $ 69,030
                                                                          ========

    The building mortgage with the Royal Bank of Scotland plc interest rate comprises a variable LIBOR rate, a fixed rate of 1.5%, and a regulatory bank charge. In May 1996 the Company entered into an interest rate swap, expiring June 2001, to convert the variable LIBOR portion of the interest rate to a fixed interest rate of 7.72%. The interest rates at May 31, 1998 and 1999 for the mortgage were 9.25% and 6.87%, while the interest rates for the swap were 9.27% and 9.24%, respectively. At May 31, 1999, the notional amount for the interest rate swap was $1,002,000 and its estimated fair value was a payable of $43,000.

12. COMMITMENTS

    At May 31, 1999, Metron was committed to spending approximately $21,900,000, principally to purchase equipment, materials, and spare parts for resale.

    The Company and its subsidiaries lease certain facilities and equipment under various operating lease agreements. Future minimum payments under operating leases that have initial or remaining noncancelable lease terms of one year or more consist of the following at May 31, 1999.

FISCAL YEAR                                                (DOLLARS IN THOUSANDS)
-----------                                                ----------------------
2000.....................................................          $2,579
2001.....................................................           1,906
2002.....................................................             739
2003.....................................................             448
2004.....................................................             209
Thereafter...............................................           1,208
                                                                   ------
Total minimum lease payments.............................          $7,089
                                                                   ======

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

    The Company's rental expense for operating leases for the fiscal years ended May 31, 1997, 1998 and 1999, was $2,919,000, $2,976,000, and $3,330,000
respectively.

13. ADDITIONAL SALES INFORMATION AND CONCENTRATION OF RISK


    In fiscal 1997, sales to Siemens and IBM represented approximately 11.4% and 11.3%, of net revenues, respectively. In fiscal 1998 and 1999, no individual customer represented sales of 10% or more of operating revenues.


    A large portion of the Company's sales is made to a number of major publicly owned corporations. There is a concentration of credit risk in accounts receivable from these customers. Metron performs ongoing credit evaluations of its customers and generally does not require collateral. Although the credit risk associated with nonpayment from these customers is affected by conditions or occurrences within their industry, accounts receivable from these customers were substantially current at May 31, 1999. The Company believes that there is no significant credit risk with respect to these receivables.

14. SEGMENT AND GEOGRAPHIC DATA

    The Company implemented SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," as of June 1, 1998. This Statement establishes standards for the reporting of information pertaining to operating segments in annual and in interim financial reports issued to shareholders. Previously reported amounts are not presented to compare with operating results for fiscal year 1999, except for net revenues. The Company is unable to restate reported amounts in fiscal years 1997 and 1998 due to the reorganization 1999 of its management structure to coincide with its product lines beginning in fiscal 1999.

    The Company operates predominantly in the semiconductor industry. This involves the marketing, sales, and service of semiconductor manufacturing and test equipment and materials. Reportable segments are based on the way the Company is organized, reporting responsibilities to the chief operating officer, and on the nature of the products offered to customers. Reportable segments are the equipment division (which includes equipment including certain specialized process chemicals, and spare part sales, and equipment service), the materials division (which includes components used in construction and maintenance), and other which includes finance, administration and corporate functions.

    The accounting policies of the segments are the same as those described in
Note 1 Summary of Significant Accounting Policies. Segment operating results are measured based on profit (loss) before tax, adjusted if necessary, for certain segment specific items. There are no inter-segment sales. Identifiable assets are the Company's assets that are identified with classes of similar products or operations in each geographic region. Corporate assets include primarily cash, equity investments and administrative headquarters assets of the Company.

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

  SEGMENT INFORMATION

                                                      EQUIPMENT   MATERIALS
                                                      DIVISION    DIVISION     OTHER      TOTAL
                                                      ---------   ---------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
Year ended May 31, 1997
  Net revenues......................................  $187,944    $110,632    $     --   $298,576

Year ended May 31, 1998
  Net revenues......................................  $151,610    $123,414    $     --   $275,024

Year ended May 31, 1999
  Net revenues......................................  $127,420    $101,198    $     --   $228,618
  Depreciation expense..............................  $    794    $    475    $  1,348   $  2,617
  Interest income...................................  $     --    $     --    $    438   $    438
  Interest expense..................................  $     --    $     --    $    913   $    913
  Operating income (loss) before tax................  $  3,161    $  8,384    $(18,293)  $ (6,748)
  Assets............................................  $ 35,424    $ 48,635    $ 15,566   $ 99,625
  Capital expenditures..............................  $    409    $    341    $    619   $  1,369

Three months ended August 31, 1998 (unaudited)
  Net revenues......................................  $ 33,893    $ 23,029    $     --   $ 56,922
  Operating income (loss) before tax................  $    721    $  2,308    $ (4,830)  $ (1,801)
  Assets............................................  $ 39,575    $ 28,303    $ 32,482   $100,360

Three months ended August 31, 1999 (unaudited)
  Net revenues......................................  $ 36,807    $ 32,666    $     --   $ 69,473
  Operating income (loss) before tax................  $  1,877    $  3,196    $ (3,421)  $  1,652
  Assets............................................  $ 42,844    $ 30,371    $ 39,216   $112,431

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

  GEOGRAPHIC INFORMATION

                                                                                THREE MONTHS
                                                  YEARS ENDED MAY 31           ENDED AUGUST 31
                                            ------------------------------   -------------------
                                              1997       1998       1999       1998       1999
                                            --------   --------   --------   --------   --------
                                                (DOLLARS IN THOUSANDS)           (UNAUDITED)
Net revenues:
  United States...........................  $ 59,884   $ 66,505   $ 54,285   $ 13,597   $ 18,423
  Germany.................................    60,639     44,425     32,059      9,057      9,701
  United Kingdom..........................    58,645     47,483     30,952      6,806      7,702
  France..................................    36,512     29,393     17,701      5,525      4,867
  Hong Kong...............................    33,342     29,218     27,672      7,148      9,535
  Singapore...............................    21,148     17,155     29,000      6,415      8,610
  The Netherlands.........................     9,126     14,219     10,780      3,516      2,558
  Other nations...........................    19,280     26,626     26,169      4,858      8,077
                                            --------   --------   --------   --------   --------
Geographic totals.........................  $298,576   $275,024   $228,618   $ 56,922   $ 69,473
                                            ========   ========   ========   ========   ========

                                                                   MAY 31               AUGUST 31
                                                             -------------------   -------------------
                                                               1998       1999       1998       1999
                                                             --------   --------   --------   --------
                                                                 (DOLLARS IN           (UNAUDITED)
                                                                 THOUSANDS)
Assets:
  United States............................................  $ 30,798   $23,171    $ 22,313   $ 27,309
  Germany..................................................    16,120    12,330      12,416     13,745
  United Kingdom...........................................    22,276    13,868      16,477     14,060
  Singapore................................................     9,262    24,910      15,869     19,432
  Hong Kong................................................    14,302    11,821       7,181     12,706
  The Netherlands..........................................     6,855     5,787       5,972      5,578
  Other nations............................................    14,548     7,738      20,132     19,601
                                                             --------   -------    --------   --------
Geographic totals..........................................  $114,161   $99,625    $100,360   $112,431
                                                             ========   =======    ========   ========

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

15. SUPPLEMENTAL FINANCIAL INFORMATION

                                                                    MAY 31
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Other current liabilities:
  Customer prepayments......................................   $2,143     $1,321
  Accrued taxes including income taxes......................    2,577      2,150
  Project costs.............................................      840      1,677
  Other.....................................................    1,285      2,529
                                                               ------     ------
Total other current liabilities.............................   $6,845     $7,677
                                                               ======     ======

                                                                    YEARS ENDED MAY 31
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Other income (expense):
  Foreign exchange gain (loss)..............................  $  (578)   $   489     $ 211
  Interest income...........................................      487        514       438
  Interest expense..........................................   (1,260)    (1,110)     (913)
  Loss on sale of joint ventures............................       --         --      (140)
  Miscellaneous income......................................      749         36         7
                                                              -------    -------     -----
Other income (expense)......................................  $  (602)   $   (71)    $(397)
                                                              =======    =======     =====

                                                                    YEARS ENDED MAY 31
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Supplemental cash flow information:
  Cash payments for:
    Interest................................................   $1,312     $  982     $ 930
    Income taxes............................................   $3,210     $3,622     $(604)
  Noncash transactions:
    Issuance of shares for license..........................   $   52     $   --     $  --
    Deferred compensation...................................   $   --     $  (38)    $  --

                             METRON TECHNOLOGY N.V.

                     (INFORMATION AS OF AUGUST 31, 1999 AND
       FOR THE THREE MONTHS ENDED AUGUST 31, 1998 AND 1999 IS UNAUDITED)

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                           FIRST      SECOND     THIRD      FOURTH
                                                          --------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
Year ended May 31, 1998
  Net revenues..........................................  $61,552    $72,209    $78,249    $63,014
  Operating income......................................  $ 1,325    $   158    $ 1,364    $   271
  Net income (loss).....................................  $   886    $  (308)   $   563    $   (39)
  Basic net income (loss) per share.....................  $  0.09    $ (0.03)   $  0.05    $  0.00
  Diluted net income (loss) per share...................  $  0.08    $ (0.03)   $  0.05    $  0.00

Year ended May 31, 1999
  Net revenues..........................................  $56,922    $51,296    $56,559    $63,840
  Operating income (loss)...............................  $(1,801)   $(2,595)   $(2,832)   $   610
  Net income (loss).....................................  $(1,266)   $(1,513)   $(1,899)   $   144
  Basic net income (loss) per share.....................  $ (0.12)   $ (0.15)   $ (0.18)   $  0.01
  Diluted net income (loss) per share...................  $ (0.12)   $ (0.15)   $ (0.18)   $  0.01

17. RECENT ACCOUNTING PRONOUNCEMENT

    In June 1998, FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which, as amended, becomes effective for fiscal years beginning after June 15, 2000, with early adoption encouraged. The pronouncement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the value of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company is presently analyzing this statement and the impact, if any, on the Company's financial statements.

18. DIVIDEND RESTRICTION

    Pursuant to the Company's Articles of Incorporation and Dutch law, the Company has available for distribution to its shareholders approximately $22,000,000 (assuming the removal of the mandatory reserve of $7,000,000 discussed in footnote 19).

19. SUBSEQUENT EVENTS

    In July 1999, the Supervisory Board of the Company reserved an additional 500,000 shares for future grant under the Employee Stock Option Plan.

    In October 1999 the Supervisory Board of the Company reserved an additional 112,500 shares for future grant under the Supervisory Directors' Stock Option Plan.

    Prior to completion of its initial public offering pursuant to this Prospectus, the Company intends to amend its Articles of Association to convert from a B.V. to an N.V. under the laws of The Netherlands, to increase the number of authorized preferred shares from 1,500,000 to 10,000,000 and the number of authorized common shares from 23,500,000 to 40,000,000 and to remove the mandatory reserve of $7,000,000 created in connection with the Buy-Sell Agreement.

 [Photographs of selected materials and equipment marketed and sold by Metron.]

------------------------------------------------------------
------------------------------------------------------------
                                3,750,000 SHARES

                        [METRON TECHNOLOGY LOGO]

                                  ------------

                                   Prospectus
                                          , 1999

                              -------------------

                         BANC OF AMERICA SECURITIES LLC
                                    SG COWEN
                           U.S. BANCORP PIPER JAFFRAY

    Until           , 1999 (25 days after the date of this prospectus), all
dealers effecting transactions in the common shares, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------------
------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the common shares being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

SEC Registration Fee........................................  $15,985
NASD Filing Fee.............................................    6,250
Nasdaq National Market Filing Fee...........................     *
Blue Sky Fees and Expenses..................................     *
Accounting Fees.............................................     *
Legal Fees and Expenses.....................................     *
Transfer Agent and Registrar Fees...........................     *
Printing and Engraving......................................     *
Miscellaneous...............................................     *
                                                              -------
    Total...................................................  $  *
                                                              =======

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Metron has entered into indemnification agreements with certain of its managing directors, providing for indemnification by Metron against any liability to which a managing director may be subject for judgments, settlements, penalties, fees and expenses of defense (including attorney's fees, bonds and costs of investigation), arising out of or in any way related to acts or omissions as a member of the management board, or an executive officer, or in any other capacity in which services are rendered to Metron or its subsidiaries. Metron believes that the indemnification agreements will assist Metron in attracting and retaining qualified individuals to serve as managing directors. The agreements provide that a managing director is not entitled to indemnification under these agreements under certain circumstances including
(i) if indemnification is expressly prohibited under applicable law and (ii) if indemnification is expressly prohibited by Metron's articles.

    Generally, under Dutch law, a director will not be held personally liable for decisions made with reasonable business judgment, absent self dealing or, in the event of bankruptcy, which do not qualify as clearly improper performance. In addition, indemnification may not be available to directors or officers under Dutch law if any act or omission by a director or officer would qualify as willful misconduct or gross negligence (including not taking action to prevent the consequences of improper performance by the board). Due to lack of applicable case law, it is not clear whether indemnification is available in case of breach of securities laws of the United States.

    Under the Metron articles, except in case of willful misfeasance, bad faith or gross negligence or improper personal benefit, every person or legal entity who is, or has been, a managing director, supervisory director, or an officer with the power to represent Metron, employee or agent of Metron, who is made a party or is threatened to be made a party to any claim by virtue of such capacity, shall be indemnified by Metron, to the fullest extent permitted under any applicable law against (i) any and all liabilities imposed on him or it,
(ii) any and all expenses and (iii) any and all amounts paid in settlement by him or it, in each case in connection with any such claim.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since June 1, 1996, Metron has sold and issued the following unregistered securities (references to shares of common stock reflect a three for two stock split on April 22, 1998):

        (1) On December 12, 1996, Metron issued 7,500 common shares to D.E. Lund in exchange for the rights to use the name Metron in Texas, valued at $52,000;

        (2) On November 25, 1997, Metron issued 7,500 common shares to A. Inoue in exchange for cash in the amount of $62,475;

        (3) On July 18, 1998, Metron issued an aggregate of 1,582,683 common shares valued at $12,392,407 to the former shareholders of T.A. Kyser Co. in connection with a merger transaction in which Kyser became a wholly-owned subsidiary of Metron, 10,230 have since been returned to Metron in accordance with the Agreement and Plan of Merger and Reorganization entered into a connection with the transaction; and

        (4) As of August 31, 1999, Metron has granted options to purchase 2,466,948 common shares to employees, directors and consultants pursuant to its Employee Stock Option Plan and 1997 Supervisory Directors' Stock Option Plan. Of these options, 433,400 shares have been canceled without being exercised, 47,200 shares have been exercised, 45,000 shares of which have been repurchased and 2,200 shares remain outstanding.

    The sales and issuances of securities in the transactions described in paragraphs 1 and 2 above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) as a transaction not involving a public offering.

    The sale and issuance of securities in the transaction described in paragraph 3 above was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

    The sale and issuance of securities described in paragraph 4 above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder.

    There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


        1.1*                Form of Underwriting Agreement
        2.1+                Agreement and Plan of Merger and Reorganization among Metron
                              Technology B.V., Metron Acquisition Sub, Inc. and T.A.
                              Kyser Co., dated June 12, 1998
        2.2+                Amendment to Agreement and Plan of Merger and Reorganization
                              among Metron Technology B.V., Metron Acquisition
                              Sub, Inc. and T.A. Kyser Co., dated July 13, 1998
        2.3+                Joinder Agreement among certain stockholders of T.A. Kyser
                              Co, Metron Technology B.V. and Metron Acquisition
                              Sub, Inc. dated July 13, 1998
        3.1*                Articles of Association of the Registrant and translation
                              thereof
        4.1                 Reference is made to Exhibits 3.1, 10.23, 10.24 and 10.26
        4.2+                Specimen Common Share Certificate
        5.1*                Form of Opinion of Nauta Dutilh
       10.1+                1997 Supervisory Directors' Stock Option Plan
       10.2+                Form of 1997 Supervisory Directors' Stock Option Agreement
       10.3+                Amended and Restated Metron Technology N.V. Employee Stock
                              Option Plan

       10.4+                Form of Metron Technology N.V. Employee Stock Option
                              Agreement (for employees in countries other than the
                              United States and the United Kingdom)
       10.5+                Form of Metron Technology N.V. Employee Stock Option
                              Agreement (for employees in the United States)
       10.6+                Form of Metron Technology N.V. Employee Stock Option
                              Agreement (for employees in the United Kingdom)
       10.7+                Aufhebungs und Ruhestandsvertrag (Cancellation and Early
                              Retirement Agreement) between Metron Technology
                              (Deutschland) GmbH, Metron Technology B.V. and Udo Jaensch
                              dated February 2, 1999 and translation thereof
       10.8+                Share Purchase Agreement (CME) between FSI
                              International, Inc. and Metron Technology B.V. dated
                              February 27, 1999
       10.9+                Share Purchase Agreement (CMK) between FSI
                              International, Inc. and Metron Technology B.V. dated
                              February 27, 1999
       10.10+               Agreement to Terminate Joint Venture Agreements and
                              Distribution Agreement between FSI International, Inc. and
                              Metron Technology B.V. dated May 18, 1999
       10.11+               FSI/Metron Distribution Agreement dated March 31, 1998
                              between FSI International, Inc. and Metron Technology B.V.
       10.12+               Distribution Agreement dated July 6, 1995 between
                              Fluoroware, Inc. (now a wholly-owned subsidiary of
                              Entegris, Inc.) and Metron Semiconductors Europa B.V. (now
                              Metron Technology N.V.)
       10.13+               U.S. Stocking Distributor Five-Year Agreement as of
                              September 1, 1997 between Fluoroware, Inc. and Kyser
                              Company
       10.14+               Form of Employment Agreement among Metron Technology B.V.,
                              Metron Technology Corporation and Edward D. Segal,
                              Michael A. Grandinetti, Peter V. Leigh and Keith Reidy
       10.15+               Managing Director Service Agreement between Metron
                              Technology (U.K.) Ltd. and John Christopher Levett-Prinsep
                              dated May 1, 1996.
       10.16+               Employment Agreement dated July 13, 1998 among T.A. Kyser
                              Co., Metron Technology Corporation, Metron Technology B.V.
                              and Garry Hendricks
       10.17+               Metron Technology Employee Stock Purchase Plan
       10.18+               T.A. Kyser Co. Employee Stock Ownership Trust as amended and restated March 17, 1997
       10.19+               Amendment No. 1 dated July 13, 1998 to the T.A. Kyser Co.
                              Employee Stock Ownership Trust
       10.20+               T.A. Kyser Co. Employee Stock Ownership Plan as amended and restated March 17, 1997
       10.21+               Amendment No. 1 dated June 12, 1998 to the T.A. Kyser Co.
                              Employee Stock Ownership Plan
       10.22+               Amendment No. 2 dated July 13, 1998 to the T.A. Kyser Co.
                              Employee Stock Ownership Plan
       10.23+               Investors Rights Agreement dated July 6, 1995 among Metron
                              Semiconductors Europa B.V. and the Investors as defined
                              therein
       10.24+               Accession Agreement dated October 15, 1998 among Metron
                              Technology B.V., the Original Parties as defined therein,
                              Segal Investments, L.P., M. Segal, N. Segal, M. Segal as
                              trustee of the Matthew Dean Segal 1997 Trust and N. Segal
                              as trustee of the Matthew Dean Segal 1997 Trust
       10.25+               Confirmation Agreement dated October 15, 1998 among Metron
                              Technology B.V. and the Investors as defined in the
                              Investor Rights Agreement of July 6, 1995
       10.26+               Accession Agreement dated July 13, 1998 among Metron
                              Technology B.V., the Stockholders and the Signing
                              Stockholders as defined therein
       10.27+               Consent Agreement dated July 13, 1998 among Metron
                              Technology B.V. and the Investors as defined therein
       10.28+               Incentive Compensation Plan for Edward D. Segal FY2000

       10.29+               Incentive Compensation Plan for Michael A. Grandinetti
                              FY2000
       10.30+               Incentive Compensation Plan for Peter V. Leigh FY2000
       10.31+               Incentive Compensation Plan for J. Christopher
                              Levett-Prinsep FY2000
       10.32+               Incentive Compensation Plan for Keith Reidy FY2000
       10.33+               Amended and Restated Buy and Sell Agreement among Metron
                              Technology B.V. and the Significant Shareholders as
                              defined therein, as of July 6, 1995.
       10.34+               Form of Indemnification Agreement among Metron Technology
                              B.V. and the Investors as defined therein
       10.35                Employment Agreement dated September 1, 1999 among Metron
                              Technology B.V., Metron Technology Corporation and
                              Edward D. Segal
       10.36                Employment Agreement dated September 1, 1999 among Metron
                              Technology B.V., Metron Technology Corporation and
                              Michael A. Grandinetti
       10.37                Employment Agreement dated September 1, 1999 among Metron
                              Technology B.V., Metron Technology Corporation and
                              Peter V. Leigh
       10.38                Employment Agreement dated September 1, 1999 among Metron
                              Technology B.V., Metron Technology Corporation and Keith
                              Reidy
       21.1+                List of Subsidiaries of the Registrant
       23.1                 Consent of KPMG LLP, independent auditors
       23.2*                Consent of Nauta Dutilh (included in Exhibit 5.1)
       23.3                 Consent of Cooley Godward LLP
       24.1+                Power of Attorney
       27.1                 Financial Data Schedule
       99.1+                Consent of Sho Nakanuma


------------------------

*   To be filed by amendment.

+   Previously filed.

    (b) Financial Statement Schedules

    Metron Technology N.V., Schedule II--Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or

    497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized, in the City of Burlingame, County of San Mateo, State of California, on November 12, 1999.


                                                       METRON TECHNOLOGY N.V.

                                                       By:              /s/ PETER V. LEIGH
                                                            -----------------------------------------
                                                                          Peter V. Leigh
                                                                     VICE PRESIDENT, FINANCE


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *
     -------------------------------------------       Supervisory Board Member      November 12, 1999
                 Robert R. Anderson

                          *
     -------------------------------------------       Supervisory Board Member      November 12, 1999
                 James E. Dauwalter

                          *
     -------------------------------------------       Supervisory Board Member      November 12, 1999
                  Joel A. Elftmann

                                                       President and Chief
                          *                              Executive Officer and
     -------------------------------------------         Managing Director           November 12, 1999
                   Edward D. Segal                       (Principal Executive
                                                         Officer)

                                                       Vice President, Finance and
                 /s/ PETER V. LEIGH                      Chief Financial Officer
     -------------------------------------------         and Managing Director       November 12, 1999
                   Peter V. Leigh                        (Principal Financial and
                                                         Accounting Officer)

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
                          *                            Executive Vice President,
     -------------------------------------------         Equipment Division and      November 12, 1999
            J. Christopher Levett-Prinsep                Managing Director

                          *                            Executive Vice President,
     -------------------------------------------         Materials Division and      November 12, 1999
               Michael A. Grandinetti                    Managing Director

                          *                            Vice Chairman of
     -------------------------------------------         T.A. Kyser Co. and          November 12, 1999
                 C. Garry Hendricks                      Managing Director

                          *
     -------------------------------------------       Vice President, Marketing     November 12, 1999
                     Keith Reidy                         and Managing Director

           *By:         /s/ PETER V. LEIGH
       ---------------------------------------
                   Peter V. Leigh
                 (ATTORNEY-IN-FACT)

                             METRON TECHNOLOGY N.V.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                 COL. A                      COL. B              COL. C             COL. D       COL. E
----------------------------------------  ------------   -----------------------   ---------   ----------
                                                                ADDITIONS
                                                         -----------------------
                                           BALANCE AT    CHARGED TO   CHARGED TO               BALANCE AT
                                          BEGINNING OF   COSTS AND      OTHER                    END OF
              DESCRIPTION                    PERIOD       EXPENSES     ACCOUNTS    DEDUCTION     PERIOD
----------------------------------------  ------------   ----------   ----------   ---------   ----------
                                                                  (IN THOUSANDS)
Deducted from asset accounts:
  Year ended May 31, 1997:
    Allowance for doubtful accounts.....     $   749       $ 1,533      $    --     $   508      $ 1,774
                                             =======       =======      =======     =======      =======
    Inventory valuation allowance.......     $ 2,247       $ 2,038      $    --     $   949      $ 3,336
                                             =======       =======      =======     =======      =======

Deducted from asset accounts:
  Year ended May 31, 1998:
    Allowance for doubtful accounts.....     $ 1,774       $   434      $    --     $ 1,393      $   815
                                             =======       =======      =======     =======      =======
    Inventory valuation allowance.......     $ 3,336       $ 2,644      $    --     $ 1,655      $ 4,325
                                             =======       =======      =======     =======      =======

Deducted from asset accounts:
  Year ended May 31, 1999:
    Allowance for doubtful accounts.....     $   815         1,029      $    --     $   532      $ 1,312
                                             =======       =======      =======     =======      =======
    Inventory valuation allowance.......     $ 4,325       $ 2,696      $    --     $ 1,014      $ 6,007
                                             =======       =======      =======     =======      =======

                               INDEX TO EXHIBITS


     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
    1.1*                Form of Underwriting Agreement

    2.1+                Agreement and Plan of Merger and Reorganization among Metron
                          Technology B.V., Metron Acquisition Sub, Inc. and
                          T.A. Kyser Co., dated June 12, 1998

    2.2+                Amendment to Agreement and Plan of Merger and Reorganization
                          among Metron Technology B.V., Metron Acquisition
                          Sub, Inc. and T.A. Kyser Co., as of July 13, 1998

    2.3+                Joinder Agreement among certain stockholders of
                          T.A. Kyser Co., Metron Technology B.V. and Metron
                          Acquisition Sub, Inc. dated July 13, 1998

    3.1*                Articles of Association of the Registrant and translation
                          thereof

    4.1                 Reference is made to Exhibits 3.1, 10.23, 10.24 and 10.26

    4.2+                Specimen Common Share Certificate

    5.1*                Form of Opinion of Nauta Dutilh

   10.1+                1997 Supervisory Directors' Stock Option Plan

   10.2+                Form of 1997 Supervisory Directors' Stock Option Agreement

   10.3+                Amended and Restated Metron Technology N.V. Employee Stock
                          Option Plan

   10.4+                Form of Metron Technology N.V. Employee Stock Option
                          Agreement (for employees in countries other than the
                          United States and the United Kingdom)

   10.5+                Form of Metron Technology N.V. Employee Stock Option
                          Agreement (for employees in the United States)

   10.6+                Form of Metron Technology N.V. Employee Stock Option
                          Agreement (for employees in the United Kingdom)

   10.7+                Aufhebungs und Ruhestandsvertrag (Cancellation and Early
                          Retirement Agreement) between Metron Technology
                          (Deutschland) GmbH, Metron Technology B.V. and Udo Jaensch
                          dated February 2, 1999 and translation thereof

   10.8+                Share Purchase Agreement (CME) between FSI
                          International, Inc. and Metron Technology B.V. dated
                          February 27, 1999

   10.9+                Share Purchase Agreement (CMK) between FSI
                          International, Inc. and Metron Technology B.V. dated
                          February 27, 1999

   10.10+               Agreement to Terminate Joint Venture Agreements and
                          Distribution Agreement between FSI International, Inc. and
                          Metron Technology B.V. dated May 18, 1999

   10.11+               FSI/Metron Distribution Agreement dated March 31, 1998
                          between FSI International, Inc. and Metron
                          Technology B.V.

   10.12+               Distribution Agreement dated July 6, 1995 between
                          Fluoroware, Inc. (now a wholly-owned subsidiary of
                          Entegris, Inc.) and Metron Semiconductors Europa B.V. (now
                          Metron Technology N.V.)

   10.13+               U.S. Stocking Distributor Five-Year Agreement as of
                          September 1, 1997 between Fluoroware, Inc. and Kyser
                          Company

   10.14+               Form of Employment Agreement among Metron Technology B.V.,
                          Metron Technology Corporation and Edward D. Seal,
                          Michael A. Grandinetti, Peter V. Leigh and Keith Reidy

   10.15+               Managing Director Service Agreement between Metron
                          Technology (U.K.) Ltd. and John Christopher Levett-Prinsep
                          dated May 1, 1996.

   10.16+               Employment Agreement dated July 13, 1998 among
                          T.A. Kyser Co., Metron Technology Corporation, Metron
                          Technology B.V. and Garry Hendricks

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
   10.17+               Metron Technology Employee Stock Purchase Plan

   10.18+               T.A. Kyser Co. Employee Stock Ownership Trust as amended and restated March 17, 1997

   10.19+               Amendment No. 1 dated July 13, 1998 to the T.A. Kyser Co.
                          Employee Stock Ownership Trust

   10.20+               T.A. Kyser Co. Employee Stock Ownership Plan as amended and restated March 17, 1997

   10.21+               Amendment No. 1 dated June 12, 1998 to the T.A. Kyser Co.
                          Employee Stock Ownership Plan

   10.22+               Amendment No. 2 dated July 13, 1998 to the T.A. Kyser Co.
                          Employee Stock Ownership Plan

   10.23+               Investors Rights Agreement dated July 6, 1995 among Metron
                          Semiconductors Europa B.V. and the investors as defined
                          therein

   10.24+               Accession Agreement dated October 15, 1998 among Metron
                          Technology B.V., the Original Parties as defined therein,
                          Segal Investments, L.P., M. Segal, N. Segal, M. Segal as
                          trustee of the Matthew Dean Segal 1997 Trust and N. Segal
                          as trustee of the Ned Douglas Segal 1997 Trust

   10.25+               Confirmation Agreement dated October 15, 1998 among Metron
                          Technology B.V. and the Investors as defined in the
                          Investor Rights Agreement of July 6, 1995

   10.26+               Accession Agreement dated July 13, 1998 among Metron
                          Technology B.V., the Stockholders and the Signing
                          Stockholders as defined therein

   10.27+               Consent Agreement dated July 13, 1998 among Metron
                          Technology B.V. and the Investors as defined therein

   10.28+               Incentive Compensation Plan for Edward D. Segal FY2000

   10.29+               Incentive Compensation Plan for Michael A. Grandinetti
                          FY2000

   10.30+               Incentive Compensation Plan for Peter V. Leigh FY2000

   10.31+               Incentive Compensation Plan for J. Christopher
                          Levett-Prinsep FY2000

   10.32+               Incentive Compensation Plan for Keith Reidy FY2000

   10.33+               Amended and Restated Buy and Sell Agreement among Metron
                          Technology B.V. and the Significant Shareholders as
                          defined therein, as of July 6, 1995

   10.34+               Form of Indemnification Agreement among Metron Technology
                          B.V. and the Investors as defined therein

   10.35                Employment Agreement dated September 1, 1999 among Metron
                          Technology B.V., Metron Technology Corporation and Edward
                          D. Segal

   10.36                Employment Agreement dated September 1, 1999 among Metron
                          Technology B.V., Metron Technology Corporation and Michael
                          A. Grandinetti

   10.37                Employment Agreement dated September 1, 1999 among Metron
                          Technology B.V., Metron Technology Corporation and Peter
                          V. Leigh

   10.38                Employment Agreement dated September 1, 1999 among Metron
                          Technology B.V., Metron Technology Corporation and Keith
                          Reidy

   21.1+                List of Subsidiaries of the Registrant

   23.1                 Consent of KPMG LLP, independent auditors

   23.2*                Consent of Nauta Dutilh (included in Exhibit 5.1)

   23.3                 Consent of Cooley Godward LLP

   24.1+                Power of Attorney

     EXHIBIT NO.        DESCRIPTION
---------------------   -----------
   27.1                 Financial Data Schedule

   99.1+                Consent of Sho Nakanuma


------------------------

*   To be filed by amendment.

+   Previously filed.